UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)

OF THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No.     )

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

Check the appropriate box

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

BLUCORA, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box)

☒	No fee required
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of the transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

3200 Olympus Boulevard, Suite 100,

Dallas, Texas 75019

March 11, 2021

Dear Fellow Stockholder:

You are cordially invited to attend our 2021 annual meeting of stockholders (including any adjournments, postponements or continuations thereof, the “Annual Meeting”) on April 21, 2021 at 3:00 p.m. Central Daylight Time, which will be held in a virtual meeting format only, via a live webcast. Included with this letter are the Notice of Annual Meeting of Stockholders, a proxy statement detailing the business to be conducted at the Annual Meeting and a BLUE proxy card.

The matters to be voted on at the Annual Meeting are: (i) the election of 10 directors; (ii) the ratification, on an advisory (non-binding) basis, of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2021; and (iii) the approval, on an advisory (non-binding) basis, of our named executive officer compensation. Our board of directors (our “Board”) recommends that you vote in accordance with our Board’s recommendation on each of these proposals using the enclosed BLUE proxy card. Your vote will be especially important this year because Ancora Catalyst Institutional, LP (“ACI” and, together with its affiliates and associates, “Ancora”) has notified us that ACI intends to nominate four candidates for election at the Annual Meeting.

OUR BOARD DOES NOT ENDORSE ANY OF ANCORA’S NOMINEES AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” OUR BOARD’S NOMINEES BY USING THE ENCLOSED BLUE PROXY CARD AND DISREGARD ANY MATERIALS, AND DO NOT SIGN, RETURN OR VOTE ON ANY WHITE PROXY CARD, SENT TO YOU BY OR ON BEHALF OF ANCORA. If you have already voted using a proxy card sent to you by Ancora, you can revoke it by: (i) executing and delivering the BLUE proxy card, (ii) voting via the Internet using the Internet address on the BLUE proxy card, (iii) voting by telephone using the toll-free number on the BLUE proxy card or (iv) voting at the Annual Meeting. Only your latest dated proxy will count, and any proxy may be revoked at any time prior to its exercise at the Annual Meeting as described in the accompanying proxy statement.

IT IS EXTREMELY IMPORTANT THAT YOUR SHARES BE REPRESENTED AND VOTED AT THE ANNUAL MEETING. Whether or not you plan to attend the Annual Meeting, we encourage you to vote as soon as possible so that your shares are represented. We urge you to vote TODAY by completing, signing and dating the enclosed BLUE proxy card and promptly mailing it in the postage pre-paid envelope provided or following the instructions on the enclosed BLUE proxy card to vote via the Internet or by telephone. Returning your BLUE proxy card will not prevent you from attending the Annual Meeting but will ensure that your vote is counted if you are unable to attend.

If you have any questions or require any assistance, please contact our proxy solicitor:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, New York 10005

Brokers and Banks Call Collect: (212) 269-5550

All Others Call Toll-Free: (866) 388-7535

Email: BCOR@dfking.com

Sincerely,

Georganne C. Proctor	Christopher W. Walters
Chair of the Board of Directors	President, Chief Executive Officer and Director

3200 Olympus Boulevard, Suite 100,

Dallas, Texas 75019

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held on April 21, 2021

TO THE STOCKHOLDERS:

Notice is hereby given that the 2021 annual meeting of stockholders (including any adjournments, postponements or continuations thereof, the “Annual Meeting”) of Blucora, Inc., a Delaware corporation (the “Company”), will be held on April 21, 2021 at 3:00 p.m. Central Daylight Time for the following purposes:

1.	To elect 10 directors to serve on our board of directors (our “Board”) until the 2022 annual meeting of stockholders, until their successors are duly elected and qualified or until their earlier death, resignation or removal;

2.	To ratify, on an advisory (non-binding) basis, the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2021; and

3.	To approve, on an advisory (non-binding) basis, our named executive officer compensation.

These items of business are more fully described in the proxy statement accompanying this Notice. We also will transact any other business that may properly come before the Annual Meeting, but we are not aware of any such additional matters.

Due to the continuing impact of the novel coronavirus (or COVID-19) pandemic and to support the health and well-being of our stockholders and employees, the Annual Meeting will be held in a virtual meeting format only. You will not be able to attend the Annual Meeting in person. You may register to attend the Annual Meeting by accessing www.cesonlineservices.com/bcor21_vm.

Our Board has fixed the close of business on February 24, 2021 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. Such stockholders are urged to submit an enclosed BLUE proxy card, even if their shares were sold after such date.

YOUR VOTE IS VERY IMPORTANT. It is important that your voice be heard and your shares be represented at the Annual Meeting whether or not you are able to attend. We urge you to vote TODAY by completing, signing and dating the enclosed BLUE proxy card and promptly mailing it in the postage pre-paid envelope provided or following the instructions on the enclosed BLUE proxy card to vote via the Internet or by telephone. Please submit a proxy as soon as possible, so that your shares can be voted at the Annual Meeting in accordance with your instructions. Please refer to “Questions and Answers Regarding Voting Procedures and Other Information” on page 10 of the accompanying proxy statement and the instructions on the BLUE proxy card. Additionally, we hope that you can attend the Annual Meeting. If you are the beneficial owner of your shares (that is, you hold your shares in “street name” through an intermediary such as a broker, bank or other nominee), you will receive instructions from your broker, bank or other nominee as to how to vote your shares or submit a proxy to have your shares voted. Because of the contested nature of the election, if you do not give instructions to your broker, your broker may not be able to vote your shares with respect to any of the proposals. We urge you to instruct your broker, bank or other nominee to vote your shares “FOR” each of the proposals listed on the enclosed BLUE proxy card.

IMPORTANT

Ancora Catalyst Institutional, LP (“ACI” and, together with its affiliates and associates, “Ancora”) has provided notice to the Company that ACI intends to nominate four director candidates for election at the Annual Meeting. The Company is not responsible for the accuracy of any information provided by or relating to Ancora contained in any proxy solicitation materials filed or disseminated by, or on behalf of, Ancora or any other statements that Ancora or any of its representatives may otherwise make.

OUR BOARD DOES NOT ENDORSE ANY OF ANCORA’S NOMINEES AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” OUR BOARD’S NOMINEES BY USING THE ENCLOSED BLUE PROXY CARD AND DISREGARD ANY MATERIALS, AND DO NOT SIGN, RETURN OR VOTE ON ANY WHITE PROXY CARD, SENT TO YOU BY OR ON BEHALF OF ANCORA. If you have already signed any white proxy card provided by or on behalf of Ancora, you have every legal right to change your vote by completing, signing and dating the enclosed BLUE proxy card and promptly mailing it in the postage pre-paid envelope provided or following the instructions on the enclosed BLUE proxy card to vote via the Internet or by telephone. Only your latest dated proxy will count.

OUR BOARD UNANIMOUSLY RECOMMENDS VOTING “FOR” THE ELECTION OF OUR BOARD’S NOMINEES UNDER PROPOSAL 1 AND “FOR” PROPOSALS 2 AND 3 USING THE ENCLOSED BLUE PROXY CARD.

If you have any questions or need any assistance in voting your shares, please contact our proxy solicitor:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, New York 10005

Brokers and Banks Call Collect: (212) 269-5550

All Others Call Toll-Free: (866) 388-7535

Email: BCOR@dfking.com

By Order of the Board of Directors,

Ann J. Bruder Chief Legal, Development and Administrative Officer and Secretary March 11, 2021

PROXY STATEMENT

for

2021 ANNUAL MEETING OF STOCKHOLDERS OF BLUCORA, INC.

April 21, 2021

This proxy statement (including all appendices attached hereto, this “Proxy Statement”) is furnished in connection with the solicitation of proxies by the Board of Directors (our “Board” or “Board of Directors”) of Blucora, Inc., a Delaware corporation (the “Company” or “Blucora”), for use at our 2021 annual meeting of stockholders (including any adjournments, postponements or continuations thereof, the “Annual Meeting”). Unless the context otherwise requires, references in this Proxy Statement to “Blucora,” the “Company,” “we,” “us,” “our” and similar terms refer to Blucora, Inc.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 21, 2021: THIS PROXY STATEMENT AND THE ACCOMPANYING FORM OF PROXY ARE FIRST BEING SENT OR GIVEN TO THE COMPANY’S SECURITY HOLDERS ON MARCH 11, 2021.

PROXY STATEMENT SUMMARY

This summary is included to provide an introduction and overview of the information contained in this Proxy Statement. This is a summary only and does not contain all of the information we have included in this Proxy Statement. You should refer to the full Proxy Statement for more information about us and the proposals you are being asked to consider. For more complete information regarding our 2020 performance, please review our Annual Report on Form 10-K for the year ended December 31, 2020 filed with the U.S. Securities and Exchange Commission (the “SEC”) on February 26, 2021.

Information About the Annual Meeting of Stockholders

Our Board is soliciting proxies for the Annual Meeting.

Time and Date	3:00 p.m. Central Daylight Time, on April 21, 2021

Access*	The Annual Meeting can be accessed virtually by registering to attend at www.cesonlineservices.com/bcor21_vm

Record Date	The close of business on February 24, 2021

Voting	Each share of Common Stock is entitled to one vote at the Annual Meeting (including one vote for each seat up for election at the Annual Meeting with respect to Proposal 1 – Election of Directors). Cumulative voting is not permitted in the election of directors.

Blucora, Inc. | 2021 Proxy Statement 1

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the Annual Meeting, we encourage you to vote as soon as possible so that your shares are represented. We urge you to vote TODAY by completing, signing and dating the enclosed BLUE proxy card and promptly mailing it in the postage pre-paid envelope provided or following the instructions on the enclosed BLUE proxy card to vote via the Internet or by telephone. Returning your BLUE proxy card will not prevent you from voting at the Annual Meeting but will ensure that your vote is counted if you are unable to attend.

* Due to the continuing impact of the novel coronavirus (or COVID-19) pandemic and to support the health and well-being of our stockholders and employees, the Annual Meeting will be held in a virtual meeting format only. You will not be able to attend the Annual Meeting in person. If you plan to participate in the virtual meeting, please see “Questions and Answers about Voting.” Stockholders will be able to attend, vote and submit questions (both before, and for a portion of, the meeting) from any location via the Internet.

Proposals and Board Recommendations for Voting

Proposals:	Unanimous Board Recommendation:	For more detail, see page:
Proposal 1 - Election of 10 directors	“FOR” EACH OF OUR BOARD’S NOMINEES	47
Proposal 2 - Ratification, on an advisory (non-binding) basis, of the appointment of Ernst & Young LLP (“EY”) as our independent registered public accounting firm for 2021	FOR	59
Proposal 3 - Approval, on an advisory (non-binding) basis, of our named executive officer (“NEO”) compensation	FOR	60

Proposal 1 - Election of Directors

Our Board is currently comprised of the following 10 directors: Steven Aldrich, Mark A. Ernst, E. Carol Hayles, John MacIlwaine, Tina Perry, Georganne C. Proctor, Karthik Rao, Jana R. Schreuder, Christopher W. Walters and Mary Zappone (collectively, our “Director Nominees”). You are being asked to elect these 10 Director Nominees to serve on our Board until our 2022 annual meeting of stockholders (our “2022 Annual Meeting”), until their successors are duly elected and qualified or until their earlier death, resignation or removal.

Information regarding our Director Nominees is set forth below. For additional information concerning this proposal and our Director Nominees, see “Proposal One—Election of Directors” on page 49, and for additional information regarding our directors, see “Information Regarding our Board of Directors” on page 28.

OUR BOARD UNANIMOUSLY RECOMMENDS VOTING “FOR” THE ELECTION OF EACH OF OUR BOARD’S NOMINEES ON THE ENCLOSED BLUE PROXY CARD.

Blucora, Inc. | 2021 Proxy Statement 2

				Board Committees
Name (1)	Age	Director Since	Employment Description	Audit	Compensation	Nominating and Governance
Georganne C. Proctor Chair of the Board	64	2017	Former CFO of TIAA-CREF			x
Steven Aldrich	51	2017	Former Chief Product Officer of GoDaddy Inc.			Chair
Mark A. Ernst	62	2020	Managing Partner at Bellevue Capital and Former EVP and COO of Fiserv, Inc.	x
E. Carol Hayles	60	2018	Former CFO of CIT Group Inc.	x	x
John MacIlwaine	51	2018	CEO of Bay1, Inc. and Former VP, General Manager at Braintree
Tina Perry	48	2021	President of Oprah Winfrey Network			x
Karthik Rao	47	2020	COO of Nielsen Global Media		x
Jana R. Schreuder	62	2020	Former EVP and COO of Northern Trust		Chair
Christopher W. Walters	46	2014	President and CEO of Blucora
Mary S. Zappone	56	2015	CEO of Brace Industrial Group	Chair		x
(1)	All directors are independent in accordance with Nasdaq listing rules except Christopher W. Walters, the President and CEO of the Company.

Proposal 2 - Auditor Ratification

We are asking you to ratify, on an advisory (non-binding) basis, the appointment of Ernst & Young LLP (“EY”) as our independent registered public accounting firm for 2021. Although a stockholder vote for this appointment is not required by law and is not binding on us, our Audit Committee will take your vote on this proposal into consideration when appointing or making changes to our independent registered public accounting firm in the future.

For additional information concerning this proposal, see “Proposal Two—Ratification, on an Advisory (Non-Binding) Basis, of the Appointment of our Independent Registered Public Accounting Firm” on page 62, and for information concerning the fees we paid to EY during 2020 and 2019, see “Fees Paid to Independent Registered Public Accounting Firm for 2020 and 2019” on page 66.

Proposal 3 - Advisory Vote on Executive Compensation

We are asking you to approve, on an advisory (non-binding) basis, our NEO compensation for 2020, as disclosed in “Compensation Discussion and Analysis” and the accompanying compensation tables and related narrative discussion beginning on page 71. We believe that our NEO compensation program described throughout our “Compensation Discussion and Analysis” reflects an overall pay-for-performance culture that aligns the interests of our executives with those of our stockholders. Our compensation programs are designed to provide a competitive level of compensation to attract, motivate and retain talented and experienced executives and to reward our NEOs for the achievement of short- and long-term strategic and operational goals and increased total stockholder return, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking. In addition, we have implemented a number of executive compensation best practices and policies over the last few years that we believe reflect sound governance and promote the long-term interests of our stockholders.

Blucora, Inc. | 2021 Proxy Statement 3

For additional information concerning this proposal, see “Proposal Three—Approval, on an Advisory (Non-Binding) Basis, of Our NEO Compensation” beginning on page 63. In addition, please see the information set forth in “Compensation Discussion and Analysis” and the accompanying compensation tables and related narrative discussion beginning on page 71, including the highlights of our 2020 executive compensation information included under “Executive Summary.”

Board and Corporate Governance Highlights

We are committed to sound corporate governance in order to promote the long-term interests of our stockholders, strengthen Board and management accountability and build public trust in our Company. Our governance framework is described throughout this Proxy Statement and includes the following highlights:

Board and Corporate Governance Highlights
●	9 of 10 Directors are Independent	●	All Board Committees Comprised Entirely of Independent Directors
●	Annual Director Elections	●	Risk Oversight by Full Board and Committees
●	60% Gender and/or Racial or Ethnic Diversity on Board	●	Three Female Directors in Board Leadership Positions
●	Majority Voting for Directors in Uncontested Elections with Resignation Policy	●	Disclosure of Board Skills Matrix
●	Regular Board and Committee Meetings, Including Regularly Scheduled Executive Sessions	●	Rigorous Stock Ownership Requirements for Directors and Executive Officers
●	Annual Board and Committee Self-Evaluations	●	Restrictive Insider Trading Policy
●	Separate Chair and Chief Executive Officer, with Independent Chair	●	Hedging and Pledging Prohibitions
●	Stockholders Can Call Special Meetings	●	Code of Ethics and Conduct Administered by Our Board

In addition, we believe that many of our compensation practices reflect sound corporate governance. See “Our Executive Compensation Practices” on page 73 for additional information.

Board Skills, Background and Core Competencies

Our Nominating and Governance Committee regularly evaluates the skills, qualifications and competencies identified as important for directors to provide effective oversight to our Company. See the section “Information Regarding Our Board of Directors—Board Skills, Background and Core Competencies” on page 29 for additional information.

Board Diversity and Inclusion

We are committed to fostering an environment of diversity and inclusion, including among our Board members. See the section “Information Regarding Our Board of Directors—Board Diversity and Inclusion” on page 31 for additional information.

Blucora, Inc. | 2021 Proxy Statement 4

Financial and Business Information

We are a leading provider of integrated tax-focused wealth management services and software, assisting consumers, small business owners, tax professionals, financial professionals and certified public accounting firms in achieving better long-term outcomes via holistic, tax-advantaged solutions. Our mission is to empower people to improve their financial wellness through data and technology-driven solutions. We conduct our operations through two primary businesses: (i) our Wealth Management business and (ii) our Tax Preparation business.

2020 Financial and Business Highlights
For the 2020 fiscal year we achieved growth in several key metrics we use to measure our financial performance and achieved several strategic milestones. In 2020, we:
●	Increased total revenue by 5% year-over-year, to $755 million, including the addition of HKFS on July 1;
●	Recorded 23rd consecutive year of segment revenue growth at TaxAct, excluding SimpleTax; (1)
●	Completed the acquisition of HKFS, now rebranded as Avantax Planning Partners, adding a historically fast growing, highly profitable registered investment advisor and its fee-based advisory assets to the Company’s Wealth Management business;
●	Increased advisory assets 29% year-over-year, including the addition of approximately $5.0 billion in Avantax Planning Partner assets;
●	Increased total client assets 17% to $83.0 billion, with $35.6 billion or 42.9% in advisory assets;
●	Completed a corporate reorganization, resulting in an almost entirely new executive leadership team, repositioning the Company to capitalize on the potential of our businesses; and
●	Further strengthened our Board with the appointments of Karthik Rao, Jana Schreuder and Mark Ernst

(1) Non-GAAP financial measure. See Appendix A—Non-GAAP Reconciliations for a description of this non-GAAP measure and a reconciliation of this measure to Tax Preparation segment revenue, the most directly comparable GAAP financial measure.

Stockholder Engagement

Our Board and management value the perspectives of investors, and the Company has a robust stockholder engagement program in place. During 2020, we engaged with many of our investors. These meetings focused on a number of topics, including the following: Board and executive team composition, corporate governance disclosures, our COVID-19 response, our diversity initiatives, environmental, social and governance (“ESG”) issues and related disclosures and executive compensation. The perspectives provided by our stockholders have informed several recent, key changes, including the addition of four new independent directors with specific skills highly relevant to our business and enhancements to our governance and social and environmental responsibility disclosures. For additional information concerning the Company’s stockholder engagement program, see “Stockholder Engagement” on page 5.

Blucora, Inc. | 2021 Proxy Statement 5

Commitment to Sustainability

At Blucora, we believe that we have a responsibility to the communities and the environment in which we operate and that the effective management of ESG issues will help drive the long-term growth of our business. To that end, Blucora is committed to developing environmentally and socially conscious solutions for our employees, communities, customers and investors.

In 2020, we assembled an ESG team, which, together with our senior leadership, is responsible for evolving our ESG strategy and monitoring our ESG initiatives. Our Board recognizes the importance of these responsibilities and oversees Blucora’s ESG initiatives. The ESG team is currently undertaking an initial materiality assessment and engaging with internal and external stakeholders on ESG topics to help further inform our future direction and priorities. Our areas of focus include human capital, social impact, environmental sustainability, corporate governance and COVID-19 response.

Human Capital. Blucora fosters an inclusive and diverse work environment and a culture of learning and innovation that aims to enable our employees to achieve and contribute. We invest approximately $100,000 per year in order to provide employees access to thousands of on-demand courses to enhance their skills. We also reimburse up to $5,000 per employee per calendar year for professional development activities. In addition to fostering employee skills growth, we modify our benefits plans on an ongoing basis to maintain competitive packages that reflect the needs of our workforce – including competitive medical, health and vision benefits, new parent paid leave, a 401(k)-match program, dependent care flexible spending account, survivor benefits, disability coverage, a $30 monthly fitness subsidy and an Employee Assistance Program. We are committed to pay equity and regularly review our compensation model to ensure fair and inclusive pay practices across our business.

To promote employee engagement and cross-functional diversity and inclusion initiatives, in 2020 we established a Diversity and Inclusion Council (“D&I Council”), which is responsible for proposing and monitoring diversity and inclusion initiatives. The D&I Council is sponsored by two members of our executive leadership team and the executive leadership team provides regular reports on diversity and inclusion initiatives to the Nominating and Governance Committee. In 2020, we convened diversity and inclusion townhalls and encouraged our employees to participate in our women’s networking group. We also continued our Women’s and Diversity Initiative for Avantax Wealth Management advisors to focus on recruiting and developing female and diverse talent.

Our commitment to diversity is further highlighted by the diversity of our employee base and our Board:

●

67% of our independent directors are either female and/or racially or ethnically diverse;

●

three female directors hold Board leadership positions;

●

63% of our executive leadership team members reporting to our Chief Executive Officer were either female or racially or ethnically diverse;

●

as of December 31, 2020, 42% of our employee base, including 34% of our senior leadership team, was female; and

●

as of December 31, 2020, 34% of our employee base was comprised of individuals with ethnically or racially diverse backgrounds.

To further reinforce our guiding principles and showcase the valued contributions of our employees, we have recently launched the Blucora Employee Spotlight Recognition Program (the “Recognition Program”). As part of the Recognition Program, we have introduced the Recognize App, an online social employee recognition platform, which allows peer-to-peer recognition, celebrates employee birthdays and service anniversaries and enables “Spotlight” award nominations for employees exemplifying our guiding principles. From the pool of employees nominated through the Recognize App, four employees are chosen by their peers each quarter to receive a “Spotlight” award. Following a vote by their peers at the end of each year, four of these quarterly award winners are selected to receive an annual “Spotlight” award, which includes special recognition by our executive team at an employee town hall meeting, a $5,000 cash award, and a trophy. Through these initiatives, we have delivered over 7,400 recognitions and awards to our employees from March 2020 to February 2021.

Blucora, Inc. | 2021 Proxy Statement 6

Social Impact. Blucora is focused on addressing issues that are important to our business and our communities. Through our Wealth Management and Tax Preparation businesses, we address a large and underserved market of consumers for whom taxes are a significant expense, but who have traditionally not had access to effective, long-term tax planning strategies and tools. We also strengthen our communities by supporting causes that help customers in need manage their financial lives and build our local neighborhoods. Specifically:

●

during 2020, we donated copies of our TaxAct software to lower income taxpayers through our participation in the Free File Alliance, which is a nonprofit coalition of industry-leading tax software companies partnered with the Internal Revenue Service to help millions of Americans prepare and e-file their federal tax returns for free;

●

we partnered with Feeding America, America’s largest domestic hunger-relief organization, to donate 10 meals on behalf of every filer who used any of our 2019 Online Editions to file a federal 1040 return between April 1, 2020 and April 30, 2020 to Feeding America’s COVID-19 Response Fund, resulting in the donation of 500,000 meals;

●

following the devastating derecho in Iowa on August 10, 2020, we donated $100,000 to the Greater Cedar Rapids Community Foundation’s Disaster Recovery Fund and provided volunteers to deliver generators, food, water and other needed supplies to the people of Cedar Rapids; and

●

we match employee donations to eligible charitable organizations or educational institutions up to $250 per employee per calendar year.

Environmental Sustainability. Blucora is committed to improving the environmental footprint of our operations. We are striving to minimize our environmental impact by reducing our waste sent to landfills, purchasing environmentally responsible products and reducing internal paper usage. From 2017 to 2020, we furnished our proxy statements to our stockholders electronically to reduce the environmental impact of our annual meeting. We have adopted eSignature capabilities to allow our clients and employees to electronically review and sign documents. Additionally, we completed all 3.2 million consumer and 2.1 million professionally prepared tax returns electronically in 2020 to help eliminate paper usage associated with tax returns. In addition, in 2020, we relocated our corporate headquarters to a new LEED certified building that includes:

●

high efficiency electrical equipment, including all LED lights;

●

occupancy sensors, which reduce electrical needs when areas are unoccupied;

●

recycle bins for office paper material and recycle dumpsters for recyclable office waste;

●

high efficiency water systems and hands-free faucets and toilets, which limit water usage;

●

water refill stations, which reduce plastic waste; and

●

HVAC system with MERV 13 air filters, which remove virus level particles.

Additionally, in conjunction with the relocation of our corporate headquarters, we launched a paperless workplace initiative, focused on eliminating a significant portion of our printer usage and paper waste.

Blucora, Inc. | 2021 Proxy Statement 7

Corporate Governance. At Blucora, we believe that delivering sustainable, long-term growth depends on strong governance at every level of our business. Our Board operates with transparency and integrity as it oversees corporate governance practices that align with the interests of our stockholders. Highlights of our Board’s corporate governance practices include:

●     9 of 10 directors are independent;

●     directors stand for election annually;

●     the chair of our Board is independent, and each Board committee is comprised entirely of independent directors;

●     our Board and Board committee meetings regularly include executive sessions;

●     our Board and Board committees conduct annual rigorous self-evaluations; and

●     our Board represents a balance of tenure among its members, as well as breadth of in-depth knowledge of our business and newer members who bring valuable additional attributes and skills.

 Our legal, compliance and enterprise risk management teams oversee compliance with applicable laws and regulations and coordinate with subject-matter experts throughout the business to identify, monitor and mitigate risk. These teams maintain testing programs, regularly report to executive leadership and our Board and communicate with regulators.

We maintain a Code of Ethics and Conduct (our “Code of Conduct”) that requires our directors, officers and employees to act in a manner that reflects the values of ethics, integrity, honesty and respect. The Code of Conduct requires compliance with applicable laws and regulations and our internal policies and sets forth our expectations on several topics, including discrimination and harassment, conflicts of interest, confidentiality, fair dealing and use of our assets.

The Nominating and Corporate Governance Committee oversees Blucora’s corporate governance practices.

COVID-19 Response. In 2020, Blucora moved swiftly to respond to the unprecedented challenges faced by our employees and our communities due to the COVID-19 pandemic. In early March 2020, we formed a COVID-19 response team, overseen by our Board, which was responsible for ensuring our ability to effectively conduct our business and maintaining employee health, safety and morale.

To ensure the health and wellbeing of our employees in the face of a global pandemic, we instituted the following protective measures in 2020:

●     instituted a sweeping work-from-home order in early March and provided our employees with the resources necessary to operate in a largely work-form-home environment;

●     established safety protocols and procedures for our essential employees who continued to work onsite;

●     provided a stipend to all employees to facilitate their purchase of necessary items to successfully work from home for an extended period;

●     authorized hazard pay for essential workers;

●     implemented a hoteling program to allow a number of employees to work in the office if desired while maintaining safety protocols, including segregating such employees from our essential workers;

●     increased available paid time off for employees whose families were impacted by COVID-19 illness or death;

●    enhanced our communication programs through daily, initially, and then regular email communications, employee townhalls and a dedicated COVID-19 intranet page to disseminate critical information and create open communication at all levels of our business; and

●     instituted programs to promote employee health and emotional wellness, including virtual coffee talks and networking events and group wellness challenges.

We had no employee layoffs in 2020 directly related to the COVID-19 pandemic. We believe that retaining our strong employee team and the continued transformation of our culture will accelerate our business transformation.

During 2020, we also committed to addressing the evolving needs of our clients and our customers. In our Wealth Management business, we designed safety protocols for client-facing financial professionals aimed at protecting the health of our employees, our financial professionals and our clients. In our Tax Preparation business, we increased our customer service resources for the extended duration of the 2020 tax season; we provided our customers with the information needed to collect and properly report stimulus payments; and we updated the TaxAct Free offering to allow taxpayers to report their unemployment compensation at no charge.

Blucora, Inc. | 2021 Proxy Statement 8

QUESTIONS AND ANSWERS REGARDING VOTING PROCEDURES

AND OTHER INFORMATION

Questions and Answers about the Proxy Materials

1.	Why am I receiving these proxy materials?

These proxy materials are being furnished to you in connection with the solicitation of proxies by our Board for the Annual Meeting to be held on April 21, 2021 at 3:00 p.m. Central Daylight Time. For more information on the participants in our Board’s solicitation, please see “Additional Information Regarding Participants in the Solicitation” beginning on page B-1 of this Proxy Statement.

2.	What should I do if I receive a proxy card or other proxy materials from Ancora?

Ancora Catalyst Institutional, LP (“ACI” and, together with its affiliates and associates, “Ancora”) has notified the Company that ACI intends to nominate four director candidates for election at the Annual Meeting. You may receive proxy solicitation materials from Ancora. The Company is not responsible for the accuracy of any information provided by or relating to Ancora or ACI’s nominees contained in proxy materials filed or disseminated by or on behalf of Ancora or any other statements that Ancora may make.

Our Board strongly urges you NOT to sign or return any white proxy card sent to you by Ancora. Voting to “WITHHOLD” with respect to any of ACI’s nominees on a white proxy card sent to you by Ancora is not the same as voting “FOR” our Board’s nominees because a vote to “WITHHOLD” with respect to any of ACI’s nominees on its white proxy card will revoke any BLUE proxy card you may have previously submitted. To support our Board’s nominees, you should vote “FOR” our Board’s nominees on the BLUE proxy card and disregard, and not return, any white proxy card sent to you by Ancora. If you have previously submitted a proxy card sent to you by Ancora, you can revoke it and vote “FOR” our Director Nominees recommended by our Board by signing, dating and returning the enclosed BLUE proxy card in the postage-paid envelope provided, or by following the instructions on the BLUE proxy card to vote via the Internet or by telephone. Only the latest validly executed proxy that you submit will be counted, and any proxy may be revoked at any time prior to its exercise at the Annual Meeting. If you attend and validly vote at the Annual Meeting, your proxy will not be used.

Our Board unanimously recommends using the enclosed BLUE proxy card to vote “FOR” each of our Board’s nominees. Our Board recommends that you DISREGARD any white proxy cards that you may receive.

Questions and Answers about Voting

3.	Who can vote at the Annual Meeting?

All stockholders who owned shares of our Common Stock as of the close of business on February 24,, 2021 (the “Record Date”) are entitled to receive notice of the Annual Meeting and to vote the shares they owned as of the close of business on the Record Date.

As of the close of business on the Record Date, 48,238,718 shares of our Common Stock were outstanding and entitled to vote, and we had 326 stockholders of record. The number of stockholders of record does not include beneficial owners of our Common Stock who hold their shares in “street name.”

4.	How many votes do I have?

Each stockholder is entitled to one vote for each share of Common Stock owned as of the close of business on the Record Date for each matter presented at the Annual Meeting (including one vote for each seat up for election at the Annual Meeting with respect to Proposal 1—Election of Directors). Cumulative voting is not permitted in the election of directors.

Blucora, Inc. | 2021 Proxy Statement 9

5.	How can I vote my shares?

Stockholders of Record. Stockholders of record as of the Record Date may vote their shares or submit a proxy to have their shares voted by one of the following methods:

●	By Internet – You may submit your proxy online via the Internet by following the instructions provided on the enclosed BLUE proxy card.

●	By Telephone – You may submit your proxy by touch-tone telephone by calling the toll-free number on the enclosed BLUE proxy card.

●	By Mail – You may submit your proxy by signing, dating and returning your BLUE proxy card in the postage-paid envelope provided.

●	At the Virtual Meeting – In order to attend the Annual Meeting, you must register in advance at www.cesonlineservices.com/bcor21_vm prior to the deadline of April 20, 2021 at 3:00 p.m. Central Daylight Time. Stockholders who attend the Annual Meeting should follow the instructions on the meeting webcast to vote during the meeting. You are encouraged to sign, date and return the BLUE proxy card in the postage-paid envelope provided, or vote via the Internet or by telephone, regardless of whether you plan to attend the Annual Meeting.

The Company is incorporated under Delaware law, which specifically permits electronically transmitted proxies, provided that each such proxy contains or is submitted with information from which the inspector of election can determine that such proxy was authorized by the stockholder. The electronic voting procedures provided for the Annual Meeting are designed to authenticate each stockholder by the use of a control number to allow stockholders to vote their shares and to confirm that their instructions have been properly recorded.

If you have any questions or need assistance voting, please contact D.F. King & Co., Inc. (“D.F. King”), our proxy solicitor assisting us in connection with the Annual Meeting. Stockholders may call toll free at (866) 388-7535 or email at BCOR@dfking.com. Brokers and banks may call collect at (212) 269-5550.

Beneficial Owners. If you were the beneficial owner of shares (that is, you held your shares in “street name” through an intermediary such as a broker, bank or other nominee) as of the Record Date, you will receive instructions from your broker, bank or other nominee as to how to vote your shares or submit a proxy to have your shares voted. In most cases, you will be able to do this by mail, via the Internet or by telephone. Alternatively, you may obtain a “legal proxy” from your broker, bank or other nominee and register in advance to attend the Annual Meeting at www.cesonlineservices.com/bcor21_vm prior to the deadline of April 20, 2021 at 3:00 p.m. Central Daylight Time by following the instructions described below.

As discussed below, your broker, bank or other nominee may not be able to vote your shares on any matters at the Annual Meeting unless you provide instructions on how to vote your shares. You should instruct your broker, bank or other nominee how to vote your shares by following the directions provided by your broker, bank or other nominee.

6.	What is the difference between holding shares as a “stockholder of record” and as a “beneficial owner?”

If your shares are registered directly in your name with our transfer agent, Computershare Shareowner Services LLC (which may be referred to as “Computershare” in the materials you receive), you are considered the “stockholder of record” with respect to those shares, and we have sent this Proxy Statement directly to you.

If you hold your shares in an account with a broker, bank or other nominee, rather than of record directly in your own name, then the broker, bank or other nominee is considered the record holder of that stock. You are considered the beneficial owner of that stock, and your stock is held in “street name.” This Proxy Statement has been forwarded to you by your broker, bank or other nominee. As the beneficial owner, you have the right to direct your broker, bank or other nominee regarding how to vote your shares, and you are also invited to attend the Annual Meeting.

Your broker, bank or other nominee has enclosed a voting instruction form for you to use in directing your broker, bank or other nominee as to how to vote your shares. You must follow these instructions in order for your shares to be voted. Your broker is required to vote those shares in accordance with your instructions. Because of the contested nature of the election, if you do not give instructions to your broker, your broker may not be able to vote your shares with respect to any of the proposals. We urge you to instruct your broker, bank or other nominee, by following the instructions on the enclosed BLUE voting instruction form, to vote your shares in line with our Board’s recommendations on the BLUE voting instruction form.

Blucora, Inc. | 2021 Proxy Statement 10

7.	What is a proxy?

A proxy is your legal designation of another person to vote the stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card. Our Board has designated Marc Mehlman and Ann J. Bruder as the Company’s proxies for the Annual Meeting.

8.	How can I revoke my proxy or change my vote?

You can revoke your proxy or change your vote at any time prior to the Annual Meeting. Only your latest dated proxy will count.

If you are a stockholder of record who has properly executed and delivered a proxy, you may revoke your proxy at any time prior to the Annual Meeting by any of the following means:

●	dating, signing and submitting a new proxy card bearing a later date;

●	voting at a later time via the Internet or by telephone as instructed above (only your latest Internet or telephone proxy will be counted);

●	delivering a written notice to our Corporate Secretary prior to the Annual Meeting by any means, including facsimile, stating that your proxy is revoked; or

●	attending the virtual Annual Meeting and voting during the meeting (as described below).

Your attendance at the Annual Meeting will not revoke your proxy unless you specifically request it or you vote at the Annual Meeting. If your shares are held in “street name,” your broker, bank or other nominee should provide instructions explaining how you may change or revoke your voting instructions. In general, “street name” holders may change their vote at any time prior to 5:00 p.m. Eastern Daylight Time on the day before the Annual Meeting date. In the absence of a revocation, shares represented by proxies will be voted at the Annual Meeting.

If you have previously submitted a white proxy card sent to you by Ancora, you may change your vote by completing and returning the enclosed BLUE proxy card in the postage-paid envelope provided, or by voting via the Internet or by telephone by following the instructions on the BLUE proxy card. Please note that submitting a white proxy card sent to you by Ancora will revoke votes you have previously made via the Company’s BLUE proxy card. Voting to “WITHHOLD” with respect to any of ACI’s nominees on a white proxy card sent to you by Ancora is not the same as voting “FOR” our Board’s nominees because a vote to “WITHHOLD” with respect to any of ACI’s nominees on its white proxy card will revoke any BLUE proxy you may have previously submitted.

Whether or not you plan to attend the Annual Meeting, we urge you to sign, date and return the enclosed BLUE proxy card in the postage-paid envelope provided, or vote via the Internet or by telephone as instructed on the BLUE proxy card.

Blucora, Inc. | 2021 Proxy Statement 11

9.	How will shares be voted by the BLUE proxy card?

The shares represented by any proxy card that is properly executed and received by the Company prior to or at the Annual Meeting will be voted in accordance with the specifications made on the card. Where a choice has been specified on the BLUE proxy card with respect to the proposals, the shares represented by the BLUE proxy card will be voted in accordance with the specifications.

If you return a validly executed and dated BLUE proxy card without indicating how your shares should be voted on a matter and you do not revoke your proxy, your proxy will be voted: “FOR” the election of all 10 Director Nominees recommended by our Board as set forth on the BLUE proxy card (Proposal 1); “FOR” the ratification, on an advisory (non-binding) basis, of the appointment of our independent registered public accounting firm (Proposal 2); and “FOR” the approval, on an advisory (non-binding) basis, of our NEO compensation (Proposal 3).

Our Board is not aware of any matters that are expected to come before the Annual Meeting other than those described in this Proxy Statement. If any other matter is presented at the Annual Meeting upon which a vote may be properly taken, shares represented by all BLUE proxy cards received by the Company will be voted with respect thereto at the discretion of the persons named as proxies on the enclosed BLUE proxy card.

10.	What if I receive more than one BLUE proxy card or set of proxy materials from the Company?

If your shares are held in more than one account, you will receive more than one BLUE proxy card, and in that case, you can and are urged to vote all of your shares by signing, dating and returning all BLUE proxy cards you receive from the Company in the postage-paid envelope provided. If you choose to vote by phone or via the Internet, please vote using each BLUE proxy card you receive to ensure that all of your shares are voted. Only your latest dated proxy for each account will count. Please sign each proxy card exactly as your name or names appear on the proxy card. For joint accounts, each owner should sign the proxy card. When signing as an executor, administrator, attorney, trustee, guardian or other representative, please print your full name and title on the proxy card.

If ACI proceeds with its previously announced nominations, the Company will likely conduct multiple mailings prior to the Annual Meeting to ensure stockholders have the Company’s latest proxy information and materials to vote. The Company will send you a new BLUE proxy card with each mailing, regardless of whether you have previously voted. We encourage you to vote every BLUE proxy card you receive. The latest dated proxy you submit will be counted, and, if you wish to vote as recommended by our Board, then you should only submit a BLUE proxy card.

If you have any questions or need assistance voting, please contact D.F. King. Stockholders may call toll free at (866) 388-7535 or email at BCOR@dfking.com. Brokers and banks may call collect at (212) 269-5550.

11.	Will my shares be voted if I do nothing, or if I do not vote for some of the proposals listed on my proxy card?

If your shares are registered in your name, you must sign and return a proxy card in order for your shares to be voted, unless you vote via the Internet or by telephone, or attend and vote at the Annual Meeting. If you provide specific voting instructions, your shares will be voted as you have instructed. If you execute the BLUE proxy card and do not provide voting instructions on any matter, your shares will be voted in accordance with our Board’s recommendations on that matter. We urge you to sign, date and return the enclosed BLUE proxy card in the postage-paid envelope provided, or vote via the Internet or by telephone as instructed on the BLUE proxy card, whether or not you plan to attend the Annual Meeting.

If your shares are held in “street name” (that is, held for your account by a broker, bank or other nominee), you will receive voting instructions from your broker, bank or other nominee. You must follow these instructions in order for your shares to be voted. Your broker is required to vote those shares in accordance with your instructions. If you do not instruct your broker, bank or other nominee how to vote your shares, then, your broker, bank or other nominee will not be able to vote your shares with respect to Proposal 1 or Proposal 3 or, to the extent that Ancora provides you with a proxy card or voting instruction form, any of the other proposals. If Ancora does not provide you with a proxy card or voting instruction form, your broker, bank or other nominee will be able to vote your shares with respect to Proposal 2. We urge you to instruct your broker, bank or other nominee, by following the instructions on the enclosed BLUE voting instruction form, to vote your shares in line with our Board’s recommendations on the BLUE voting instruction form, whether or not you plan to attend the Annual Meeting.

Blucora, Inc. | 2021 Proxy Statement 12

12.	What constitutes a quorum?

A quorum must be present in order for business to be conducted at the Annual Meeting. For purposes of the Annual Meeting, a majority of our outstanding shares of Common Stock entitled to vote, present by means of remote communication or represented by proxy at the Annual Meeting, shall constitute a quorum. In the absence of a quorum, the chair of the meeting may adjourn the Annual Meeting without further notice. Abstentions, withhold votes and broker non-votes (if any) will be counted for purposes of determining whether a quorum is present at the Annual Meeting.

13.	Is my vote confidential?

Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed within Blucora, to Ancora or to other third parties, except: (i) as necessary to meet applicable legal requirements, (ii) to allow for the tabulation and certification of votes and (iii) to facilitate a proxy solicitation.

Questions and Answers about the Items to Be Voted on at the Annual Meeting

14.	What proposals will be voted on at the Annual Meeting?

		Our Board’s Recommendation	More Information (Page No.)
Proposal 1	Election of 10 directors	FOR ALL NOMINEES RECOMMENDED BY OUR BOARD	47
Proposal 2	Ratification, on an advisory (non-binding) basis, of the appointment of EY as our independent registered public accounting firm for 2021	FOR	59
Proposal 3	Approval, on an advisory (non-binding) basis, of our NEO compensation	FOR	60

OUR BOARD UNANIMOUSLY RECOMMENDS VOTING “FOR” THE ELECTION OF EACH OF OUR BOARD’S NOMINEES UNDER PROPOSAL 1 AND “FOR” PROPOSALS 2 AND 3 USING THE ENCLOSED BLUE PROXY CARD.

Blucora, Inc. | 2021 Proxy Statement 13

15.	What vote is required to approve each of the proposals to be voted on at the Annual Meeting, and what is the effect of abstentions, withhold votes and broker non-votes on each of the proposals?

	Vote Required for Approval	Effect of Abstentions, Withhold Votes and Broker Non-Votes
Proposal 1: Election of 10 directors	Directors will be elected by a plurality of votes cast, meaning that the 10 nominees receiving the most votes “FOR” their election will be elected to our Board.	Abstentions and withhold votes have no effect on the outcome of the election of directors. Broker discretionary voting is not permitted, and broker non-votes have no effect on the outcome of this proposal.
Proposal 2: Ratification, on an advisory (non-binding) basis, of the appointment of EY as our independent registered public accounting firm for 2021	The affirmative vote of a majority of shares of our Common Stock present by means of remote communication or represented by proxy at the Annual Meeting and entitled to vote is required to approve the proposal.	An abstention has the same effect as a vote against the proposal. Broker discretionary voting is not permitted if Ancora delivers its proxy materials to your broker, bank or other nominee on your behalf. If Ancora does not provide you with a proxy card or voting instruction form, your broker, bank or other nominee will be able to vote your shares with respect to this proposal, and broker non-votes will not be applicable. Broker non-votes will have no effect on the outcome of this proposal.
Proposal 3: Approval, on an advisory (non-binding) basis, of our NEO compensation	The affirmative vote of a majority of shares of our Common Stock present by means of remote communication or represented by proxy at the Annual Meeting and entitled to vote is required to approve the proposal.	An abstention has the same effect as a vote against the proposal. Broker discretionary voting is not permitted, and broker non-votes have no effect on the outcome of this proposal.

16.	What is a broker non-vote, and will there be any broker non-votes at the Annual Meeting?

Broker non-votes occur when brokers do not have discretionary voting authority to vote certain shares held in “street name” on particular non-routine proposals and the beneficial owner of those shares has not instructed the broker to vote on those proposals. Typically, the ratification of the appointment of registered public accounting firm is considered a routine proposal, and brokers have discretion to vote on such matter even if no instructions are received from the “street name” holder. However, because Ancora has initiated a proxy contest, to the extent that Ancora provides a proxy card or voting instruction form to stockholders who hold their shares in “street name,” brokers will not have discretionary voting authority to vote on any of the proposals presented at the Annual Meeting. Broker non-votes are not counted in the tabulations of the votes cast or present at the Annual Meeting and entitled to vote on any of the proposals to be voted on at the Annual Meeting, and therefore will have no effect on the outcome of the proposals.

Blucora, Inc. | 2021 Proxy Statement 14

Questions and Answers about Attending the Annual Meeting

17.	How do I attend the Annual Meeting?

Due to the continuing impact of the novel coronavirus (or COVID-19) pandemic and to support the health and well-being of our stockholders and employees, the Annual Meeting will be held in a virtual meeting format only. You will not be able to attend the Annual Meeting in person. As described above, you are entitled to participate in the Annual Meeting if you were a stockholder of record as of the close of business on the Record Date or hold a legal proxy for the meeting provided by your broker, bank or other nominee.

In order to attend, you must register in advance at www.cesonlineservices.com/bcor21_vm prior to the deadline of April 20, 2021 at 3:00 p.m. Central Daylight Time.

Registering to Attend the Annual Meeting—Stockholders of Record. If you were a stockholder of record as of the close of business on the Record Date, you may register to attend the Annual Meeting by accessing www.cesonlineservices.com/bcor21_vmand entering the 11-digit control number provided on your BLUE proxy card. On the following screen, you should click on the link titled “Click here to pre-register for the online meeting” at the top of the page.

If you do not have your BLUE proxy card, you may still register to attend the Annual Meeting by accessing www.cesonlineservices.com/bcor21_vm, but you will need to provide proof of ownership of shares of Common Stock as of the Record Date during the registration process. Such proof of ownership may include a copy of your proxy card received either from the Company or Ancora or a statement showing your ownership as of the Record Date.

Registering to Attend the Annual Meeting—Beneficial Owners. If you were the beneficial owner of shares (that is, you held your shares in “street name” through an intermediary such as a broker, bank or other nominee) as of the Record Date, you may register to attend the Annual Meeting by accessing www.cesonlineservices.com/bcor21_vm and providing evidence during the registration process that you beneficially owned shares of Common Stock as of the Record Date, which may consist of a copy of the voting instruction form provided by your broker, bank or other nominee, an account statement or a letter or legal proxy from such broker, bank or other nominee.

After registering, our tabulator, Corporate Election Services (“CES”), will send you a confirmation email prior to the Annual Meeting with a link and instructions for entering the virtual Annual Meeting.

Although the meeting webcast will begin at 3:00 p.m. Central Daylight Time on April 21, 2021, we encourage you to access the meeting site prior to the start time to allow ample time to log into the meeting webcast and test your computer system. Accordingly, the Annual Meeting site will first be accessible to registered stockholders beginning at 2:30 p.m. Central Daylight Time on the day of the meeting. All stockholders who register to attend the Annual Meeting will receive an email prior to the Annual Meeting containing the contact details of technical support in the event they encounter difficulties accessing the virtual meeting or during the meeting. Stockholders are encouraged to contact technical support if they encounter any technical difficulties with the meeting webcast. In the event of any technical disruptions that prevent the chair from hosting the Annual Meeting within 30 minutes of the date and time set forth above, the meeting may be adjourned or postponed.

Whether or not you plan to attend the Annual Meeting, we urge you to sign, date and return the enclosed BLUE proxy card in the postage-paid envelope provided, or vote via the Internet or by telephone as instructed on the BLUE proxy card. Additional information and our proxy materials can also be found at https://voteblucora.com. If you have any difficulty following the registration process, please email BCOR@dfking.com.

18.	Can I ask questions at the Annual Meeting?

Stockholders as of the close of business on the Record Date who register, attend and participate in the Annual Meeting will have an opportunity to submit questions live via the Internet during a designated portion of the meeting. These stockholders may also submit a question in advance of the Annual Meeting by registering at www.cesonlineservices.com/bcor21_vm and following the instructions provided via email upon completing their registration. In both cases, stockholders must have available their control number provided on their proxy card or voting authorization form.

Blucora, Inc. | 2021 Proxy Statement 15

Questions and Answers about Miscellaneous Matters

19.	Who will count the votes and serve as inspector of election?

We have retained CES to assist as master tabulator and First Coast Results, Inc. (“First Coast”) to serve as inspector of election. In such capacity, CES and First Coast will count and certify votes at the Annual Meeting.

20.	How do I find out the results of the vote?

We expect to report preliminary results on a Form 8-K within four business days of the Annual Meeting. We will report final results as certified by the independent inspector of elections as soon as practicable on a Form 8-K. You can access both Form 8-Ks and our other reports we file with the SEC on our website at www.blucora.com or on the SEC’s website at www.sec.gov. The information provided on these websites is for informational purposes only and is not incorporated by reference into this Proxy Statement.

21.	Is a list of registered stockholders available?

The Company’s list of stockholders as of the close of business on the Record Date will be available for inspection by the Company’s stockholders for at least ten days prior to the Annual Meeting for any purpose germane to the Annual Meeting. If you want to inspect the stockholder list, please call the office of the Corporate Secretary at (972) 870-6400 to schedule an appointment during ordinary business hours. The stockholder list will also be open to the examination of any stockholder during the Annual Meeting at www.cesonlineservices.com/bcor21_vm, accessible using the Stockholder List link located under the Meeting Links section of the virtual meeting website.

22.	Do I have any dissenters’ or appraisal rights with respect to any of the matters to be voted on at the Annual Meeting?

No. Delaware law does not provide stockholders any dissenters’ or appraisal rights with respect to the matters to be voted on at the Annual Meeting.

23.	What is “householding” and how does it affect me?

The Company has adopted a procedure approved by the SEC called “householding.” Under this procedure, stockholders of record who have the same address and last name, and who do not participate in electronic delivery of proxy materials, will receive only one set of the proxy materials, unless one or more of these stockholders notifies the Company that they wish to receive individual copies. We believe this will provide greater convenience for stockholders, as well as cost savings for the Company by reducing the number of duplicate documents that are mailed. We also believe householding reduces the environmental impact of the Annual Meeting by reducing the number of duplicate documents that are printed. Stockholders who participate in householding will continue to receive separate proxy cards. Householding will not in any way affect your rights as a stockholder.

If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of our proxy materials, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please contact the Company if you hold your stock directly by mail at Blucora, Inc., c/o Corporate Secretary, 3200 Olympus Boulevard, Suite 100, Dallas, Texas 75019, by phone at (972) 870-6400 or by email at IR@Blucora.com. Alternatively, if you hold your stock in a brokerage account, please contact your broker. If you participate in householding and wish to receive a separate copy of our proxy materials, or if you do not wish to participate in householding and prefer to receive separate copies of these documents in the future, please contact the Company or your broker.

We hereby undertake to deliver promptly, upon written or oral request, a copy of the proxy materials to a stockholder at a shared address to which a single copy of the proxy materials was delivered. Street name holders can request information about householding from their brokers, banks or other stockholders of record.

Blucora, Inc. | 2021 Proxy Statement 16

24.	Whom do I contact if I have questions about the Annual Meeting?

If you have any questions or require any assistance with voting your shares, please contact our proxy solicitor:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, New York 10005

Brokers and Banks Call Collect: (212) 269-5550

All Others Call Toll-Free: (866) 388-7535

Email: BCOR@dfking.com

Blucora, Inc. | 2021 Proxy Statement 17

BACKGROUND TO THE SOLICITATION

On January 7, 2020, the Company announced it had entered into an agreement to acquire HKFS, a CPA-focused, (captive) registered investment advisor (“RIA”), and that the Company’s Chief Financial Officer had resigned from the Company effective January 31, 2020.

On January 16, 2020, the Company announced the departure of its President and Chief Executive Officer, and on January 30, 2020, the Company announced the appointment of Chris Walters as the Company’s President and Chief Executive Officer.

The next month, following an extensive search and vetting process that had been underway prior to the executive departures, the Board appointed two new independent directors, Mark A. Ernst and Jana R. Schreuder, as part of its ongoing board refreshment program and commitment to strong governance.

In March 2020, the Board considered the Company’s strategy and, in particular, which businesses were critical to the Company’s portfolio. Following this review, and in light of the downturn in the market due to the onset of the COVID-19 crisis, the Board determined to proceed with the HKFS acquisition but only if the Company could obtain meaningfully improved terms.

By April 2020, under its new leadership, the Company announced it had negotiated a significantly reduced purchase price for HKFS. That same month, Marc Mehlman was appointed Chief Financial Officer, and the Company announced a series of additional organizational and operational changes aimed at maximizing efficiencies in each of the businesses, while driving further revenue growth and better positioning Blucora to operate more effectively through the COVID-19 crisis. While addressing these unprecedented challenges, including a delayed and extended tax season, the new management team also focused on repositioning both the Company’s Tax Preparation and Wealth Management business segments for greater sustainable growth, which included moving forward with enhanced plans to realize the significant synergy potential between the two business units.

On May 21, 2020, the Company held its annual meeting of stockholders. Each of the Company’s nominees was overwhelmingly reelected, and the Company’s say-on-pay proposal was approved by 93.6% of the votes cast at the meeting.

In May and June 2020, at the direction of the Board, the Company undertook an in-depth review of the Company’s strategy, financing options and configuration, with the assistance of two separate independent financial advisors. During this time, members of the Company’s senior management team met separately with representatives of each of these financial advisors on multiple occasions to discuss the Company’s businesses and financial projections and provide other information regarding the Company’s financial model and plan to enable each of the financial advisors to render independent advice to the Board with respect to the Company’s strategy, growth options and configuration. Following this review, and having considered various alternatives, the Board determined that it was in the best interests of the Company and its stockholders to proceed towards closing the HKFS transaction and to finance the acquisition with traditional bank financing.

In July 2020, the Board, with the advice of counsel, adopted the Company’s Amended and Restated Bylaws (our “Bylaws”), which had not been amended since 2017. The changes to our Bylaws added procedural mechanics for stockholders to call special meetings, enhanced procedural mechanics in connection with stockholder nominations, clarified the powers of the Chair of the Board, permitted special Board meetings to be held with less than 24 hours’ notice, clarified that only non-employee directors are eligible to receive compensation and made additional updates and clarifications aimed at ensuring good governance and order.

In August 2020, following an additional extensive search and vetting process, an additional new independent director, Karthik Rao, was appointed to the Board to address an identified need for expertise in data and analytics that inform marketing decisions and to further diversify the Board.

Due to the COVID-19 pandemic, the Board determined to split its annual strategic review session into sessions—one in September and one in November—in lieu of its annual week-long off-site strategic review session. In September 2020, the Board reviewed with management the strategy with respect to each of the Company’s businesses and the Company’s configuration and alternatives, with the assistance of one of the Company’s independent financial advisors. The Board provided the management team with direction with respect to the Company’s strategy and asked for further analyses to be provided at its November 2020 meeting.

Also in September 2020, the Board began its search for a tenth director and outlined a process for identifying and vetting candidates and retained an independent search consultant in connection therewith. The search ultimately led to the appointment of Tina Perry to the Board on February 27, 2021.

In October 2020, the Board’s Nominating and Corporate Governance Committee (the “Nom/Gov Committee”) began interviewing candidates for a tenth director.

Blucora, Inc. | 2021 Proxy Statement 18

In November 2020, the Board continued the strategic review session that had commenced in September 2020. Over the course of three days, the Board conducted a comprehensive review of the Company’s businesses, configuration and alternatives, with the assistance of one of the Company’s independent financial advisors. The Board asked for further input and advice to be provided at future meetings.

Based on information provided to us by Ancora, on or about November 16, 2020, affiliates of Ancora began purchasing shares of Common Stock and became Company stockholders.

On December 10, 2020, Connor Sweeny, Ancora’s Assistant Vice President and Alternatives Analyst, contacted the Company’s investor relations office to request a telephone call with management.

On December 14, 2020, Mr. Mehlman and Ann Bruder, the Company’s Chief Legal, Development and Administrative Officer and Secretary, with a representative from the Company’s investor relations office present, had a telephone call with Mr. Sweeney and James Chadwick, Ancora’s Managing Director and Portfolio Manager, Alternative Investments, during which Mr. Mehlman and Ms. Bruder answered questions posed by the Ancora representatives and discussed the Company’s business and strategy. During this call, Mr. Sweeney and Mr. Chadwick focused on potentially separating the Company’s tax, RIA and broker-dealer businesses and stated that Ancora was looking to accumulate a “substantial position” in the Common Stock. Ms. Bruder noted that the provisions in Article 4 of our Charter (the “Tax Asset Preservation Provision”), prohibit any transfer resulting in any person’s becoming a “Five Percent Shareholder” (as defined in Treasury Regulation Section 1.382-2T(g)(1) with certain exceptions). The Tax Asset Preservation Provision is intended to ensure that the Company preserves full and unlimited use of its net operating loss tax assets, which are a substantial and valuable asset of the Company.

On December 16, 2020, in response to a request from Mr. Sweeney, Ms. Bruder, with Messrs. Mehlman and a representative from the Company’s investor relations office present, had a follow-up conversation with Messrs. Sweeney and Chadwick regarding the Tax Asset Preservation Provision.

On December 29, 2020, Mr. Sweeney sent an email to the Company’s investor relations office requesting a telephone call between Mr. Walters and representatives of Ancora. Later that day, the Company’s investor relations office responded to Mr. Sweeney stating that the Company could not have a call at the time because the Company was in its quiet period and requesting a list of questions so that the Company could direct the Ancora representatives to what had been publicly disclosed on those points.

Late in the afternoon on December 31, 2020, Fredrick D. DiSanto, Chairman and Chief Executive Officer of Ancora, sent an email to Messrs. Walters, Mehlman and a representative from the Company’s investor relations office stating that Ancora had been accumulating “a fairly significant position” in the Company, describing Ancora as a “fairly hands on investor, often times taking seats on the board of our portfolio companies,” and stating that the Ancora representatives would “strongly prefer to speak to Chris Walters before potentially nominating directors” for election to the Board at the Annual Meeting. Mr. DiSanto noted that Ancora managed a “fairly significant” RIA in Cleveland, Ohio and had “a lot of experience both managing these types of operations but also acquiring (and even selling) them.”

On January 1, 2021, a representative from the Company’s investor relations office responded to Mr. DiSanto’s request, offering a telephonic meeting on January 7, 2021 but cautioning that the Company was in its quiet period and noting that, for that reason, the Company would be limited in terms of what could be discussed.

On January 5, 2021, Mr. Walters issued his first annual letter to stockholders in which he emphasized the significant progress made in 2020 toward repositioning the Company for future success and described the Company’s strategic priorities. Mr. Walters noted that 2021 would be the first full year that the Company’s new leadership team would together execute on the Company’s long-term growth strategy. Mr. Walters also reiterated that the acquisition of HKFS (which is now known as Avantax Planning Partners) would enable the Company to pursue a substantially increased addressable market and further unlock synergies between its business lines.

On January 7, 2021, Mr. Walters, Mr. Mehlman, Ms. Bruder and a representative from the Company’s investor relations office had a telephone call with Messrs. DiSanto, Chadwick and Sweeney. During the call, the Ancora representatives complimented the Company’s “RIA business” and stated that the Company should sell the Tax Preparation business and use the proceeds to invest in the Company’s “RIA business.”

On January 12, 2021, Mr. Sweeney corresponded with a representative from the Company’s investor relations office asking if there were any agreements in place with certain specified stockholders that Ancora believed beneficially owned more than 5% of the outstanding shares of Common Stock, permitting such stockholders to exceed the 5% ownership threshold specified in the Tax Asset Preservation Provision.

Blucora, Inc. | 2021 Proxy Statement 19

On January 14, 2021, the Company’s investor relations office sent a response email to Mr. Sweeney stating that the Company does not, as a matter of policy, comment on communications with specific stockholders but that, to the best of the Company’s knowledge, all of the Company’s stockholders were in compliance with the Tax Asset Preservation Provision.

On January 15, 2021, the Internal Revenue Service announced the postponement of the beginning of the upcoming tax season, indicating that it would begin to process 2020 tax returns on February 12, 2021.

On Sunday, January 17, 2021, Ms. Bruder received a letter (the “January 17 Letter”) from Ancora’s legal counsel requesting, on behalf of Ancora, by no later than January 22, 2021, (i) a copy of the director and officer questionnaire, and the representation and agreement, referenced in our Bylaws and (ii) copies of all Company policies and guidelines applicable to directors (collectively, the “Policies”). In addition, Ancora’s legal counsel stated that any director nominee proposed by Ancora would only consent to being named in Ancora’s proxy statement and form of proxy, not the Company’s proxy statement and form of proxy (as required by our Bylaws). Ancora’s legal counsel then requested that the Company agree to exempt Ancora from complying with the Bylaw requirement that each proposed director nominee execute a written consent to being named as a nominee in the Company’s proxy statement and form of proxy (the “Nominee Consent Requirement”).

On January 21, 2021, the window for the submission of stockholder notices of intention to nominate directors for election to the Board opened under our Bylaws.

Also on January 21, 2021, Mr. Sweeney contacted the Company’s investor relations office, requesting another telephone call between Mr. Walters and representatives of Ancora. The following day, the Company’s investor relations office responded that the Company would set up a call, requested an agenda, and reminded Mr. Sweeney that the Company was in its quiet period.

On January 22, 2021, Sidley Austin LLP, outside legal counsel to the Company (“Sidley”), sent a letter to Ancora’s legal counsel confirming, on behalf of the Company, that a copy of the director and officer questionnaire and representation and agreement would be provided to Ancora within the timeframe provided under our Bylaws. Sidley further noted that our Bylaws provide that the Company will deliver, upon the request of a Proposed Nominee (as defined in our Bylaws), all Policies that are not publicly disclosed and that the Company would provide such Policies upon the request of any such Proposed Nominee. Sidley also indicated that the Company declined to exempt Ancora from the Nominee Consent Requirement at that time and that the Company reserved its right to enforce all advance notice requirements under our Bylaws.

On January 25, 2021, Ancora’s legal counsel sent a letter to Sidley demanding, on behalf of Ancora, that if the Company did not exempt Ancora from the Nominee Consent Requirement, then the Company agree to “the use of a universal proxy card in connection with the Annual Meeting no later than January 29, 2021.” Ancora’s legal counsel further demanded that if the Company would not agree to the use of a universal proxy card, the Company “immediately confirm” that it would not use the consent provided by any of Ancora’s proposed director nominees in accordance with our Bylaws and would not include any such proposed director nominee on the Company’s proxy card.

Also on January 25, 2021, Ms. Bruder, in her capacity as Secretary of the Company, received a letter from ACI demanding, among other things, a complete record or list of the stockholders of the Company, all Policies and a copy of our Bylaws no later than February 1, 2021 (the “Books and Records Demand”).

On January 26, 2021, Messrs. DiSanto and Chadwick sent a letter to the Board, expressing Ancora’s view that the Board “should immediately explore strategic alternatives for the TaxAct business.” The letter further stated that “the net proceeds of the sale of the TaxAct business should be used to pay-off [sic] current debt and implement a large share buy-back with the remaining net proceeds.” The letter noted that Ancora has “deep expertise managing RIA assets and [has] been highly successful doing so over the past 15 years.” The letter also stated that Ancora “will be seeking representation on the Board.”

Over the next several days, the Company’s investor relations office engaged with Mr. Sweeney to coordinate a virtual meeting between representatives of Ancora and members of the Company’s executive management team, ultimately arranging for a virtual meeting on February 3, 2021.

Blucora, Inc. | 2021 Proxy Statement 20

On January 27, 2021, Sidley sent Ancora’s legal counsel copies of the director and officer questionnaire and representation and agreement in accordance with our Bylaws.

On January 28, 2021, Ancora’s outside legal counsel sent a letter, on behalf of Ancora, to Ms. Bruder objecting to the requirement under our Bylaws that any stockholder submitting notice of intention to nominate candidates for election as directors provide a copy of the prospectus, offering memorandum or similar document, if any, provided to investors or potential investors in such stockholder and indicating that “Ancora will only provide [such information] if the Company affirmatively agrees to keep such information confidential by entering into the non-disclosure agreement attached [to the letter]” (the “Ancora NDA”). The letter indicated that Ancora would “only provide the information,” and thereby comply with the Company’s advance notice requirements applicable to all stockholders, if the Company agreed to enter into the Ancora NDA. Ancora’s legal counsel requested that the Company “execute the NDA as soon as possible, but in any event no later than on Monday, February 1, 2021.”

Also on January 28, 2021, Ms. Bruder received a letter from Mr. DiSanto requesting that the Company provide to him, in his capacity as a “Proposed Nominee” (as defined in our Bylaws), with copies of all Policies by no later than February 4, 2021.

On January 29, 2021, Sidley sent a letter to Ancora’s legal counsel, stating that Ancora’s legal counsel’s demand for the Company to accept the use of a universal proxy card or confirm that the Company will not use any consent provided by any of Ancora’s proposed director nominees in accordance with our Bylaws was “both unreasonable and premature.” The letter noted that the deadline for stockholders to submit nomination notices in connection with the Annual Meeting was over three weeks away and that Ancora had yet to notify the Company that it would be submitting a notice of nomination of directors for election at the Annual Meeting or how many nominees it would put forth. The letter indicated that proceeding as suggested by Ancora’s legal counsel would put the Company “in the untenable position of agreeing to place any number of Ancora nominees on the proxy card, without any idea who they are, much less any details about their skills, experiences or reputations.” The letter further stated that our Bylaws are “customary and proper and intended to ensure a clear set of requirements that apply to all stockholders so as to facilitate an orderly stockholder meeting and election process.”

On February 1, 2021, Sidley, on behalf of the Company, responded to the Books and Records Demand, stating that the Company would make available to Ancora the information referred to in the Books and Records Demand, subject to entry into an appropriate confidentiality agreement, as is customary for the distribution of such information in order to protect, among other things, the confidential personal information of the Company’s stockholders.

Between February 1, 2021 and February 4, 2021, Ancora’s and the Company’s legal counsel negotiated a non-disclosure agreement (the “Books and Records NDA”) covering the information referred to in the Books and Records Demand.

Also on February 1, 2021, Sidley sent a letter to Ancora’s legal counsel in response to Ancora’s request that the Company enter into the Ancora NDA. Sidley notified Ancora’s legal counsel that the Company was considering the Ancora NDA and would provide comments.

On February 1 and 2, 2021, at the direction of the Board and as a continuation of the Board’s November review of the Company’s strategy, growth options and configuration, two independent financial advisors were separately requested to advise the Board with respect to various matters, including alternatives to the Company’s current strategy and capital allocation. The financial advisors were asked to prepare advice and presentations for the Board’s next regularly scheduled meeting, which was to take place on February 26, 2021. Over the course of the month, members of the Company’s senior management team met separately with representatives of each the financial advisors on multiple occasions to discuss the Company’s businesses and financial projections and provide other information regarding the Company’s financial model and plan to enable each of the financial advisors to render independent advice to the Board with respect to the Company’s businesses, configuration and strategic alternatives.

On February 3, 2021, Mr. Walters, Mr. Mehlman, Ms. Bruder and a representative from the Company’s investor relations team had a virtual meeting with Messrs. DiSanto, Chadwick and Sweeney from Ancora. During the meeting, the Ancora representatives:

●	emphasized how well they believed they knew the RIA space by virtue of Ancora’s own RIA business;

●	praised the RIA portion of the Company’s Wealth Management business, calling it a “diamond in the rough,” and indicated that Ancora did not have any issues with the Company’s management team;
●	seemed not to understand that the Company also operated an independent broker dealer or that it represented the larger portion of the Company’s Wealth Management business;
●	reiterated their belief that the Company should sell its tax business and focus its resources solely on the RIA portion of the Company’s Wealth Management business;

●	indicated that Ancora was looking for “a few Board seats;”

●	stated that Mr. DiSanto would be one of Ancora’s proposed nominees;

●	described two other candidates that Ancora intended to nominate for election to the Board at the Annual Meeting (without providing names); and
●	stated that they typically seek to increase stock compensation for executives and employees at companies in which they are involved.

Blucora, Inc. | 2021 Proxy Statement 21

On February 4, 2021, Sidley, on behalf of the Company, sent a letter to Mr. DiSanto enclosing copies of the non-publicly disclosed Policies and directing Mr. DiSanto to the Company’s website for the publicly disclosed Policies. The letter indicated that such Policies were being provided solely on the basis of, and in reliance on, his representation that he is a “Proposed Nominee” under our Bylaws.

Also on February 4, 2021, the Company and Ancora executed the Books and Records NDA, and, on behalf of the Company, Sidley produced documents in response to the Books and Records Demand.

On February 5, 2021, Mr. Walters sent an email to Mr. DiSanto requesting the names and biographies or resumes of Ancora’s proposed candidates for election to the Board at the Annual Meeting.

Later that day, Mr. DiSanto sent Mr. Walters an email with the names and brief biographical information regarding three of Ancora’s proposed candidates for election to the Board: Mr. DiSanto, Cindy Schulze Flynn and Robert D. MacKinlay. Mr. DiSanto indicated that Ancora was “still waiting on final confirmation on [Ancora’s] 4th” candidate for election to the Board at the Annual Meeting. The Company observed that the written descriptions of Ms. Flynn’s and Mr. MacKinlay’s backgrounds differed substantially from how they had been verbally described by Mr. DiSanto.

On February 9, 2021, Mr. Walters sent an email to Mr. DiSanto inquiring as to when Ancora would be able to provide information with respect to its fourth candidate for election to the Board at the Annual Meeting.

On February 10, 2021, Ancora delivered a letter (the “Nomination Notice”) to the Company indicating its intent to nominate Mr. DiSanto, Ms. Schulze Flynn, Mr. MacKinlay and Kimberly Smith Spacek (collectively, the “Ancora Nominees”) for election to the Board at the Annual Meeting.

On February 12, 2021, Steven Aldrich, Chair of the Nom/Gov Committee, sent emails, via the Corporate Secretary, to each of the Ancora Nominees, requesting their availability to meet with members of Nom/Gov Committee to discuss their backgrounds and potential contributions to the Board.

The same day, Mr. DiSanto responded to Mr. Aldrich’s email by copying his assistant “to arrange a convenient time to discuss a board seat.” Less than three hours later, Mr. DiSanto sent a second email, this time to Mr. Walters, stating that he would make Ancora’s “independent candidates available for interviews when there is a framework or understanding as to how we will avoid a contested election.”

On February 15, 2021, Mr. Walters responded to Mr. DiSanto stating that he would be happy to arrange a virtual meeting with Mr. DiSanto and indicated that, given that the Company was still in its quiet period, the conversation would not involve discussions relating to the Company’s business.

Also on February 15, 2021, Mr. Aldrich, sent an email, via the Corporate Secretary, to Mr. DiSanto, which reiterated the Nom/Gov Committee’s interest in interviewing the Ancora Nominees. In the email, Mr. Aldrich indicated that Mr. Walters had forwarded Mr. DiSanto’s February 12 message and asked what Mr. DiSanto meant when he indicated that he would make his candidates available only when there is a “framework or understanding” with the Company (i.e., whether his candidates would only be made available after the Board had agreed to appoint some or all of them to the Board). Referring to the process for identifying a tenth director that the Board began in September 2020, Mr. Aldrich further noted that the Board was engaging in “an ongoing Board refreshment process” and requested that Mr. DiSanto explain why the Nom/Gov Committee could not immediately consider the Ancora Nominees for positions on the Board.

On February 16, 2021, on behalf of the Company, Sidley sent a letter to Mr. DiSanto in response to the Nomination Notice, stating that the Nomination Notice was incomplete, deficient and defective in several respects, including that the Nominee Consent Requirement and the Investment Disclosure Requirement had not been satisfied. The letter enclosed an executed non-disclosure agreement (the “Investment Materials NDA”) even though, as noted in the letter, our Bylaws did not contemplate a requirement that the Company execute a non-disclosure agreement in order to receive the relevant materials under the Investment Disclosure Requirement.

Blucora, Inc. | 2021 Proxy Statement 22

Also on February 16, 2021, Mr. Walters and Ms. Bruder had a virtual meeting with Mr. DiSanto. During the meeting, Mr. DiSanto stated that Ancora was looking to add Mr. DiSanto plus one or two of the other Ancora Nominees to the Board. Mr. DiSanto stated, “If [Mr. Walters and Mr. DiSanto] agree on the people first, the other Board members can meet them, but the other members can’t be a veto to what [Mr. Walters and Mr. DiSanto] choose.” Mr. DiSanto did not indicate which members of the Board that Ancora was looking to replace but said that he would happy to discuss his views with Mr. Aldrich after Mr. Walters and Mr. DiSanto decide which of the Ancora Nominees to seat on the Board. Mr. DiSanto noted that the Company had “bright people” on the Board. He also stated that any resolution would require that the Company form a Board strategic review committee, comprised of three members including two Ancora Nominees.

On February 17, 2021, the Company announced its financial results for the fourth quarter and full year ended December 31, 2020. Among other things, the Company noted that its total revenue had increased by 5% year-over-year, including the addition of HKFS on July 1, and that it had recorded the 23rd consecutive year of segment revenue growth at TaxAct, excluding the sale of SimpleTax.(1)

Also on February 17, 2021, Mr. DiSanto sent an email to Mr. Walters stating, “I was clear in what it will take to get this settled.”

During the evening on February 18, 2021, ACI delivered a letter (the “Nomination Supplement”) to the Company to supplement the Nomination Notice, which included the consents of the Proposed Nominees to being named as a nominee in the Company’s proxy statement and form of proxy but stated that such consents had been delivered “on the express condition that the Company agrees to use a universal proxy card.” The Nomination Supplement also included redacted copies of the materials required under the Investment Disclosure Requirement. Although ACI also delivered a countersigned copy of the Investment Materials NDA, the cover letter stated, “ANY DISSEMINATION, PUBLICATION OR OTHER DISTRIBUTION OF THE PPMs, ANY PORTION THEREOF OR ANY INFORMATION CONTAINED THEREIN, INCLUDING, WITHOUT LIMITATION, ANY SUMMARIES, REPORTS, ABSRACTS [sic], AND/OR CONCLUSIONS BASED ON ANY OF THE INFORMATION CONTAINED THEREIN, WITHOUT THE EXPRESS PRIOR WRITTEN CONSENT OF THE NOMINATING STOCKHOLDER AND THE OTHER STOCKHOLDER ASSOCIATED PERSONS WILL BE PROSECUTED TO THE FULL EXTENT OF THE LAW.”

The morning of February 20, 2021, Sidley sent a letter to Mr. DiSanto in response to the Nomination Supplement, stating that the Nomination Notice remained incomplete and deficient (the “Second Deficiency Notice”) and noting that Ancora’s efforts to “condition” the Company’s receipt of information on various terms that had not ever been discussed, much less agreed to. The letter noted that the parties had executed the Investment Materials NDA but that Ancora was unilaterally and improperly imposing entirely different, inconsistent and additional terms. The letter made clear that the Company did not agree to any of the additional unilateral “conditions” that Ancora had sought to impose and requested that ACI confirm that (i) each Proposed Nominee’s executed written consent to being named as a nominee in the Company’s proxy statement and form of proxy was being provided to the Company clear of any conditions in satisfaction of the Bylaw requirements and (ii) the terms of the NDA, and not ACI’s cover letter, would govern with respect to the materials provided in response to the Investment Disclosure Requirement. The Board had not, and did not, reject the Nomination Notice, and the letter did not indicate otherwise.

Ancora did not acknowledge receipt of the Second Deficiency Notice and did not further supplement its Nomination Notice prior to 5:00 Central Time, which was the deadline for the submission of stockholder notices of intention to nominate directors for election to the Board under our Bylaws.

On February 21, 2021, Ms. Bruder sent Mr. DiSanto a letter, requesting that he confirm two points: that Ancora’s assets do not exceed its liabilities by at least $37,382,000 and that Ancora’s gross revenues derived from RIA and broker-dealer services as reported for 2020 do not exceed $3,738,200. This information was requested by the Company to confirm that Mr. DiSanto’s service on the Board would not violate the Clayton Antitrust Act of 1914 (the “Clayton Act”) or other applicable antitrust laws, given that, as described in the Nomination Notice, Mr. DiSanto serves as the “Chairman and Chief Executive Officer of Ancora Holdings, Inc., the direct and indirect parent of Ancora Alternatives, Ancora Advisors, and certain other registered investment advisors” and that Ancora also has a broker-dealer, Inverness Securities LLC. The letter noted that, under our Bylaws, the deadline for providing such additional information was February 26, 2021.

(1) Non-GAAP financial measure. See Appendix A—Non-GAAP Reconciliations for a description of this non-GAAP measure and a reconciliation of this measure to Tax Preparation segment revenue, the most directly comparable GAAP financial measure.

Blucora, Inc. | 2021 Proxy Statement 23

Also on February 21, 2021, Mr. Walters sent an email to Mr. DiSanto stating that Mr. Aldrich had contacted Mr. DiSanto at the Board’s behest and in a good faith effort to get to know the Ancora Nominees and determine how they would augment the Board’s composition and that the Board had asked Mr. Walters to renew Mr. Aldrich’s request for the Ancora Nominees to be interviewed by the Nom/Gov Committee, and for such nominees to participate in the Board’s director evaluation and nomination process. Mr. Walters stated that the Board remained committed to working constructively with all of its stockholders, including Ancora, and that the Board was not in a position to agree to add Mr. DiSanto (or anyone else) to the Board whom they have never met or interviewed. Mr. Walters indicated that he was hopeful that once Mr. DiSanto and the other Ancora Nominees are willing to meet with the Nom/Gov Committee, the parties could find a mutually agreeable path forward.

The next afternoon, Mr. DiSanto responded to Mr. Walters stating that the Board’s desire to undertake a process to evaluate the Ancora Nominees “seems disingenuous.” Mr. DiSanto also stated that any interviews of the Ancora Nominees would be “subject to the execution of an appropriate non-disclosure agreement to keep all discussions confidential and out of the public domain if we cannot reach a resolution.” Later that day, Mr. Walters responded to Mr. DiSanto suggesting another telephone call with Mr. DiSanto.

Also on February 22, 2021, Ms. Bruder sent a letter to Ancora Holdings, Inc. (“Ancora Holdings”) requesting that, for purposes of ensuring compliance with the Tax Asset Preservation Provision, Ancora Holdings certify, on behalf of itself and its affiliates, that it is not acting under any formal or informal understanding with another person to make a coordinated acquisition of the securities of the Company. The letter requested that Ancora respond no later than Friday, February 26, 2021.

On February 23, 2021, Mr. DiSanto responded to Mr. Walters’ request for a telephone call stating that he would “be in board meetings for the next day or so” and “would like to catch up on how to bring this situation to a positive resolution for all parties.” Although Mr. Walters responded proposing times for later that day, Mr. DiSanto indicated that he was not available until the following afternoon.

On February 24, 2021, Mr. Walters and Ms. Bruder had a telephone call with Mr. DiSanto, during which Mr. DiSanto again stated his demand that the Company agree to appoint Mr. DiSanto and at least one other Ancora Nominee to the Board. In particular, Mr. DiSanto stated that he had to be one of the candidates added to the Board, that “if that’s a non-starter, then we fight” and that the Board can meet the Ancora Nominees “just not until after I get two seats.” When Mr. Walters noted that there may be an antitrust issue if Mr. DiSanto were to serve on the Board, Mr. DiSanto was incredulous and stated, “We have two investment people in Ohio!” and his view that Ancora does not compete with the Company. Mr. Walters again invited Mr. DiSanto to make the Ancora Nominees available to participate in the Board’s director evaluation and nomination process, which had been underway since the fall of 2020, and Mr. DiSanto said that he would not talk to the Chair of the Nom/Gov Committee until the parties settled, reiterating his statement from earlier in the month that the Company must agree to the nominees before such nominees would be made available to meet members of the Board. In addition, Mr. Walters proposed during the telephone call that the parties agree to the addition of one highly qualified independent director selected by the Company, who would be appointed immediately, and one additional independent director to be added to the Board, with Ancora’s meaningful participation in the process, within six months. Mr. Walters described the candidate that the Board had identified through its extensive search process as “a stellar candidate” who is a woman with significant turnaround experience, experience in media and technology and a diverse background, and Mr. DiSanto immediately rejected this proposal, reiterated the candidate’s identifying characteristics and stated “You cannot give her my seat!” However, Mr. DiSanto then requested that Mr. Walters follow up by describing the proposal in writing. After Mr. Walters suggested that as a next step, the parties connect their attorneys to discuss the antitrust matters, Mr. DiSanto indicated that Ancora might have already filed a suit against the Company and that he was not sure he could stop it.

The same afternoon, ACI filed a complaint against the Company and each member of the Board in the U.S. District Court for the District of Delaware (the “Complaint”) alleging, among other things, that the Company is “refusing to waive or otherwise relax” certain requirements under its Bylaws for the submission of stockholder notices applicable to all stockholders. The Complaint requested, among other things, that the court (i) enjoin the Company from enforcing against ACI certain requirements under our Bylaws for the submission of stockholder notices, (ii) enjoin the Company from including the Ancora Nominees on its proxy card to be used in conjunction with the Annual Meeting, (iii) declare that all members of the Board have breached their fiduciary duties by adopting and/or enforcing the Nominee Consent Requirement and the Investment Disclosure Requirement and that such requirements violate Rule 14a-4(d)(4) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (iv) declare that Mr. DiSanto is not prohibited from serving as a director of the Company under the Clayton Act and (v) declare that the Nomination Notice is valid.

That evening, Sidley sent a letter to Ancora’s counsel, stating that the Complaint appeared to seek relief on the premise that the Company had rejected the Nomination Notice. The letter stated, “While we believe that Ancora’s notice is deficient in multiple respects for all of the reasons previously explained, it was not the case that the Company – and most importantly, the . . . Board – has reached a final determination to reject the notice.”

Blucora, Inc. | 2021 Proxy Statement 24

In addition, Mr. Walters sent an email to Mr. DiSanto in response to Mr. DiSanto’s request during the call that day for Mr. Walters to describe his proposal in writing. Mr. Walters again stated that a “reasonable solution would be the appointment of two new directors,” one of whom would be an accomplished executive with relevant experience that the Company had already identified. The Company would commit to finding another new director with “meaningful participation in the process” by Ancora, and the Company would continue to consider each of the Ancora Nominees, other candidates that Ancora wished to suggest and other candidates proposed by other stockholders. In exchange, the Company would request only that ACI withdraw the Nomination Notice. Mr. Walters assured Mr. DiSanto that he could bring this proposal to the Board “for approval in the near term.”

On February 25, 2021, a prominent business media outlet released an article addressing Ancora’s perspectives on the Company and publicly disclosed the fact that Ancora had delivered the Nomination Notice to the Company.

Later that morning, Ancora issued a press release announcing its nomination of the Ancora Nominees and released an open letter to the stockholders of the Company in which Ancora shared its perspectives on the Company.

Also on February 25, 2021, Ancora’s counsel sent a letter to Sidley, stating that if the Board concludes not to reject the Nomination Notice, they “would be happy to discuss withdrawing some or all of [their] client’s claims.”

On February 26, 2021, Mr. DiSanto sent an email to Mr. Walters in which he stated that Mr. Walters’s February 25 proposal did “not represent sufficient change that we believe is necessary to move Blucora in the right direction.” Mr. DiSanto attached to the email a non-binding term sheet, contemplating, inter alia:

●	the immediate appointment of three new independent directors to the Board, one of whom would be selected by the Company (subject to Ancora’s consent), one of whom would be Mr. DiSanto (pending resolution of Clayton Act issues) and one of whom would be selected from the other Ancora Nominees;

●	the resignation of three (unnamed) existing directors so that the size of the Board would not exceed nine members for approximately one year;

●	the establishment of a Board special strategic review committee, comprised of the three new directors and two directors selected by the Company, to explore and make a recommendation to the Board “with respect to the potential divestiture of the TaxAct business;”

●	the announcement of the Board’s conclusions on the strategic review by a specified date in 2021; and

●	that Ancora would be subject to customary standstill restrictions and voting obligations to expire 30 days before the expiration of the nomination window for the 2022 annual meeting of stockholders of the Company.

Also on February 26, 2021, Mr. DiSanto sent a letter to the Company responding to the Company’s February 21, 2021 request for additional information under our Bylaws, and he confirmed that (i) Ancora’s assets exceed its liabilities by at least $37,382,000 according to its most recently prepared balance sheet and (ii) Ancora’s gross revenues derived from RIA and broker-dealer services as reported for 2020 exceed $3,738,200.

Also on February 26, 2021, Ancora Holdings sent a letter to the Company responding to the Company’s February 22, 2021 request, certifying, on behalf of itself and its affiliates, that Ancora was not acting under any formal or informal understanding with another person to make a coordinated acquisition of the securities of the Company.

Also on February 26, 2021, the Board held a regularly scheduled meeting. During the meeting, the Board reviewed the performance of the business and configuration of the Company. The Board received preliminary input and advice from two of the Company’s independent financial advisors, separately, on matters relating to business configuration, strategic alternatives and capital allocation. The Board directed management to undertake additional work and engage further with the financial advisors to refine and enhance the analyses for further consideration by the Board.

In addition, during the February 26 meeting, the Board considered the Nomination Notice, and it was the consensus of the Board that, despite the fact that Ancora had knowingly submitted a nomination notice that failed to satisfy all of the Bylaw requirements, the Board would not reject the Nomination Notice. Later that day, Sidley sent a letter to Ancora’s counsel communicating the same.

Also on February 26, 2021, Ms. Bruder sent a letter to Mr. DiSanto requesting that Ancora Holdings certify, on behalf of itself and its affiliates, that neither Ancora Holdings nor any of its affiliates has communicated with or solicited business information of the Company from any former officer or employee of the Company, or agents speaking on their behalf, potentially in violation of such officer’s or employee’s non-disclosure obligations under the terms of their respective employment and separation agreements.

Blucora, Inc. | 2021 Proxy Statement 25

Finally, on February 26, 2021, Ancora filed its preliminary proxy statement with the SEC and further supplemented the Nomination Notice, including to reflect the disclosure of information set forth in such preliminary proxy statement.

Effective February 27, 2021, after the culmination of the director search process started in September 2020, the Board appointed Tina Perry as an additional, new independent director. In line with the Board’s customary practice, Ms. Perry was appointed following a vetting process over the course of several months, which included meetings with each member of the Board and key members of management as well as interviews by an outside executive search firm and extensive background and reference checks.

On March 1, 2021, Mr. Walters sent an email to Mr. DiSanto indicating that Mr. DiSanto’s February 26 proposal was unacceptable to the Board.

Also on March 1, 2021, the Company announced the appointment of Ms. Perry to the Board and filed its preliminary proxy statement with the SEC.

Also on March 1, 2021, Ancora’s legal counsel contacted Sidley stating that they would be sending a draft stipulation agreement with a view to dismissing the Complaint.

On March 2, 2021, Ancora launched a website to provide information to stockholders regarding its campaign against the Company. Contrary to earlier statements made by Ancora representatives praising Company management, Ancora’s website stated that Ancora believes that significant leadership changes are needed to the Company’s management team.

On March 4, 2021, during a podcast interview of Mr. Chadwick, Mr. Chadwick stated that the Company’s RIA business had growth potential and noted Mr. DiSanto’s familiarity and experience with the RIA industry by virtue of overseeing Ancora’s RIA business. Mr. Chadwick also noted in the podcast that Ancora had been in discussions with former executives of the Company.

Also on March 4, 2021, Mr. DiSanto sent a letter to Ms. Bruder stating that, to his knowledge, neither he nor Ancora Holdings had “knowingly asked any former officer or employee of the Company to violate any . . . confidentiality agreements with the Company.”

On March 5, 2021, Ancora’s legal counsel sent Sidley a draft stipulation agreement and notice of dismissal, and Sidley responded to the drafts.

On March 8, 2021, Ancora filed an amended preliminary version of its proxy statement with the SEC and further supplemented the Nomination Notice to reflect the disclosure of information set forth in such amended preliminary proxy statement.

On March 10, 2021, Ancora filed its definitive proxy statement with the SEC.

On March 11, 2021, the Company filed this definitive proxy statement with the SEC.

Blucora, Inc. | 2021 Proxy Statement 26

INFORMATION REGARDING OUR BOARD OF DIRECTORS

Director Information

Our Board is currently comprised of 10 members, including nine independent directors and one executive director. Our Board’s committee structure currently consists of three principal committees that are all comprised of independent directors: the Audit Committee, the Compensation Committee and the Nominating and Governance Committee. Our Board may also establish other ad hoc or sub-committees, the composition, number and membership of which our Board may revise from time to time, as appropriate.

The following table lists each of our current directors and sets forth the information about each of the committees of our Board:

Directors and Board Committees as of March 1, 2021

(M = Committee Member; C = Committee Chair)

Director Name	Audit Committee	Compensation Committee	Nominating and Governance Committee
Independent Directors
Georganne C. Proctor, Chair of the Board (1)			M
Steven Aldrich (2)			C
Mark Ernst (3)	M
E. Carol Hayles (4)	M	M
John MacIlwaine (5)
Tina Perry (6)			M
Karthik Rao (7)		M
Jana R. Schreuder (8)		C
Mary S. Zappone	C		M
Executive Directors
Christopher W. Walters, Chief Executive Officer (9)

(1)	On January 30, 2020, in connection with his appointment as President and CEO, Mr. Walters resigned as a member and Chair of the Compensation Committee given his non-independent status. In connection with Mr. Walters’s resignation from the Compensation Committee on January 30, 2020, Ms. Proctor was appointed as a member of the Compensation Committee, where she served until March 1, 2020.

(2)	Mr. Aldrich served as a member of the Compensation Committee in 2020 until August 28, 2020.

(3)	Mr. Ernst was appointed as a member of our Board and as a member of the Audit Committee, effective March 1, 2020.

(4)	On January 30, 2020, following the resignation of Mr. Walters as a member and Chair of the Compensation Committee, Ms. Hayles was appointed as the Chair of the Compensation Committee. Ms. Hayles served as Chair of the Compensation Committee until February 27, 2021.

(5)	Mr. MacIlwaine served as a member of the Audit Committee in 2020 until December 10, 2020.

(6)	Ms. Perry was appointed as a member of our Board and as a member of the Nominating and Governance Committee, effective February 27, 2021.

(7)	Mr. Rao was appointed as a member of our Board and as a member of the Compensation Committee, effective August 28, 2020.

(8)	Ms. Schreuder was appointed as a member of our Board and as a member of the Compensation Committee, effective March 1, 2020. Effective February 27, 2021, Ms. Schreuder was appointed as the Chair of the Compensation Committee.

(9)	On January 30, 2020, in connection with his appointment as President and CEO, Mr. Walters resigned as a member and Chair of the Compensation Committee given his non-independent status. Mr. Walters continues to serve as an executive director.

Blucora, Inc. | 2021 Proxy Statement 27

Board Skills, Background and Core Competencies

In recruiting and selecting Board candidates, the Nominating and Governance Committee takes into account the size of our Board and considers a skills matrix. This skills matrix helps the Nominating and Governance Committee determine whether a particular Board member or candidate possesses the skills and experiences that the Nominating and Governance Committee believes are important for the Company’s current and future business needs. The Nominating and Governance Committee also considers whether the candidate should be selected so that our Board maintains its diverse composition, with diversity reflecting gender, age, race, ethnicity, background, professional experience and perspectives.

Key Skills and Experience
	Industry		Strategic						Leadership
Director	Wealth Management	Tax	Digital / Technology / Software	Strategy / Turnaround	Audit / Finance / Risk	Sales / Marketing	Legal / Regulatory	Human Capital	Public Company Board	Executive Leadership
Georganne Proctor	✓				✓		✓		✓	✓
Steven Aldrich		✓	✓			✓		✓	✓	✓
E. Carol Hayles				✓	✓		✓		✓	✓
John Macllwaine	✓		✓	✓	✓					✓
Christopher Walters	✓	✓	✓	✓	✓	✓	✓			✓
Mary Zappone				✓	✓					✓
Joined Our Board in 2020
Mark Ernst	✓	✓	✓	✓	✓	✓	✓		✓	✓
Karthik Rao			✓	✓		✓		✓		✓
Jana Schreuder	✓			✓	✓		✓	✓	✓	✓
Joined Our Board in 2021
Tina Perry				✓		✓	✓	✓		✓

Skill	Description of Skill and Explanation of Its Importance
Wealth Management	Through a registered broker-dealer, registered investment advisor and insurance agency subsidiaries, Avantax Wealth Management operates the largest U.S. tax-focused independent broker-dealer, providing tax-smart wealth management solutions to financial advisors and their clients nationwide. Wealth management is one of our two business segments, so it is important for our Board to have directors who understand the demand drivers of that business, its sales channels, the competitive landscape in the wealth management sector and other issues affecting the Company.
Tax	TaxAct is a leading provider of digital tax preparation solutions, enabling the filing of more than 68 million federal consumer tax returns since 2000. The market for tax preparation services is competitive and constantly evolving, and success in that market requires a deep understanding of consumer preferences as well as the ability to implement technology-enabled solutions to user challenges. Tax preparation is our second-largest business, and the majority of our wealth management financial professionals are also tax professionals. Therefore it is important for our Board to have directors who understand its unique dynamics.

Blucora, Inc. | 2021 Proxy Statement 28

Skill	Description of Skill and Explanation of Its Importance
Digital / Technology / Software	We are a digital- and technology-focused company. Our TaxAct products compete directly with other digital do-it-yourself solutions, and the tax preparation sector is characterized by intense competition in which customer experience as well as software features and functionality are key differentiating factors. Our wealth management financial professionals and their customers also value simple and easy to use technology solutions. It is important for our Board to have directors with experience developing technology and software solutions with a focus on quality and ease of use.
Strategy / Turnaround	We believe the Company has strong business fundamentals and a unique set of capabilities and offerings that differentiate us from our competitors. We believe that we can maximize our competitive advantage to create lasting value for our stockholders, both in the near- and longer-term, by successfully executing on our strategic plan. It is important for our Board to have directors who have experience developing, delivering and directing corporate strategy. Further, it is important to have Board members who have experience transforming organizations and culture and improving processes, services and products with an aim of restoring and enhancing value.
Audit / Finance / Risk	As a public company, we are subject to various auditing, accounting and financial reporting obligations. Our Audit Committee’s responsibilities include reviewing the Company’s financial statements, financial reporting and internal controls, as well as overseeing the independent auditor. The Company is also subject to various forms of risk, including, without limitation, cybersecurity risk, liquidity risk, credit risk, market risk, interest rate risk, operational risk, legal and compliance risk and reputational risk. It is important for our Board to have directors who are financial experts and who understand financial reporting, capital allocation, capital markets and other financial concepts, as well as effective risk management practices.
Sales / Marketing	Although we believe that our competitive prices and the usability of our digital tools is foundational, engaging current and new potential customers to build familiarity is an important driver of business outcomes. We use a variety of approaches to engage current and potential customers including television, radio, search, social and display advertising as well as email communication to promote our products. It is important for our Board to have directors with experience in media as well as marketing products and services. These perspectives inform the most creative and cost-effective approaches to driving revenue growth.
Legal / Regulatory	In addition to public company regulation under SEC and Nasdaq Global Select Market rules, we are subject to a variety of additional financial industry regulations. Our Wealth Management business is subject to oversight by the SEC, FINRA, the Department of Labor, state securities and insurance regulators and other regulatory authorities. Our Tax Preparation business is subject to federal and state government requirements, including, without limitation, regulations related to the electronic filings of tax returns and the use and disclosure of customer information. It is important for our Board to have directors who have successfully led other regulated businesses, know how to effectively communicate with regulators and understand the role of regulatory compliance in minimizing business risk.
Human Capital	Building a high-performing organization requires a rigorous and complete talent acquisition and retention process throughout the entire business. We strive to foster a diverse and inclusive organizational culture where our employees share the same values. We recognize the importance of an effective culture and continuously work towards providing an inclusive and open workplace, where opinions of all are welcomed and encouraged. It is important for our Board to have directors who have direct experience stewarding an enterprise talent agenda, leading transformative cultural initiatives and implementing policies and programs that drive diverse thinking.
Public Company Board Experience	Our Board is responsible for overseeing the successful execution of our strategy and affects the fundamental operation of the Company. It is important for our Board to have directors who understand the fiduciary obligations of public company directors and who have experience shaping a company’s priorities and structure.
Executive Leadership	One of the core considerations of our Nominating and Governance Committee in examining director candidates is that the director should have an established track record of professional accomplishment in the candidate’s chosen field. Our Board is comprised of highly qualified directors with a diverse range of complementary skill sets, but the common thread is that each of our directors has experience leading large, complex organizations and teams. Blucora is a company with hundreds of geographically dispersed employees and an array of other important stakeholders, including stockholders, customers, partners, regulators and communities. It is important for our Board to have directors who have experience dealing with a similar range of stakeholders and managing the challenges associated with operating a large organization.

Blucora, Inc. | 2021 Proxy Statement 29

Board Diversity and Inclusion

We are committed to fostering an environment of diversity and inclusion, including among our Board members. Therefore, in considering director nominees, the Nominating and Governance Committee considers candidates who represent a mix of backgrounds and a diversity of gender, age, race, ethnicity, background, professional experience and perspectives that enhance the quality of the deliberations and decisions of our Board, in the context of the perceived needs of the structure of our Board at that point in time. Five of our 10 Board members are women; two of our 10 Board members are racially or ethnically diverse; and the age of our Board members ranges from 46 to 63. Notably, three of our Board leadership positions, including the Chair of the Board, are currently held by female directors.

AGE
AVERAGE DIRECTOR AGE = 55
5
4
3
2
1
0
3
3
4
40s
50s
60s

GENDER
Women
5
50%
WOMEN
Men
5
Men
Women

TENURE
AVERAGE DIRECTOR TENURE
2.90 YEARS
Tenure in Years
5+
3-4
0-2
2
4
4
0
1
2
3
4
Number of Directors

Blucora, Inc. | 2021 Proxy Statement 30

Board Oversight

Our Board is responsible for ensuring that our overall business strategy is designed to create long-term, sustainable value and growth for our stockholders. Our Board recognizes that we operate within industries that are highly competitive and rapidly evolving and that our business must be capable of quickly adapting to meet the needs of our customers and clients. As a result, our Board maintains an active oversight role in helping management formulate, plan and implement Blucora’s strategy. While our Board is not responsible for the day-to-day management of the Company, our Board recognizes the importance of ongoing engagement, and accordingly our Board regularly reviews the alignment of our performance with our strategy. Our Board significantly increased the number of its meetings in 2020 to closely monitor the various business and personnel impacts of the COVID-19 outbreak and implement policies and processes to steer the Company through this ongoing health situation. See the section “Information Regarding Our Board of Directors—Independence, Committee and Other Board Information—Risk Management” on page 37 for additional information.

Ongoing Board Refreshment

We believe that the Company benefits when there is a mix of experienced directors with a deep understanding of our businesses and directors with a fresh perspective. To this end, our Board maintains an ongoing refreshment program to seek out highly qualified candidates, particularly with diverse backgrounds, skills and experiences that align with our long-term strategy. Since 2016, seven legacy directors have departed, and our Board has appointed six new directors who bring valuable skills and experiences in support of the Company’s long-term strategy. Below is a summary of the changes to our Board that have occurred since the beginning of 2020.

In January 2020, John S. Clendening departed his role as President, CEO and director.

Effective March 1, 2020, our Board appointed Mark A. Ernst and Jana R. Schreuder as independent directors, increasing the number of independent directors from five to seven as part of our Board’s commitment to strong governance. Our Board determined that the business experience brought by Mr. Ernst and Ms. Schreuder, when combined with that of the rest of our Board, would enhance our Board’s ability to help guide the Company as it navigated the next phase of its growth. Mr. Ernst is an accomplished financial services executive and brings substantial expertise in tax preparation, one of our core businesses, including as having served as Chairman, President and Chief Executive Officer and Chief Operating Officer of H&R Block, Inc. Recently retired from her role as Executive Vice President and Chief Operating Officer of Northern Trust Corporation, Ms. Schreuder has extensive experience in wealth management and applying digital and technological innovations to drive growth. Mr. Ernst was appointed as a member of the Audit Committee, and Ms. Schreuder was appointed as a member of the Compensation Committee.

Effective August 28, 2020, our Board appointed Karthik Rao as an independent director. Our Board determined that Mr. Rao’s deep expertise in data analytics as applied to consumer-focused marketing campaigns would enhance our Board’s ability to oversee our long-term strategy. Mr. Rao was appointed as a member of the Compensation Committee.

Effective February 27, 2021, our Board appointed Tina Perry as an independent director. Our Board determined that Ms. Perry’s extensive experience driving strategic transformations of large, complex organizations would contribute to our Board’s oversight of strategy and human capital. Ms. Perry was appointed as a member of the Nominating and Governance Committee.

Blucora, Inc. | 2021 Proxy Statement 31

We conduct a thorough onboarding process for new directors, and we believe that an intensive orientation is critical to their ability to contribute meaningfully to Board discussions and deliberations. As part of this program, new directors are invited to visit the Company’s headquarters and meet directly with a range of senior executives to gain an in-depth understanding of the business. New directors are also provided with a comprehensive set of materials to serve as a primer on the Company’s business strategy, financial performance and other key matters. Additionally, new directors are encouraged to sit in on committee meetings during their first year as they familiarize themselves with the functions of our Board. Participation in the onboarding program is not limited to our new directors. We also invite incumbent directors to participate in new director onboarding activities as an additional way to provide ongoing training and updates to members of our Board. We endeavor to provide all directors with opportunities for continuing education and hands-on experience with our business, including through meetings with emerging leadership talent beyond our executive officers. In 2020, due to the impact of the COVID-19 pandemic, the onboarding process for our new directors, Mr. Ernst, Ms. Schreuder and Mr. Rao, was conducted virtually via a live webcast. This virtual onboarding was conducted in a series of meetings and provided these new directors with more than 40 hours of content regarding the Company’s business, strategy and financial performance, including sessions covering the regulatory framework for our businesses, our corporate policies and procedures, regulations applicable to public company directors, our cultural transformation initiatives and our diversity and inclusion initiatives. Ms. Perry has only recently joined our Board, and her onboarding and orientation are ongoing.

Our Board has determined that a board of 10 directors is appropriate for the Company at this time, providing for an appropriate and diverse mix of skills and experiences and a balance of new and experienced perspectives.

Independence, Committee and Other Board Information

Independence

Nasdaq rules require that a majority of the members of our Board be independent directors. Our Board recently undertook its annual review of director independence in accordance with the applicable Nasdaq rules. The independence rules include a series of objective tests, including that the director is not employed by the Company and has not engaged in various types of business dealings with the Company. In addition, our Board is required to make a subjective determination as to each independent director that no relationships exist that, in the opinion of our Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

In making such determinations, our Board considered transactions and relationships between each non-employee director and the Company, if any, that would require disclosure pursuant to Item 404 of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”). Our Board also considered other transactions or relationships, if any, that do not rise to the level of requiring disclosure, including a sales contract, dated as of February 6, 2020, by and between TaxAct, Inc. and The Nielsen Company (US), LLC, as Mr. Rao currently serves as the Chief Operating Officer of The Nielsen Company (US), LLC.

Based on its review, our Board has affirmatively determined that each of our directors, excluding Mr. Walters, is independent under Nasdaq rules. Mr. Walters is not considered independent because he is an employee of the Company, although prior to his appointment as President and CEO on January 30, 2020, Mr. Walters was considered independent for the duration of his prior Board and committee service under Nasdaq rules.

Each of the members of the Audit Committee, Compensation Committee and Nominating and Governance Committee is independent under Nasdaq rules. Our Board has also affirmatively determined that each of the members of the Audit Committee qualifies as independent under the audit committee independence rules established by the SEC and meets Nasdaq’s financial knowledge requirements set forth in the Nasdaq rules. In addition, each member of the Compensation Committee qualifies as a “non-employee director” under the SEC rules.

There are no family relationships between any of our directors, our Director Nominees or our executive officers.

Blucora, Inc. | 2021 Proxy Statement 32

Meeting Attendance and Executive Sessions

In 2020, each director attended at least 75% of the aggregate number of meetings of our Board and committees thereof, if any, on which such director served during the period for which he or she was a director or committee member. During 2020, our Board held 25 meetings, representing a significant increase in the number of meetings as compared to 2019, in order to address the ongoing COVID-19 pandemic, and the independent members of our Board met regularly in executive session with the Chair of the Board, or the respective chair of such committee, presiding over these executive sessions. For additional information about the number of meetings held by each Board committee in 2020, see “Committees of Our Board.”

Our Board has not adopted a formal policy regarding directors’ attendance at the annual meetings of stockholders. In 2020, all of our Board members attended the 2020 annual meeting of stockholders.

Committees of Our Board

Our Board’s committee structure currently consists of three principal committees: the Audit Committee, the Compensation Committee and the Nominating and Governance Committee. Our Board has adopted a written charter for each of its committees, and a brief description of the composition and the primary responsibilities of our committees is set forth in the following sections.

Audit Committee		Duties and Responsibilities Meetings in 2020: 8
Mary S. Zappone (Chair) Mark A. Ernst E. Carol Hayles	●	Providing independent and objective oversight and review of the Company’s auditing, accounting and financial reporting processes;
	●	Reviewing and approving the appointment, compensation, oversight and retention of the independent registered public accounting firm;
	●	Selecting, overseeing, evaluating, funding (including pre-approval of all services, whether audit and non-audit) and promoting the continuing independence of independent registered public accounting firm;
	●	Monitoring the adequacy and effectiveness of accounting and financial controls, including internal control over financial reporting;
	●	Reviewing the audited financial statements and quarterly unaudited financial information and discussing them with management and the independent registered public accounting firm;
	●	Overseeing policies and processes relating to compliance, legal and regulatory risks that could have a significant impact on the Company’s financial statements;
	●	Establishing procedures for receiving and reviewing accounting-related complaints and concerns by whistle blowers;
	●	Reviewing and monitoring compliance with risk management and investment policies;
	●	Reviewing and pre-approving related person transactions; and
	●	Reviewing and monitoring compliance with our Code of Conduct and recommending changes to our Code of Conduct to our Board as appropriate.

Our Board has determined that each Audit Committee member has the necessary level of financial literacy required to enable him or her to serve effectively on the Audit Committee. Our Board has further determined that each Audit Committee member qualifies as an “audit committee financial expert” in accordance with SEC rules and satisfies the professional experience requirements under Nasdaq rules. The designation of an “audit committee financial expert” does not impose upon such person any duties, obligations or liabilities that are greater than those that are generally imposed on him or her as a member of the Audit Committee and our Board and such designation does not affect the duties, obligations or liability of any other member of the Audit Committee or our Board. None of the members of the Audit Committee currently serve on the audit committees of more than two other public companies.

Under our Audit Committee Charter, the Audit Committee is authorized to engage independent advisors, at the Company’s expense, to advise the Audit Committee on any matters within the scope of the Audit Committee’s duties. The Audit Committee may also form subcommittees and delegate its authority to those subcommittees as it deems appropriate.

Blucora, Inc. | 2021 Proxy Statement 33

Compensation Committee		Duties and Responsibilities	Meetings in 2020: 8
Jana R. Schreuder (Chair) E. Carol Hayles Karthik Rao	●	Reviewing and overseeing the Company’s overall compensation philosophy;
	●	Overseeing the development and implementation of our compensation programs, policies and practices aligned with the Company’s business strategy;
	●	Overseeing and making recommendations to our Board with respect to the adoption, amendment or termination of incentive compensation, equity-based and other executive and director compensation and benefit plans, policies and practices;
	●	Evaluating the performance of, and reviewing and approving (or recommending to our Board) the compensation of, our CEO and other executive officers;
	●	Reviewing and making recommendations to management regarding general compensation goals and guidelines for employees and criteria by which employee bonuses are determined;
	●	Selecting, overseeing, evaluating, funding and promoting the continuing independence of independent compensation consultant;
	●	Reviewing the Company’s compensation policies and practices for all employees;
	●	Reviewing and approving proposals regarding the advisory votes on executive compensation and the frequency of such votes to be included in the Company’s annual proxy statement;
	●	Reviewing issues concerning legal compliance and maintenance of the Company’s employee benefit plans;
	●	Reviewing the Company’s incentive compensation arrangements to determine whether they encourage excessive risk-taking and reviewing and discussing the relationship between risk management policies and practices and compensation; and
	●	Acting as administrator of our stock and cash incentive plans.

Under the terms of the Compensation Committee Charter, the Compensation Committee is authorized to engage independent advisors, at the Company’s expense, to advise the Compensation Committee on any matters within the scope of the Committee’s duties. The Compensation Committee may also form subcommittees and delegate its authority to those subcommittees as it deems appropriate. A description of the considerations and determinations of the Compensation Committee regarding the compensation of our NEOs is contained in “Compensation Discussion and Analysis” below.

Blucora, Inc. | 2021 Proxy Statement 34

Nominating and Governance Committee		Duties and Responsibilities	Meetings in 2020: 8
Steven Aldrich (Chair) Tina Perry (effective February 27, 2021) Georganne C. Proctor Mary S. Zappone	●	Assisting our Board by identifying prospective director nominees to fill vacancies and recommending to our Board the director nominees for the next annual meeting of stockholders;
	●	Reviewing and recommending to our Board, any appropriate changes to our Corporate Governance Guidelines and our Director Nomination Policy;
	●	Reviewing proposed changes to the Company’s charter and bylaws and making recommendations for any such changes to our Board;
	●	Evaluating the performance and effectiveness of the committees and our Board;
	●	Evaluating Board and committee size, composition and structure and recommending changes to our Board;
	●	Recommending to our Board any changes to non-employee director compensation;
	●	Administering and applying the stock ownership guidelines adopted by our Board that are applicable to all non-employee directors;
	●	Overseeing director orientation and education;
	●	Monitoring compliance with independence standards by the directors;
	●	Overseeing succession planning for our Board, the CEO and other senior management;
	●	Overseeing the Company’s corporate culture and diversity, equity and inclusion programs;
	●	Monitoring and periodically reporting to our Board, any significant developments in the law and practice of corporate governance; and
	●	Considering stockholder nominees for election to our Board as described below under “Director Nomination Process and Qualification Overview of Directors.”

Under the terms of the Nominating and Governance Committee Charter, the Nominating and Governance Committee is authorized to engage independent advisors, at the Company’s expense, to advise the Committee on any matters within the scope of the Nominating and Governance Committee’s duties. The Nominating and Governance Committee may also form subcommittees and delegate its authority to those subcommittees as it deems appropriate.

Leadership Structure

The leadership structure of our Board consists of the independent Chair, Georganne C. Proctor and the chairs of each of the principal committees of our Board. Our Bylaws require that the Chair position be held by an independent director. Our Board believes that the current leadership structure is appropriate for the Company because it balances the operational and day-to-day management leadership of the Chief Executive Officer with the independent oversight provided by the independent Chair of the Board, who coordinates closely with the independent chairs of each of the principal committees of our Board. This structure ensures that oversight of risk management and the Company’s management is distributed among multiple independent directors. Our Board currently believes that this distribution of oversight is the best method of ensuring optimal Company performance and risk management.

Board Evaluation Process

Our Board recognizes that a rigorous evaluation process is an essential component of strong corporate governance practices and promoting ongoing Board effectiveness. Consistent with best practice, our Corporate Governance Guidelines and each of the committees’ charters, the Nominating and Governance Committee oversees the annual evaluation of the performance of our Board and the committees, with the independent Chair maintaining a substantial role in facilitating discussion among our Board and the committees. In addition, our Board engages an external evaluator to facilitate our Board and committee evaluation process at least once every three years.

Blucora, Inc. | 2021 Proxy Statement 35

As part of our Board evaluation process, our Board reviews the following:

●	Performance of our Board, including areas where our Board feels it functions effectively and areas where our Board believes it can improve;

●	Overall composition of our Board, including director tenure, board leadership, diversity and individual skill sets;

●	General board best practices, including oversight responsibilities;

●	Culture to promote candid discussion within our Board and with senior management;

●	Focus on risk management and strategic matters, including evaluation of transactions, emerging technologies and challengers, regulatory and legal developments, market factors and other risks facing the Company; and

●	Ability to ensure the Company is positioned for future success and serves the best interests of our stockholders.

Additionally, our Board reviews matters including its relationship with management, its meeting schedule and the structure, compensation, culture and roles and responsibilities of our Board. The committees are evaluated on matters including their meeting schedule, membership composition, culture, relationship with management and roles and responsibilities. Our Board and committee evaluation framework and process is conducted and reviewed annually, and provides valuable insight as our Board and Nominating and Governance Committee evaluate the director selection process and succession planning, including the identification and optimization of current directors’ (or potential directors’) skills and experiences that would enable our Board to enhance its effectiveness.

As part of the two-part annual evaluation process involving the full Board evaluation and committee evaluations, our Board responds to a comprehensive written questionnaire designed to provide a holistic evaluation of the performance of our Board and each committee in light of the current needs of our Board and the Company. To protect anonymity and the integrity of the evaluation process, responses to our Board and committee surveys are collected through a third-party platform on an anonymous basis, and the third-party platform compiles each completed evaluation into a report, which is then provided to the Chair of the Board and each committee chair. Each report, including evaluation results and specific areas of focus for each committee and our Board itself, is then presented to each committee and then to our full Board, in executive session to encourage candid discussion and feedback and specific areas are discussed where our Board and each committee would like to focus to enhance its effectiveness. After receiving feedback from the Chair on any action items resulting from our Board discussion, the Chair of the Board and the Nominating and Governance Committee utilize the results of the evaluations and discussions when developing workplans, formulating succession plans and preparing board candidate evaluations for the upcoming year and thereafter. The Chair of the Board also conducts separate, one-on-one discussions with each director to collect additional feedback or perspectives that were not captured as part of the aforementioned two-part evaluation process.

In connection with its 2020 evaluation, our Board conducted an assessment of whether our Board had an appropriate committee composition and appropriate delegation to fulfill responsibilities efficiently, as well as an evaluation of our Board’s interactions with and succession plans for certain executives. The 2020 evaluation process further informed our Board regarding succession planning and Board and committee composition, including enhancement of director skills, experience and qualifications through director education and Board and committee appointments to meet the current and anticipated needs of the business.

Risk Management

Our Board, directly and through its various committees, has oversight responsibility for managing risk, and management is responsible for the Company’s day-to-day enterprise risk management activities. Our Board regularly receives reports from senior management on areas of our material risk, including our credit, liquidity, operational, cybersecurity, compliance and legal and regulatory risks, and regularly devotes time during its meetings to review and discuss our most significant risks, management’s responses to those risks and the mitigation of those risks. On a periodic basis, the status of various enterprise risks, along with their associated mitigation plans, is presented to our Board and/or Audit Committee. Recent risks that our Board and/or Audit Committee have focused on include cybersecurity risks as well as market impacts and other risks driven by the COVID-19 outbreak, the derecho in Iowa on August 10, 2020 and the Internal Revenue Service’s errors in disbursing Economic Impact Payments and its subsequent disparate treatment of our Tax Preparation business.

Blucora, Inc. | 2021 Proxy Statement 36

In fulfilling its oversight role, our Board generally focuses on the adequacy of the Company’s risk management and mitigation processes. Our Board engages with the Company’s Chief Executive Officer, Chief Financial Officer and Chief Legal, Development and Administrative Officer, along with other members of management, to determine the Company’s risk tolerance and endeavors to ensure that management identifies, evaluates and properly manages and mitigates the overall risk profile of the Company. Our Board also directly oversees the Company’s policies and processes relating to cybersecurity risks.

In addition to the discussion and oversight of risk at the Board level, our Board’s standing committees also focus on risk exposure as part of their ongoing responsibilities:

Committee of Our Board		Areas of Risk Oversight
Audit Committee	●

Oversees and discusses with management our policies and practices with respect to risk assessment and risk management, including management’s process for the identification, evaluation and mitigation of enterprise risks.

	●	Responsible for the oversight of the Company’s policies and processes relating to compliance, legal and regulatory risks.
	●	Reviews major financial risk exposures and the steps management has taken to monitor and control such exposures.
Compensation Committee	●

Oversees the management of risks relating to our executive and non-executive compensation plans and arrangements, including assessments of the relationship among the Company’s risk management policies and practices, corporate strategy and compensation policies and practices.

	●	Conducts an annual risk assessment related to our compensation programs.
Nominating and Governance Committee	●	Responsible for reviewing the Company’s corporate governance policies and practices and making recommendations to our Board that take into account the management of governance-related risk.
	●	Oversees the director nomination process, succession planning and our Board and committee self-evaluation process.

While each committee oversees certain risks and the management of such risks, our entire Board is regularly informed through management reports about such risks as well as through committee reports, which include activities of the applicable committee, the significant issues it has discussed and the actions taken by that committee. In addition, our Board believes that each of our Chair and Chief Executive Officer, respectively, provide the appropriate leadership to help ensure effective risk oversight along with our Board and its committees.

Complaint and Reporting Procedures for Accounting and Auditing Matters

Each of our Financial Information Integrity Policy (the “Financial Information Policy”) and our Code of Conduct provides for (1) the receipt, retention and treatment of complaints, reports and concerns regarding accounting and auditing matters and (2) the confidential, anonymous submission of complaints, reports and concerns by employees regarding questionable accounting or auditing matters, in each case relating to the Company and its subsidiaries. Complaints may be made through the Company’s internal whistleblower hotline or whistleblower website, each operated by an independent third party. Complaints received are logged and communicated to the Audit Committee, and then, under the direction and oversight of the Audit Committee, the review and investigation may be delegated to members of management, including the Chief Legal Officer, as appropriate. In accordance with applicable law, the Financial Information Policy, our Code of Conduct and other procedures we use to address complaints prohibit us from taking adverse action against any person submitting a good faith complaint, report or concern. A copy of our Code of Conduct is available on the Company’s website at www.blucora.com/governance.

Blucora, Inc. | 2021 Proxy Statement 37

Corporate Website

The Company’s corporate website, located at www.blucora.com, contains information regarding the Company, including information regarding our directors and executive officers and corporate governance documents, such as our Restated Certificate of Incorporation, as amended (our “Charter”), our Bylaws, our Board committee charters, our written policy governing director nominations (our “Director Nomination Policy”), our Code of Conduct (which is applicable to all employees, executive officers and members of our Board) and the governance guidelines adopted by our Board (our “Corporate Governance Guidelines”). The Company uses the corporate website to provide current information to investors, including information on recent developments and upcoming events. You may also request copies of these documents and other corporate governance documents available on the website from the Company’s investor relations department at (972) 870-6400.

Director Nomination Process and Qualification Overview of Directors

The Nominating and Governance Committee is responsible for reviewing and recommending nominees to our Board for election at each annual meeting of stockholders and for reviewing and recommending director appointments to fill any vacancies on our Board. One of the Nominating and Governance Committee’s objectives, pursuant to its charter, is to ensure that our Board is properly constituted to meet its fiduciary obligations to the Company and its stockholders.

Director Qualifications

In addition to each director’s individual qualifications, including his or her knowledge, skills and experience mentioned below, the Company believes that each of our directors possesses high ethical standards, acts with integrity and exercises careful judgment. Collectively, our directors are knowledgeable and experienced in business, governmental and civic endeavors, further qualifying them for service as members of our Board. Each director nominee is evaluated in accordance with the qualifications set forth in our Corporate Governance Guidelines, our Director Nomination Policy and the other characteristics that we value as part of our corporate culture. We require that directors possess integrity and values and be committed to representing the long-term interests of our stockholders at large. They must also have an inquisitive and objective perspective, practical wisdom, mature judgment and sufficient personal resources such that any director compensation to be received from the Company would not be sufficiently meaningful to impact their judgment in reviewing matters coming before our Board. Finally, they must be able to work compatibly with the other members of our Board and otherwise have the experience and skills necessary to enable them to serve as productive members of our Board. Directors also must be willing to devote sufficient time to carrying out their fiduciary duties and other responsibilities effectively and should be committed to serving on our Board for an extended period of time.

Blucora, Inc. | 2021 Proxy Statement 38

In considering director candidates, the Nominating and Governance Committee seeks the following minimum qualifications, as set forth in our Corporate Governance Guidelines and our Director Nomination Policy:

●	Commitment to our long-term business success consistent with the highest standards of responsibility and ethics;

●	A willingness to make, and the financial capability of making, the required investment in our Common Stock in the amount and within the timeframe specified in our stock ownership guidelines for non-employee directors (the “Director Stock Ownership Guidelines”);

●	The time to conscientiously prepare for, attend and participate in Board and applicable committee meetings;

●	No personal or professional commitments that would limit or interfere with the candidate’s ability to properly discharge, or which would otherwise conflict with, the candidate’s obligations to the Company and its stockholders;

●	An established record of professional accomplishment in the candidate’s chosen field; and

●	No material personal, financial or professional interest of the candidate or any of the candidate’s family members, affiliates or associates in any of our competitors that, in the judgment of our Board, would limit or interfere with the candidate’s ability to properly discharge, or that would otherwise conflict with, the candidate’s obligations to the Company and its stockholders.

In connection with the director nominations for the Annual Meeting, the Nominating and Governance Committee also considered, among other things, each Director Nominee’s: (i) knowledge of corporate governance issues coupled with an appreciation of their practical application; (ii) service as a director or executive of a publicly traded company and other board experience; (iii) experience in the financial services or technology sectors; (iv) finance and accounting expertise, including audit, internal controls, risk management and cybersecurity experience; (v) experience in and knowledge of risk assessment and management; (vi) knowledge in the areas of laws and regulations related to regulatory and other key industry issues; (vii) strategic planning skills; (viii) experience in transactional, strategic, financial or corporate matters; (ix) experience in strategic transformations and (x) human capital management.

We believe that each Director Nominee brings a strong and unique background and set of skills to our Board, giving our Board as a whole competence and experience in a wide variety of areas, including market expertise, marketing, technology, risk management, strategic planning, legal, corporate governance and board service, executive management, regulatory and policy development, accounting and finance and operations. For information concerning each Director Nominee’s various qualifications, attributes, skills and experience considered important by our Board in determining that such Director Nominee should serve as a director, as well as each Director Nominee’s principal occupation, directorships and additional biographical information, please read “Proposal 1—Election of Directors—Director Nominee Information and Qualifications” beginning on page 49.

Identification of Candidates and Diversity

The Nominating and Governance Committee annually reviews the composition of our Board as a whole and recommends, if necessary, measures to be taken so that our Board reflects the appropriate balance of knowledge, experience, skills, expertise and diversity required for our Board as a whole and contains at least the minimum number of independent directors required by applicable laws and regulations. The Nominating and Governance Committee identifies director nominees in various ways. In identifying and evaluating director nominees, the Nominating and Governance Committee actively seeks individuals who satisfy its criteria for membership on our Board and the Nominating and Governance Committee may solicit ideas regarding possible Board candidates from and consult with members of our Board, Company management, stockholders, advisors to the Company and other individuals likely to possess an understanding of the Company’s business and knowledge of suitable candidates, including through personal or professional relationships. The Nominating and Governance Committee also has the authority to retain a search firm, at the Company’s expense, to identify or evaluate director candidates at its discretion.

Blucora, Inc. | 2021 Proxy Statement 39

In making its recommendations, the Nominating and Governance Committee assesses the requisite skills and qualifications of director nominees and the composition of our Board as a whole in the context of our Board’s criteria and needs. Such assessments are consistent with our Board’s criteria for membership, including: (i) not less than a majority of directors shall satisfy the Nasdaq independence requirements; (ii) all directors shall possess strong judgment, character, expertise, skills and knowledge useful to the oversight of the Company; (iii) business, governmental, civic or other relevant experience; and (iv) the extent to which the interplay of the director nominee’s qualifications and diversity of cultural background, gender, experience and viewpoints with those of other Board members will complement those of other Board members and build a Board that is effective, in light of the Company’s business and structure. The Nominating and Governance Committee does not assign specific weights to particular criteria, and no particular criterion is necessarily applicable to all director nominees. In accordance with our Director Nomination Policy, the Nominating and Governance Committee will consider diversity criteria in the context of the perceived needs of our Board as a whole and seek to achieve a diversity of backgrounds and perspectives on our Board, with diversity being broadly construed to mean not only diversity with respect to gender, ethnicity and sexual orientation but also a variety of personal and professional experiences, education, opinions, perspectives and backgrounds. In addition, pursuant to the Nominating and Governance Committee Charter, in its efforts to recruit director candidates, the Nominating and Governance Committee will specifically direct any individuals assisting with recruitment to seek out potential candidates with diversity characteristics, including gender and racial diversity, to ensure that the Nominating and Governance Committee has considered a full array of qualified candidates.

The Nominating and Governance Committee is committed to fostering an environment of diversity and inclusion, including among our Board members and is asked to assess whether our Board is appropriately diverse as part of the annual evaluation of our Board. See the section “Board Skills, Background and Core Competencies” for additional information. In addition to the range of personal and professional experiences, education, opinion, perspectives and background currently represented on our Board, 60% of our Director Nominees at the Annual Meeting are female and/or racially or ethnically diverse, and three of the five female nominees currently serve in a Board leadership position, including as Chair of the Board, which we believe evidences the Nominating and Governing Committee’s continued commitment to diversity.

Director Selection Process

The Nominating and Governance Committee generally re-nominates incumbent directors who continue to satisfy the Nominating and Governance Committee’s criteria for membership on our Board, continue to make important contributions to our Board and consent to continue their service on our Board. However, the Nominating and Governance Committee regularly considers the needs of the Company and our Board with respect to directors and if appropriate, the Committee will nominate new directors who best fit those needs.

Any stockholder may nominate candidates for election as directors by following the procedures set forth in our Bylaws and our Director Nomination Policy, including the applicable notice, information and consent provisions. For further information regarding these procedures, see “Director Nomination by Stockholders and Stockholder Proposals of Other Business.” Copies of our Bylaws and our Director Nomination Policy are available on our corporate website at www.blucora.com.

In addition, pursuant to our Director Nomination Policy, any stockholder may recommend a director candidate for nomination by the Nominating and Governance Committee by delivering a written notice to the Nominating and Governance Committee that satisfies the notice, information and consent requirements of our Director Nomination Policy. The Committee will evaluate such recommended candidates using the same criteria that it uses to evaluate other candidates. The notice should be sent to the following address:

Nominating and Governance Committee

Blucora, Inc.

c/o Corporate Secretary

3200 Olympus Boulevard, Suite 100

Dallas, Texas 75019

Blucora, Inc. | 2021 Proxy Statement 40

The Nominating and Governance Committee did not receive any recommendations for director candidates for the Annual Meeting from any stockholder.

Stockholders who instead desire to nominate one or more persons for election as a director at an annual meeting of stockholders must comply with the deadlines and other requirements set forth in our Bylaws. ACI, an affiliate of Ancora, has notified the Company that it intends to nominate four director candidates for election at the Annual Meeting.

OUR BOARD DOES NOT ENDORSE ANY OF ANCORA’S NOMINEES AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” OUR BOARD’S NOMINEES BY USING THE ENCLOSED BLUE PROXY CARD AND DISREGARD ANY MATERIALS, AND DO NOT SIGN, RETURN OR VOTE ON ANY WHITE PROXY CARD, SENT TO YOU BY OR ON BEHALF OF ANCORA.

Non-Employee Director Compensation

Non-employee director compensation is overseen by the Nominating and Governance Committee and consists of equity grants and annual cash retainers for Board, committee and chair service. The combination of cash and equity compensation is intended to provide incentives for non-employee directors to continue to serve on our Board, to align the interests of our Board and stockholders and to attract new non-employee directors with outstanding qualifications.

2020 Non-Employee Director Compensation

Our Nominating and Governance Committee has periodically engaged one of the Compensation Committee’s independent compensation consultants, Meridian Compensation Partners, LLC (“Meridian”), to review director compensation. In December 2018, Meridian conducted a benchmarking analysis of Blucora’s non-employee director compensation program as compared to the same compensation peer group used for executive compensation. As a result of this benchmarking analysis, the annual cash retainers paid to our non-employee directors were revised in order to better align our Board’s total compensation with the median of its peers. These changes became effective at the 2019 annual meeting of stockholders. The value of the annual equity grant made to the independent Chair of the Board was also increased as a result of this review.

The following table sets forth the annual cash retainers in effect during 2020:

Group	Annual Retainer Paid to All Non-Employee Directors (including Chair)	Annual Chair Retainer
Board of Directors	$ 50,000	$ 50,000
Audit Committee	$ 10,000	$ 25,000
Compensation Committee	$ 7,500	$ 15,000
Nominating and Governance Committee	$ 5,000	$ 12,250

In 2020, we granted the following equity awards to our directors: (i) an initial grant of time-based restricted stock units (“RSUs”) to all newly elected or appointed non-employee directors, (ii) an annual grant of time-based RSUs to all non-employee directors, including all newly elected or appointed directors and (iii) an additional annual grant of time-based RSUs to the Chair of the Board. The number of RSUs granted was based on a set dollar amount, with the specific number of RSUs granted based on the price of our Common Stock on the date of the grant.

Blucora, Inc. | 2021 Proxy Statement 41

The following table sets forth our equity grants made to directors during 2020 (in dollars):

Initial and Annual Equity Awards	$ Value of Award
Initial equity grants to all newly elected or appointed non-employee directors (1)	$150,000
Annual equity grants to all non-employee directors, including newly elected or appointed directors (2)	$125,000
Additional annual equity grant to Chair of the Board (2)	$50,000
(1)	Initial equity grants vest in three equal annual installments beginning on the first anniversary of the applicable election or appointment date.

(2)	Annual grants are made on the date of the annual meeting of stockholders and vest in full on the earlier of the first anniversary of the grant date or the date of the Company’s next annual meeting of stockholders, provided that the grantee continues to be a member of our Board on such date. In the case of a newly appointed director who was not appointed on the date of the annual meeting of stockholders, a pro rata portion of the annual grant amount was awarded based on the date of appointment.

The Company reimburses all directors for expenses incurred in connection with attending meetings or performing their duties as directors. The Company does not provide any perquisites to directors.

The following table sets forth information concerning the fiscal year 2020 compensation paid or awarded to each non-employee director that served during any part of 2020 pursuant to the director compensation program described above. Effective January 30, 2020, Mr. Walters was appointed as our President and CEO. Upon such appointment, Mr. Walters resigned from his positions as a member and Chair of the Compensation Committee in accordance with Nasdaq rules and no longer receives compensation for his services as a director. Any annual retainer fees he received for serving as a director in January 2020 are shown in the Summary Compensation Table below. John Clendening did not receive compensation for his services as a director during 2020 prior to his departure since he was also serving as our President and CEO at such time. See “Compensation of Named Executive Officers—Summary Compensation Table” beginning on page 102 for information concerning the compensation paid to Messrs. Walters and Clendening during 2020.

Current Directors (1)	Annual Retainer Fees (Earned or Paid in Cash)	Stock Awards (2)(3)	Total
Steven Aldrich	$ 67,875	$ 125,000	$ 192,875
Mark Ernst	$ 49,950	$ 303,375	$ 353,325
E. Carol Hayles	$ 75,668	$ 125,000	$ 200,668
John MacIlwaine	$ 60,000	$ 125,000	$ 185,000
Georganne C. Proctor	$ 106,271	$ 175,000	$ 281,271
Karthik Rao	$ 19,694	$ 241,500	$ 261,194
Jana Schreuder	$ 47,868	$ 303,375	$ 351,243
Mary S. Zappone	$ 80,584	$ 125,000	$ 205,584

(1)	Certain directors elected to defer all or a portion of their retainer fees and stock awards for 2020. See “Deferral of Board Annual Retainers and Equity Awards” below. Ms. Perry joined our Board effective February 27, 2021 and, therefore, is not included in this table.

(2)	The dollar amount for stock awards (which consist of RSUs) is the grant date fair value computed in accordance with Accounting Standards Board Accounting Standards Codification Topic 718, Compensation - Stock Compensation (“ASC Topic 718”), excluding the effect of any estimated forfeitures. These amounts reflect the Company’s accounting expense and do not correspond to the actual value that will be realized by the director. Assumptions used in the valuation of stock awards granted in 2020 are discussed in “Note 12: Stock-Based Compensation” of the Notes to Consolidated Financial Statements (Part II, Item 8) in our Annual Report on Form 10-K for the year ended December 31, 2020.

(3)	The vesting for initial RSU grants and annual RSU grants is described above.

Blucora, Inc. | 2021 Proxy Statement 42

All director equity grants that were made in 2020 were awarded under the Company’s 2018 Long-Term Incentive Plan (the “2018 Plan”). Stock awards consist of RSUs, with each RSU representing the right to receive one share of our Common Stock upon vesting. The following table sets forth information concerning the aggregate number of equity awards outstanding for each of our non-employee directors as of December 31, 2020.

Directors as of December 31, 2020 (1)	Aggregate Number of Unvested RSUs (2)	Aggregate Number of Options (3)
		Unvested	Vested and Unexercised
Steven Aldrich	11,061	—	—
Mark Ernst	21,311	—	—
E. Carol Hayles	12,330	—	—
John MacIlwaine	12,330	—	—
Georganne C. Proctor	15,486	—	—
Karthik Rao	20,157	—	—
Jana Schreuder	21,311	—	—
Mary S. Zappone	11,061	—	28,822
(1)	Effective January 30, 2020, Mr. Walters was appointed as our President and CEO, while continuing as a member of our Board as an employee director. Upon such appointment, Mr. Walters resigned from his positions as a member and Chair of the Compensation Committee in accordance with Nasdaq rules. As an NEO for 2020, Mr. Walter’s outstanding equity (including such awards as were received while serving on our Board) are reflected in the Outstanding Equity Awards at Fiscal Year End table on page 107.

(2)	Does not reflect vested shares that the director has elected to defer under the terms of the Director Deferral Plan as shown below.

(3)	Prior to May 2017, equity grants made to non-employee directors consisted of options and RSUs.

Director Stock Ownership Guidelines

Our Board has adopted stock ownership guidelines that are applicable to all non-employee directors, and the Nominating and Governance Committee is responsible for administering and applying these guidelines. Our Director Stock Ownership Guidelines require that all non-employee directors acquire and hold shares of our Common Stock equal in market value to at least five times (5x) the value of the annual retainer paid to non-employee directors (excluding the additional retainers for the Chair of the Board, committee members and the chairs of our Board’s committees). As described above, the amount of this retainer was $50,000 for 2020, and accordingly, non-employee directors were expected to hold shares with a market value of at least $250,000.

Under the Director Stock Ownership Guidelines, the non-employee directors who were members of our Board on January 1, 2018 were expected to attain the minimum ownership amount by no later than June 1, 2020. Non-employee directors who joined our Board after January 1, 2018 are expected to attain the minimum ownership amount within five years after the date of their initial appointment or election to our Board. As of December 31, 2020, all of our non-employee directors were in compliance with the applicable ownership guidelines or otherwise expected to achieve the requisite ownership levels within the requisite timeframe.

Deferral of Board Annual Retainers and Equity Awards

On January 1, 2019, the Company implemented the Blucora Director Tax-Smart Deferral Plan (as amended and restated, the “Director Deferral Plan”). The Director Deferral Plan is a non-qualified deferred compensation arrangement that allows each of the Company’s non-employee directors to defer a portion of their annual retainers and annual equity awards. Participants may elect to defer at least 5%, and up to 100%, of their annual retainers and at least 20% (rounded to the nearest whole share of Common Stock), and up to 100%, of their annual equity grants, respectively, to the Director Deferral Plan. Participants direct the investment of their accounts, at market rates, among the available investment options, which are selected our Board (or a committee thereof) in its sole discretion. The Director Deferral Plan offers automatic lump sum distributions upon death or disability. Each participant may elect to receive lump sum or installment distributions upon separation from service or on such other dates certain that a participant may elect. Such elections are made at the time such participant elects to defer compensation for a specific year. Participant distributions payable upon separation from service will be delayed for six months. The assets of the Director Deferral Plan are held in a rabbi trust. In 2020, four of our directors elected to participate in the Director Deferral Plan while they were non-employee directors of the Company. The following table reflects information regarding each participating director in the Director Deferral Plan for 2020.

Blucora, Inc. | 2021 Proxy Statement 43

	ANNUAL CASH RETAINER					EQUITY
Name	Director Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/Distributions in Last Fiscal Year ($)	Aggregate Balance at Last Fiscal Year-End ($)	RSUs (#)(1)
Steven Aldrich (2)	—	—	—	—	—	15,033
E. Carol Hayles (3)	$75,668	—	$12,321	—	$155,945	15,033
Georganne C. Proctor (4)	—	—	—	—	—	20,946
Christopher W. Walters (5)	—	—	—	—	—	3,972
(1)	Reflects the total number of RSUs that the director has elected to defer under the Director Deferral Plan as of December 31, 2020.
(2)	As of December 31, 2020, 3,972 of the RSUs that Mr. Aldrich has elected to defer under the Director Deferral Plan had vested and 11,061 had not yet vested.
(3)	As of December 31, 2020, 3,972 of the RSUs that Ms. Hayles has elected to defer under the Director Deferral Plan had vested and 11,061 had not yet vested.
(4)	As of December 31, 2020, 5,460 of the RSUs that Ms. Proctor has elected to defer under the Director Deferral Plan had vested and 15,486 had not yet vested.
(5)	Reflects 3,972 deferred and vested RSUs granted to Mr. Walters for his service as a Board member that were deferred by Mr. Walters prior to his appointment on January 30, 2020 as the Company’s President and CEO.

Retirement Benefits from Blucora

The non-employee directors of our Board are not provided health, retirement or pension benefits.

Stockholder Engagement

Ongoing Engagement

We believe it is important to have regular and meaningful engagement with our stockholders and understand their perspectives on corporate governance, executive compensation and other issues that are important to them. We welcome the opportunity to engage with our investors to obtain their insights and feedback on matters of mutual interest. Our Board’s and management’s commitment to understanding the interests and perspectives of our stockholders is a key component of our corporate governance strategy and compensation philosophy.

Blucora, Inc. | 2021 Proxy Statement 44

The Company has a robust stockholder engagement program in place that is designed to have several touchpoints throughout the year in order to create multiple opportunities to solicit feedback:

Season	Engagement Focus
Spring	The Company releases its proxy statement with respect to its upcoming annual meeting and extends invitations to its largest institutional investors to discuss their perspectives, including the matters to be voted on at the upcoming annual meeting.
Summer	Management reports to our Board on the results of the annual meeting and investor feedback generally, which helps identify the key topics on which to engage stockholders through the end of the year.
Summer/Fall/Winter	Our Board and management determine key topics on which to engage stockholders based on Board discussions and begin engagement.

In addition, throughout the year, we participate in investor conferences and other formal events, as well as meet with analysts to share our perspectives and to solicit their feedback on our performance. Feedback received from these events and meetings is provided to our Board on an ongoing basis.

2020 Stockholder Engagement Outcomes

During 2020, we engaged with many of our investors, resulting in substantive engagements. These meetings focused on a number of topics, including the following: Board and executive team composition, corporate governance disclosures, our COVID-19 response, the Board’s oversight of ESG topics including human capital management and diversity and inclusion, sustainability-related disclosures and executive compensation.

Our Board carefully considers feedback from stockholders, and we have incorporated the feedback received during these discussions into our governance practices and disclosures. Some of the actions we have recently taken that have been informed by stockholder feedback include:

✓	Addition of three new independent directors in 2020 with specific skills highly relevant to our business, including tax preparation, wealth management, digital marketing and data analytics;

✓	Commencement of a search for a fourth new director, which resulted in the February 2021 appointment of Ms. Perry, who has turnaround and transformation experience;

✓	Enhancements to our governance disclosures, including director skills, director onboarding, stockholder engagement and the Company’s COVID-19 response; and

✓	Enhancements to our social and environmental responsibility disclosures, including regarding the Company’s diversity and inclusion program.

Communication with Our Board

We believe communication between our Board and our stockholders and other stakeholders is an important part of corporate governance. Stockholders and other stakeholders who wish to communicate with our Board, or with any individual member of our Board, may do so by sending such communication in writing to the following address with a request to forward the communication to the intended recipient:

Blucora, Inc.

3200 Olympus Boulevard, Suite 100

Dallas, Texas 75019

Attention: Corporate Secretary

The Corporate Secretary will generally forward communications to the intended recipient. However, the Corporate Secretary reserves the right not to forward any material that is inappropriate. Spam junk mail, mass mailings, service complaints, service inquiries, new service suggestions, resumes and other forms of job inquiries, surveys, business solicitations and advertisements or requests for donations and sponsorships will not be forwarded. In addition, employees may communicate with our Board through, among other processes, the Company’s internal whistleblower hotline process administered under our Code of Conduct.

Blucora, Inc. | 2021 Proxy Statement 45

LEADERSHIP CHANGES

In January 2020, we announced the departures of our President and Chief Executive Officer and of our Chief Financial Officer. Effective January 30, 2020, our Board appointed Christopher W. Walters, who has served on our Board since 2014, as President and Chief Executive Officer, with Mr. Walters continuing to serve on our Board. After considering and interviewing candidates selected with the assistance of an executive search firm, our Board chose Mr. Walters to lead the Company because of his digital marketing expertise, his turnaround experience and his deep knowledge of the Company and its management team.  Our Board believed Mr. Walters’s background and experience would help drive the next phase of the Company’s growth, while creating stockholder value and fostering a strong culture and work environment for our employees.  Moreover, given his familiarity with the Company and its management team, our Board was confident that Mr. Walters would be well-positioned to quickly update and immediately implement the Company’s strategy and achieve results.

In April 2020, our Board appointed Marc Mehlman as Chief Financial Officer, and the Company announced a series of additional organizational changes that resulted in a comprehensively refreshed senior leadership team. The Company also began to implement operational changes that were aimed at maximizing efficiencies at each of the businesses, while driving further revenue growth and better positioning Blucora to operate more effectively through the COVID-19 crisis.

Due to ongoing arbitration proceedings brought by our former President and Chief Executive Officer against the Company, Mr. Clendening has declined to return a completed questionnaire containing information needed by the Company to prepare this Proxy Statement.

Blucora, Inc. | 2021 Proxy Statement 46

PROPOSAL ONE

ELECTION OF DIRECTORS

Introduction

Each member of our Board is up for election at each annual meeting of stockholders and, if elected, will hold office for a one-year term expiring at the next annual meeting. Directors hold office until their successor is duly elected and qualified or until their earlier death, resignation or removal. If a director retires, resigns or is otherwise unable to serve before the end of his or her one-year term, our Board may appoint a director to fill the remainder of such term, reduce the size of our Board or leave the position vacant.

Our Bylaws provide that an election is considered “contested,” and will be held under a plurality vote standard, if the Secretary of the Company receives a notice that a stockholder has nominated a person for election to our Board in compliance with the advance notice requirements for stockholder nominees set forth in our Bylaws, and such nomination has not been withdrawn by such stockholder on or prior to the tenth day preceding the date on which the Company first delivered the notice of the annual meeting to stockholders.

On February 10, 2021, ACI provided notice to the Secretary of the Company that ACI intends to nominate four director candidates for election at the Annual Meeting, and this notice was not withdrawn prior to the time mentioned in the immediately preceding paragraph. As a result, the election of directors at the Annual Meeting will be conducted under a plurality vote standard.

OUR BOARD DOES NOT ENDORSE ANY OF ANCORA’S NOMINEES AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” OUR BOARD’S NOMINEES BY USING THE ENCLOSED BLUE PROXY CARD AND DISREGARD ANY MATERIALS, AND DO NOT SIGN, RETURN OR VOTE ON ANY WHITE PROXY CARD, SENT TO YOU BY OR ON BEHALF OF ANCORA.

Director Nominee Information and Qualifications

The 10 directors identified below have been nominated by our Board, at the recommendation of the Nominating and Governance Committee, for election at the Annual Meeting to serve for a one-year term ending at our 2022 Annual Meeting, until their successors are duly elected and qualified, or until their earlier death, resignation or removal. The Nominating and Governance Committee and our Board believe that each of our Director Nominees brings a strong and distinct set of perspectives, experiences and skills to Blucora. The Nominating and Governance Committee and our Board believe that if our Board is comprised of these nominees, our Board will be effective and well-functioning and have an optimal balance of experience, leadership, competencies, qualifications and skills in areas of importance to Blucora and the Company’s stockholders.

Our Board has affirmatively determined that each of our Director Nominees, excluding Mr. Walters who also serves as our President and Chief Executive Officer, qualifies as an independent director under Nasdaq listing rules. None of our Director Nominees is being elected pursuant to any arrangement or understanding between any Director Nominee and any other person or persons. For further information on the process for director nominations and criteria for selection of Board nominees, see “Information Regarding Our Board of Directors—Director Nomination Process and Qualification Overview of Directors” beginning on page 39.

OUR BOARD UNANIMOUSLY RECOMMENDS VOTING “FOR” THE ELECTION OF EACH OF OUR BOARD’S NOMINEES ON THE ENCLOSED BLUE PROXY CARD.

Name of Director Nominee	Age	Position(s) with Blucora	Director Since
Georganne C. Proctor	64	Chair of the Board	2017
Steven Aldrich	51	Director	2017
Mark A. Ernst	62	Director	2020
E. Carol Hayles	60	Director	2018
John MacIlwaine	51	Director	2018
Tina Perry	48	Director	2021
Karthik Rao	47	Director	2020
Jana R. Schreuder	62	Director	2020
Christopher W. Walters	46	Director, President and CEO	2014
Mary S. Zappone	56	Director	2015

Blucora, Inc. | 2021 Proxy Statement 47

Georganne C. Proctor

Former CFO of TIAA-CREF Director Since: 2017 Age: 64 Independent: Yes

Chair of the Board

Standing Board Committees:

Nominating and Governance Committee

Outside Public Company Directorships:

Sculptor Capital Management, Inc. (2011–Present)

Redwood Trust, Inc. (2006–Present)

SunEdison, Inc. (2013–2017)

Kaiser Aluminum Corporation (2006-2009)

Bechtel Group, Inc. (1999–2002)

Executive Experience:

Ms. Proctor has served as a director since 2017 and as Chair since July 2019. Ms. Proctor is the former Chief Financial Officer of TIAA-CREF, a national financial services organization, a position she held from 2006 to 2010. From 2003 to 2005, Ms. Proctor was Executive Vice President, Finance of Golden West Financial Corporation. She served as Chief Financial Officer of Bechtel Group, Inc. from 1997 to 2002 and as a director of Bechtel from 1999 to 2002. Since 2006, Ms. Proctor has been a director of Redwood Trust, Inc., a NYSE listed company, where she currently is chair of the compensation committee and a member of the audit committee. From 2013 until 2017, she was a director of SunEdison, Inc., which was listed on the NYSE. From 2006 to 2009, she served on the board of directors of Kaiser Aluminum Corporation, a Nasdaq listed company, where she was also a member of the audit committee and compensation committee. Since 2011, Ms. Proctor has also served on the board of directors of Sculptor Capital Management Inc. (formerly named Och-Ziff Capital Management Group), a NYSE listed company, where she is the chair of the audit committee. Ms. Proctor holds a B.S. in Business Management from the University of South Dakota and an M.B.A. from California State University at Hayward.

Relevant Skills and Qualifications:

✔ Wealth Management

✔ Audit / Finance / Risk

✔ Legal / Regulatory

✔ Public Company Board Experience

✔ Executive Leadership

Ms. Proctor has experience in the wealth management and financial institutions sectors, having served in senior leadership roles for two large financial services firms.

She also has significant financial and accounting experience and has worked closely with boards and board committees throughout her career, including as a chief financial officer. This experience provides her with a thorough understanding of capital allocation considerations, public company reporting obligations, Sarbanes-Oxley compliance and planning and treasury and liquidity management.

Furthermore, her service on the audit and compensation committees of other public companies gives her a strong background in the oversight of financial and corporate governance matters. Ms. Proctor’s extensive experience, particularly as an executive and board member within the financial sector, allows her to provide valuable guidance and knowledge to our Board and enable her to lead effectively in her capacity as Chair. Ms. Proctor also currently serves as a member of the Nominating and Governance Committee, where she contributes significantly to the oversight responsibilities on matters relating to board and corporate governance.

Blucora, Inc. | 2021 Proxy Statement 48

Steven Aldrich

Former Chief Product Officer, GoDaddy Inc. Director Since: 2017 Age: 51 Independent: Yes	Standing Board Committees: Nominating and Governance Committee (Chair) Outside Public Company Directorships: Xero Ltd. (2020–Present)

Executive Experience:

Mr. Aldrich has served on the board of directors and People and Remuneration Committee of Xero Limited (ASX: XRO), a leader in cloud accounting focused on small businesses, since October 2020. Mr. Aldrich has also served as the Chair at Oakland Roots Sports Club, a professional soccer team, since March 2019. Mr. Aldrich previously served as the Chief Product Officer at GoDaddy, Inc., a cloud-based solutions provider and domain registrar, from January 2016 through February 2019 and as Senior Vice President, Business Applications beginning in July 2012. Before joining GoDaddy in 2012, Mr. Aldrich served in various senior management roles at Intuit, Inc., a business and financial software company, from 1996 through 2008, including Vice President of Strategy and Innovation for the small business division. Mr. Aldrich also served as Chief Executive Officer of Outright Inc., an online bookkeeping and accounting service, from 2011 to 2012, when it was acquired by GoDaddy and as Chief Executive Officer of Posit Science Corporation, a software and services company, from 2008 to 2011. Mr. Aldrich currently serves as President of the Board of the Bay Area Glass Institute, a non-profit organization, and as a member of the Board of Directors of Ruby Receptionists, Inc., a live virtual receptionist and chat company.  Mr. Aldrich holds a Bachelor of Arts in Physics from the University of North Carolina and an M.B.A. from Stanford University.

Relevant Skills and Qualifications:

✔ Tax

✔ Digital / Technology / Software

✔ Sales / Marketing

✔ Human Capital

✔ Public Company Board Experience

✔ Executive Leadership

Mr. Aldrich brings extensive product management experience from his years of serving in executive management positions at technology companies focused on serving consumers and small businesses. He has significant experience in operations, strategy, company growth and management and has been a senior executive of consumer and small business software-as-a-service businesses.

Mr. Aldrich also brings to our Board substantive knowledge about a variety of issues related to the Company’s business, including innovation and product development related to business software and currently serves as the Chair of the Nominating and Governance Committee, where he contributes significantly to the oversight responsibilities on matters relating to board and corporate governance.

Blucora, Inc. | 2021 Proxy Statement 49

Mark A. Ernst

Managing Partner at Bellevue Capital LLC Former Executive Vice President and Chief Operating Officer, Fiserv, Inc. Director Since: 2020 Age: 62 Independent: Yes	Standing Board Committees: Audit Committee Outside Public Company Directorships: Great Plains Energy Incorporated (2000–2008) Knight Ridder, Inc. (2004–2006) SAIA, Inc. (2001–2004)
Executive Experience:
Mr. Ernst currently serves as the Managing Partner at Bellevue Capital, LLC, a private investment firm, a role he has held since May 2018 as well as during 2008. Prior to joining Bellevue, Mr. Ernst served as Executive Vice President and Chief Operating Officer at Fiserv, Inc., a financial services technology company, from January 2011 to April 2018, where he had oversight responsibility for the major operating businesses and support organizations of the enterprise, with focus on enterprise-wide quality improvement and product management efforts. Mr. Ernst previously served as Deputy Commissioner at the Internal Revenue Service from January 2009 to November 2010. Mr. Ernst served in various executive roles at H&R Block, Inc., including as Chairman, President and Chief Executive Officer from 2001 to 2007 and as Chief Operating Officer from 1998 until 2000. Prior to joining H&R Block, Mr. Ernst served in various executive roles at American Express Company. Mr. Ernst currently serves as the Chairman of the board of directors of the Financial Health Network, a consumer-focused financial services advocacy organization, and is a director and officer of the Ernst Family Foundation. He previously served on the boards of Great Plains Energy Incorporated (formerly: GXP), Knight-Ridder Inc. (formerly: KRI) and SAIA, Inc. (Nasdaq: SAIA). Mr. Ernst received Bachelor’s degrees in finance and accounting from Drake University, where he is a member of the Board of Trustees, and an M.B.A. from the University of Chicago Booth School of Business, where he has served on its Advisory Board.

Relevant Skills and Qualifications:

✔ Wealth Management

✔ Tax

✔ Digital / Technology / Software

✔ Strategy / Turnaround

✔ Audit / Finance / Risk

✔ Sales / Marketing

✔ Legal / Regulatory

✔ Public Company Board Experience

✔ Executive Leadership

Mr. Ernst brings extensive relevant industry and executive leadership experience and knowledge to our Board, having spent over 30 years in the financial services industry, including in the tax preparation business, as well as operational, capital allocation and strategy development experience. Mr. Ernst also has significant experience leading merger and acquisition processes.

Mr. Ernst has also overseen financial and accounting matters, including during his service as a public company Chief Executive Officer and as the audit committee chair of a public company board, which qualifies him as an “audit committee financial expert.”

Mr. Ernst’s extensive familiarity with the wealth management and technology sectors, coupled with his experience serving on various public company boards, allows him to provide valuable insight and experience to bolster our Board’s and the Audit Committee’s oversight of the Company’s audit and risk management functions.

Blucora, Inc. | 2021 Proxy Statement 50

E. Carol Hayles

Former CFO, CIT Group, Inc. Director Since: 2018 Age: 60 Independent: Yes	Standing Board Committees: Compensation Committee Audit Committee Outside Public Company Directorships: eBay Inc. (2020–Present) Webster Financial Corporation (2018–Present)
Executive Experience:

Ms. Hayles is the former Chief Financial Officer of CIT Group Inc., a U.S. bank and global lending and leasing business, a position she held from November 2015 to May 2017. From July 2010 to November 2015, Ms. Hayles was the Controller and Principal Accounting Officer of CIT Group Inc. and was responsible for all financial and regulatory reporting. Prior to joining CIT Group Inc., Ms. Hayles worked at Citigroup Inc. for 24 years in various financial roles, most recently as Deputy Controller, and she began her career at PricewaterhouseCoopers in Toronto, Canada. Ms. Hayles has been a director of Webster Financial Corporation, a NYSE listed company, since 2018, and eBay Inc., a Nasdaq listed company, since 2020. She was a Canadian Chartered Accountant from 1985 to 2009, and she received her BBA from York University in Toronto.

Relevant Skills and Qualifications:

✔ Strategy / Turnaround

✔ Audit / Finance / Risk

✔ Legal / Regulatory

✔ Public Company Board Experience

✔ Executive Leadership

As a former executive with over 30 years’ experience in the financial services industry, Ms. Hayles has significant executive leadership experience, as well as experience in the areas of capital allocation, operations, regulatory compliance, strategy and mergers and acquisitions.

Ms. Hayles also has extensive financial and accounting experience, including as the chief financial officer of a large financial institution and chair of a public company audit committee, which qualifies her as an “audit committee financial expert.”

Ms. Hayles currently serves as a member of the Compensation Committee, where she contributes significantly to the compensation strategy of the Company, and as a member of the Audit Committee, where she contributes extensively to the oversight and integrity of our financial statements, internal controls, risk management and ethics and compliance functions.

Blucora, Inc. | 2021 Proxy Statement 51

John MacIlwaine

Chief Executive Officer of Bay1, Inc. Director Since: 2018 Age: 51 Independent: Yes	Standing Board Committees: None Outside Public Company Directorships: None
Executive Experience:
Mr. MacIlwaine currently serves as the Chief Executive Officer of Bay1, Inc., a corporation specializing in digital payments. Mr. MacIlwaine served as VP, General Manager at Braintree, a subsidiary of PayPal, Inc. that provides mobile and web payment systems for e-commerce companies, until April 2020. Prior to joining Braintree, he served as Chief Technology Officer of LendingClub Corporation, which operates an online lending marketplace platform, from August 2012 to January 2017. From December 2011 to July 2012, Mr. MacIlwaine served as the Chief Information Officer at Green Dot Corporation, a provider of prepaid financial services. From April 2007 to November 2011, Mr. MacIlwaine served as head of global development at Visa, Inc., a credit card processing company, where he led program management and information services, including web application development, data warehousing, business intelligence and mobile development. Mr. MacIlwaine holds a B.S.E. in computer engineering from the University of Michigan.

Relevant Skills and Qualifications:

✔ Wealth Management

✔ Digital / Technology / Software

✔ Strategy / Turnaround

✔ Audit / Finance / Risk

✔ Executive Leadership

Mr. MacIlwaine has extensive information technology and financial technology experience from his years of serving in executive management positions in the financial services sector, including with building tools for consumers and protecting sensitive financial data. He has extensive and unique experience in information technology, cybersecurity, operations, strategy, company growth and management.

Mr. MacIlwaine is a former member of the Audit Committee, where he contributed significantly to the review and evaluation of our enterprise risk assessment and risk management goals, particularly in the areas of information technology and cybersecurity.

Blucora, Inc. | 2021 Proxy Statement 52

Tina Perry

President of Oprah Winfrey Network Director Since: 2021 Age: 48 Independent: Yes	Standing Board Committees: Nominating and Governance Committee Outside Public Company Directorships: None
Executive Experience:
Ms. Perry is the President of OWN: Oprah Winfrey Network, a leading cable channel and media company, where she oversees all operations and creative areas and reports to OWN Chairman and Chief Executive Officer, Oprah Winfrey, and OWN’s board of directors. Before being named President in January 2019, Ms. Perry served as Executive Vice President of Business and Legal Affairs for OWN from 2014 to December 2018. Her previous professional experience includes managing business and legal affairs for VH1 and MTV at Viacom from 2004 to 2009 and working as an associate at Cravath, Swaine & Moore LLP in New York, where she focused on corporate matters. Ms. Perry also serves on the OWN Board of Directors, the Paley Center for Media’s Los Angeles Board of Governors and the Board of Directors of The Friends of Saban Community Clinic. Additionally, she sits on the California Institute of the Arts Board of Trustees and Stanford University’s Cantor Arts Center Advisory Board and vice chair and founding member of The Mistake Room, a non-profit global platform for contemporary art and ideas. Ms. Perry holds a J.D. degree from Harvard Law School, a Master of Science in Comparative Social Policy from the University of Oxford and graduated with Honors from Stanford University.

Relevant Skills and Qualifications:

✔ Strategy / Turnaround

✔ Sales / Marketing

✔ Legal / Regulatory

✔ Human Capital

✔ Executive Leadership

Ms. Perry has extensive experience driving strategic transformations of large, complex organizations, having been the driving force behind OWN’s evolution and transformation into one of the leading media platforms in the United States. As head of the network’s operations and creative areas, she has led the expansion into digital media and overseen the network’s issue-focused OWN Spotlight programming, which has expanded the reach of the network and enhanced audience engagement. She also brings significant experience in legal, risk and regulatory matters following a career as Executive Vice President, Business and Legal Affairs at OWN, senior counsel for VH1 and MTV at Viacom and as an associate at a leading corporate law firm, Cravath, Swaine & Moore LLP.

Ms. Perry’s experience successfully leading turnaround initiatives, fostering healthy organizational cultures and driving growth allow her to contribute significantly to our Board’s oversight of strategy and human capital. Ms. Perry serves as a member of the Nominating and Governance Committee, where she is expected to contribute significantly to the oversight responsibilities on matters relating to board and corporate governance.

Blucora, Inc. | 2021 Proxy Statement 53

Karthik Rao

COO for Nielsen Global Media Director Since: 2020 Age: 47 Independent: Yes	Standing Board Committees: Compensation Committee Outside Public Company Directorships: None
Executive Experience:
Mr. Rao currently serves as the Chief Operating Officer for Nielsen Global Media, a global provider of data, information and technology to the media and advertising industries, a role he has held since February 2020. Prior to this role, Mr. Rao has held a variety of executive positions within the Nielsen Corporation, a measurement and data analytics company, spanning the United States, Middle East and Asia for Nielsen’s Connect and Media businesses where he most recently held the title of Chief Product & Technology Officer for Nielsen Global Media from January 2019 to February 2020. Mr. Rao served as the President of Nielson Portfolio and the Chief Executive Officer of Gracenote, an entertainment data and technology provider, from January 2017 to December 2018. He has also served as the President of Nielsen’s Expanded Verticals business from December 2015 to December 2016 and EVP of Nielsen’s Digital Enablement from September 2014 to November 2015. Mr. Rao serves on the Diversity Council at Nielsen as the Executive Sponsor of the Asian American Employee Resource Group. Mr. Rao has served as a board member for OpenSlate, a global source of brand safety and contextual analytics for digital video content, since 2019. He also has served as a member of the board for NCSolutions since 2019. Mr. Rao holds a B.A. and an M.A. in Economics from Loyola College, Chennai, India and a M.B.A. in marketing from Illinois State University.
Relevant Skills and Qualifications:

✔ Digital / Technology / Software

✔ Strategy / Turnaround

✔ Sales / Marketing

✔ Human Capital

✔ Executive Leadership

Mr. Rao has extensive experience in leading technology-driven transformations and leveraging data strategically to support growth. His career in marketing, strategy and analytics has provided him deep insight into consumer behavior. He also is committed to talent development and has led internal employee resource groups.

Our Board believes that Mr. Rao’s background in driving product innovation and his deep marketing expertise is highly relevant to our core consumer-facing business and make him a valuable member of our Board. Mr. Rao currently serves as a member of the Compensation Committee, where he contributes significantly to the compensation strategy of the Company.

Blucora, Inc. | 2021 Proxy Statement 54

Jana R. Schreuder

Former EVP and COO of Northern Trust, Inc. Director Since: 2020 Age: 62 Independent: Yes	Standing Board Committees: Compensation Committee (Chair) Outside Public Company Directorships: The Bank of N.T. Butterfield & Son Limited (2020–Present) LifePoint Health (2016–2018)
Executive Experience:
Ms. Schreuder is the former Executive Vice President and Chief Operating Officer of Northern Trust Corporation, a financial services company, a position that she held from 2014 to 2018. Ms. Schreuder joined Northern Trust in 1980 and during her tenure held multiple roles as a member of the management team, including service as the President of Wealth Management from 2011 to 2014, as President of Operations & Technology from 2006 to 2011 and as Chief Risk Officer from 2005 to 2006. Since 2008, Ms. Schreuder has served as a member of the board, including her current service as chair of the compensation committee, of Entrust Datacard Group, a privately held hardware and software information security company. From 2016 to 2018, Ms. Schreuder was a member of the board of directors of LifePoint Health, Inc., a rural U.S. healthcare provider which was acquired by affiliates of Apollo Global Management in 2018. Ms. Schreuder is currently a member of the board of directors of The Bank of N.T. Butterfield & Son Limited, a provider of banking, trust and wealth management services in Bermuda, the Cayman Islands and the Channel Islands. Ms. Schreuder also currently serves on the Global Pricing & Membership Committee of Women Corporate Directors and is a member in the New York City Chapter. Ms. Schreuder received her Bachelor of Business Administration degree from Southern Methodist University and a Masters of Management from Northwestern University Kellogg Graduate School of Management.

Relevant Skills and Qualifications:

✔ Wealth Management

✔ Strategy / Turnaround

✔ Audit / Finance / Risk

✔ Legal / Regulatory

✔ Human Capital

✔ Public Company Board Experience

✔ Executive Leadership

Ms. Schreuder has extensive technology, operations and wealth management experience from her years of serving in executive management positions at Northern Trust Corporation, which provides her with unique experience in technology, product development, operations, strategy, company growth, capital allocation and management.

Ms. Schreuder also has significant experience with wealth management and financial products and has recently obtained a Directorship Certification from the National Association of Corporate Directors.

Ms. Schreuder currently serves as the Chair of the Compensation Committee, where her extensive experience and industry familiarity provides valuable contributions on matters relating to executive compensation and compensation strategy.

Blucora, Inc. | 2021 Proxy Statement 55

Christopher W. Walters

President, CEO and Director of Blucora, Inc. Director Since: 2014 Age: 46 Independent: No	Standing Board Committees: None Outside Public Company Directorships: None
Executive Experience:
Mr. Walters has served as our President and Chief Executive Officer since January 30, 2020 and as a member of our Board since 2014. Prior to being appointed President and Chief Executive Officer, Mr. Walters served as a Senior Partner at Activate, Inc., which is a strategy consulting firm serving technology, internet, media, entertainment and sports businesses that he joined in 2019. From 2015 through 2018, Mr. Walters served as the Chief Executive Officer of Encompass Digital Media, Inc., a global technology services business supporting hundreds of leading media companies. Previously, Mr. Walters served as the Chief Operating Officer of The Weather Company, a weather focused media and information services company, from 2012 to 2014. Prior to joining The Weather Company, he served in a variety of leadership roles at Bloomberg L.P. between 2008 and early 2012, most recently as the Chief Operating Officer of the Bloomberg Industry Verticals Group, responsible for operations, strategy, business development and expansion of the premium web-based subscription businesses. Previously, Mr. Walters was a partner at McKinsey & Co., advising media, entertainment, technology, information services and sport businesses as well as investors in these sectors. Mr. Walters holds a Bachelor of Science from the University of Vermont and an M.B.A. from the University of Chicago.

Relevant Skills and Qualifications:

✔ Wealth Management

✔ Tax

✔ Digital / Technology / Software

✔ Strategy / Turnaround

✔ Audit / Finance / Risk

✔ Sales / Marketing

✔ Legal / Regulatory

✔ Executive Leadership

Mr. Walters has extensive operational and executive management experience from his work as an executive and an advisor to a variety of companies where he has provided leadership and advice in areas of strategy, operations, technology, sales and marketing, including work with technology businesses that are highly relevant to the Company’s current operations.

Our Board believes Mr. Walters’s experience and knowledge, coupled with his familiarity and oversight of the Company’s historical strategic initiatives, provides valuable guidance to our Board and the Company as a technology-enabled, tax-smart financial solutions company while it seeks to meet its strategic growth initiatives.

Blucora, Inc. | 2021 Proxy Statement 56

Mary S. Zappone

CEO, Brace Industrial Group Director Since: 2015 Age: 56 Independent: Yes	Standing Board Committees: Audit Committee (Chair) Nominating and Governance Committee Outside Public Company Directorships: None
Executive Experience:
Ms. Zappone has extensive experience as an executive, including serving as Chief Executive Officer of Brace Industrial Group, Inc., an industrial services company, since 2017. Prior to joining Brace in October 2017, she served as President and Chief Executive Officer of Service Champ, a specialty distributor of consumable automotive aftermarket maintenance parts and accessories, from November 2015 to September 2017. Prior to joining Service Champ, she served as President and Chief Executive Officer of RecoverCare LLC, a supplier of healthcare equipment, from May 2011 to February 2015. Ms. Zappone worked at Alcoa, Inc. from 2006 to 2011, serving in a variety of roles, most recently as President of the Alcoa Oil & Gas Group, where she was responsible for operations, strategy, business development and expansion of the aluminum alloy product systems business. During her career, she has also held other senior-level positions at Tyco International plc, General Electric Company and Exxon Mobil Corporation and worked at McKinsey & Company, where she advised companies in improving operating performance, capital investment and merger and acquisition strategies. Ms. Zappone also serves as a director of Alsco Inc. (formerly known as Steiner). She received a B.S. in Chemical Engineering from Johns Hopkins University and an M.B.A. in Finance at Columbia Business School.

Relevant Skills and Qualifications:

✔ Strategy / Turnaround

✔ Audit / Finance / Risk

✔ Executive Leadership

Ms. Zappone has significant executive leadership experience, including in the areas of operations, capital allocation, strategy, people management, business development and company growth and expansion, as a result of her career as an executive and advisor, including high-level roles at companies that are renowned for their operational excellence.

Additionally, Ms. Zappone has significant knowledge of accounting, capital structures, finance, financial reporting, strategic planning and forecasting and her extensive financial and accounting experience qualifies her as an “audit committee financial expert.”

Ms. Zappone currently serves as the Chair of the Audit Committee, where she contributes significantly to the oversight of the integrity of our financial statements, internal controls, risk management and ethics and compliance functions. Ms. Zappone also serves as a member of the Nominating and Governance Committee, where she contributes significantly to the oversight responsibilities on matters relating to board and corporate governance.

Blucora, Inc. | 2021 Proxy Statement 57

Additional Information

Our Board currently consists of 10 members. The number of directors may be increased or decreased from time to time by our Board, provided that a reduction in the number of directors may not shorten the term of an incumbent, and our Board may only be composed of not less than six nor more than fifteen directors. Any vacancy occurring on our Board may be filled only by the affirmative vote of a majority of the directors, and any director elected by our Board shall be appointed for a term continuing until the next annual election of directors.

Our Director Nominees have consented to serve as nominees and to be named in this Proxy Statement, and they have agreed to serve as directors if elected by the stockholders. In the event that any Director Nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for a nominee who may be designated by our present Board to fill the vacancy. Alternatively, our Board may reduce the size of our Board or maintain such vacancy. It is not expected that any of our Director Nominees will be unable or will decline to serve as a director.

Vote Required

Directors will be elected by a plurality of the votes cast, meaning that the 10 nominees receiving the most votes “FOR” their election will be elected to our Board. Abstentions and withhold votes have no effect on the outcome of the election of directors. Broker discretionary voting is not permitted, and broker non-votes have no effect on the outcome of the election of directors.

OUR BOARD UNANIMOUSLY RECOMMENDS VOTING “FOR” THE ELECTION OF EACH OF OUR DIRECTOR NOMINEES ON THE ENCLOSED BLUE PROXY CARD.

Blucora, Inc. | 2021 Proxy Statement 58

PROPOSAL TWO

RATIFICATION, ON AN ADVISORY (NON-BINDING) BASIS, OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board has appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for 2021. Stockholder ratification of the appointment of EY is not required by our Bylaws or other applicable legal requirements. However, our Board considers it desirable for stockholders to pass upon the selection of auditors as a matter of good corporate practice. We are submitting this proposal to our stockholders on an advisory (non-binding) basis, and the outcome of the vote will not be binding on the Company. In the event that the appointment of EY as our independent registered public accounting firm is not ratified by our stockholders at the Annual Meeting, the appointment of EY as our independent registered public accounting firm will be reconsidered by the Audit Committee. Even if the selection is ratified, the Audit Committee in its sole discretion may direct the appointment of a different accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

The Audit Committee initially appointed EY as the Company’s independent registered public accounting firm in March 2012. Representatives of EY are expected to be present at the Annual Meeting, with the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

Vote Required

This proposal to ratify, on an advisory (non-binding) basis, the appointment of EY as our independent registered public accounting firm for 2021 requires the affirmative vote of a majority of shares of our Common Stock present by means of remote communication or represented by proxy at the Annual Meeting and entitled to vote. An abstention has the same effect as a vote against this proposal. Broker discretionary voting is not permitted if Ancora delivers its proxy materials to your broker, bank or other nominee on your behalf. If Ancora does not deliver its proxy materials to your broker, bank or other nominee on your behalf, your broker, bank or other nominee will be able to vote your shares with respect to this proposal. Broker non-votes will have no effect on the outcome of this proposal.

OUR BOARD UNANIMOUSLY RECOMMENDS VOTING “FOR” THE RATIFICATION, ON AN ADVISORY (NON-BINDING) BASIS, OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2021 ON THE BLUE PROXY CARD.

Blucora, Inc. | 2021 Proxy Statement 59

PROPOSAL THREE

APPROVAL, ON AN ADVISORY (NON-BINDING) BASIS, OF OUR NEO COMPENSATION

What You Are Being Asked to Approve

We hold advisory (non-binding) votes on the compensation of our NEOs, which are commonly referred to as “say-on-pay” votes, at every annual meeting of stockholders. Our Board values the opinions of our stockholders and believes an annual advisory (non-binding) vote allows our stockholders to provide us with their input on our executive compensation program. We conducted an advisory vote on the frequency of the say-on-pay vote at our 2017 annual meeting of stockholders. Following the recommendation of our stockholders, we will continue to hold our say-on-pay vote on an annual basis. We received very strong approval of our say-on-pay vote at our 2020 annual meeting of stockholders, with 93.7% of our stockholders who voted at the meeting voting for the approval of our compensation framework for our NEOs.

Pursuant to Section 14A(a)(1) of the Exchange Act, we are asking you to approve, on an advisory (non-binding) basis, our NEO compensation for 2020, as disclosed in the “Compensation Discussion and Analysis” section beginning on page 71 and the accompanying compensation tables and related narrative discussion. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the compensation philosophy, policies and practices described in this Proxy Statement. The next stockholder advisory vote to approve executive compensation will be held at our 2022 Annual Meeting.

Our Compensation Program

We believe that our NEO compensation program described throughout the “Compensation Discussion and Analysis” section of this Proxy Statement aligns the interests of our executives with those of our stockholders. Our compensation program is intended to attract, retain and motivate top-talent executives as leaders and compensate executive officers appropriately for their contribution to the attainment of our financial, operational and strategic objectives. In addition, we believe it is important to strongly align their interests with our stockholders’ interests by emphasizing incentive-based compensation and to discourage excessive or inappropriate risk taking.

Resolution for Advisory Vote to Approve Executive Compensation

Our Board and its committees value the opinions of our stockholders and will carefully consider the outcome of the advisory (non-binding) vote to approve our NEO compensation. However, because this vote is advisory, it is not binding on our Board or its committees. Our Board recommends that our stockholders vote “FOR” the following non-binding resolution at the Annual Meeting:

“RESOLVED, that the compensation of our named executive officers, as disclosed in the proxy statement for our 2021 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and the narrative discussion, is hereby APPROVED on an advisory basis.”

Vote Required

This proposal to approve, on an advisory (non-binding) basis, our NEO compensation requires the affirmative vote of a majority of shares of our Common Stock present by means of remote communication or represented by proxy at the Annual Meeting and entitled to vote. An abstention has the same effect as a vote against this proposal. Broker discretionary voting is not permitted, and broker non-votes have no effect on the outcome of this proposal.

OUR BOARD UNANIMOUSLY RECOMMENDS VOTING “FOR” THE APPROVAL, ON AN ADVISORY (NON-BINDING) BASIS, OF OUR NEO COMPENSATION ON THE BLUE PROXY CARD

Blucora, Inc. | 2021 Proxy Statement 60

AUDIT COMMITTEE REPORT

Audit Committee Members

Each member of the Audit Committee is an independent director as defined in the Nasdaq rules, meets the independence criteria in the applicable SEC rules and meets the financial knowledge requirements set forth in the Nasdaq rules. Our Board has determined that Ms. Zappone, Mr. Ernst and Ms. Hayles are “audit committee financial experts” under SEC rules and meet the financial sophistication and professional experience requirements set forth in the Nasdaq rules. The Audit Committee has directed the preparation of this report and has approved its content and submission to the stockholders.

Principal Purposes and Responsibilities of the Audit Committee

The principal purposes of the Audit Committee are to:

●	assist our Board in oversight and monitoring of (i) the Company’s accounting and financial reporting processes and audits of the Company’s financial statements, (ii) the integrity of the Company’s financial statements, (iii) the Company’s enterprise risk management and compliance with legal and regulatory requirements, (iv) the Company’s independent registered public accounting firm’s qualifications, independence and performance, (v) the Company’s internal audit function, internal accounting and financial controls, disclosure controls and procedures and internal control over financial reporting and (iv) compliance with our Code of Conduct;

●	prepare the report that the rules of the SEC require to be included in the Company’s annual proxy statement;

●	provide our Board with the results of its monitoring and recommendations derived from such monitoring; and

●	provide our Board such additional information and materials as it may deem necessary to make our Board aware of significant financial and compliance matters that require the attention of our Board.

The role and responsibilities of the Audit Committee are fully set forth in the Audit Committee’s written charter which was approved by our Board and is available on the Company’s website at www.blucora.com/governance.

Management is responsible for Blucora’s internal control over financial reporting, preparation of financial statements and the financial reporting process. The Company’s independent registered public accounting firm, which for 2020 was Ernst & Young LLP, is responsible for performing an independent audit of Blucora’s consolidated financial statements and internal control over financial reporting in accordance with standards set by the Public Company Accounting Oversight Board (“PCAOB”) and to issue reports thereon. The Audit Committee monitors and oversees these processes. Audit Committee members rely, without independent verification, on the information provided to them and on the representations made to them, by management and the independent registered public accounting firm.

In this context, during 2020, the Audit Committee:

●	Discussed the overall scope and plans for audits with EY;

●	Met and held discussions with EY, both with and without management present, to discuss the results of the audits, management’s evaluation of Blucora’s internal control over financial reporting and EY’s opinion thereof and the overall quality of Blucora’s financial reporting;

●	Reviewed and discussed the quarterly and annual financial results prior to the publication of those results and the filing of those results;

●	Discussed with EY the matters required to be discussed by the applicable requirements of the PCAOB;

●	Reviewed and discussed the unaudited and audited financial statements with management and EY, including EY’s opinion on the audited financial statements; and

●	Received the written disclosures and letter from EY required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and discussed with EY its independence. The Audit Committee has received reports from EY and Company management relating to services provided by EY and associated fees. In this regard, the Audit Committee has considered whether or not the provision of non-audit services by EY for the year 2020 is compatible with maintaining the independence of the firm.

Blucora, Inc. | 2021 Proxy Statement 61

In connection with the evaluation, appointment and retention of the independent registered public accounting firm, each year the Audit Committee reviews and evaluates the qualifications, performance and independence of the independent registered public accounting firm and lead partner, including consideration of input from management. In doing so, the Audit Committee considers various factors including, but not limited to: quality of services provided; technical expertise and knowledge of the industry and Blucora’s business and operations; effective communication; objectivity; independence; and the potential impact of changing independent registered public accounting firms. Based on this evaluation, the Audit Committee has retained EY as our independent registered public accounting firm for 2021. The Audit Committee and our Board believe that it is in the best interests of the Company and our stockholders to continue retention of EY to serve as our independent registered public accounting firm. Although the Audit Committee has the sole authority to appoint the independent registered public accounting firm, the Audit Committee recommends that our Board request that the stockholders ratify the appointment of the independent registered public accounting firm each year.

Based on the reviews and discussions referred to above, the Audit Committee recommended to our Board that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC.

Audit Committee of the Board of Directors
Mary S. Zappone, Chair
E. Carol Hayles
Mark A. Ernst

Blucora, Inc. | 2021 Proxy Statement 62

FEES PAID TO INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM FOR 2020 AND 2019

Professional Accountant Fees

The aggregate fees billed by the Company’s current independent registered public accounting firm, EY, to the Company and its subsidiaries during 2020 and 2019 were as follows:

	2020 (1)	2019 (2)
Audit Fees. Fees for professional services necessary to perform the annual audit of the Company’s consolidated financial statements and internal control over financial reporting, review interim financial statements, review SEC filings, fulfill statutory and other attestation service requirements and provide comfort letters and consents	$2,831,808	$2,759,015
Tax Fees. Fees for professional services rendered for tax compliance, tax planning and tax advice related to mergers and acquisitions, divestitures and communications with and requests for rulings from taxing authorities	—	24,452
Audit-Related Fees. Fees for assurance and related services, including due diligence related to mergers, acquisitions and divestitures, accounting consultations and audits in connection with acquisitions, internal control reviews, attestation services that are not required by statute or regulation and consultation concerning financial accounting and reporting standards	—	—
All other fees. Annual license fees for accounting research software products	7,242	6,019
TOTAL	$2,839,050	$2,789,486
(1)	The fees and services described above for fiscal 2020 include amounts billed to the Company by EY for additional audit work related to (i) the HKFS acquisition (inclusive of purchase accounting and the enhanced scale and complexity of the combined company), (ii) the enhanced scope of internal control review required following our acquisition of 1st Global in 2019 and (iii) the goodwill impairment recognized related to the Wealth Management reporting unit in the first quarter of 2020.
(2)	The fees and services described above for fiscal 2019 include amounts billed to the Company by EY for additional audit work related to (i) our acquisition of 1st Global (inclusive of purchase accounting and the enhanced scale and complexity of combined company), (ii) the HD Vest trade name impairment and (iii) the enhanced scope of initial audit to review certain critical accounting matters.

Pre-Approval Policy

The Audit Committee pre-approves all audit and non-audit services to be performed by our independent registered public accounting firm. As part of its pre-approval procedures, the Audit Committee considers whether the provision of any proposed non-audit services is consistent with the SEC’s rules on the independence of registered public accounting firms. The Audit Committee has considered whether the provision by EY of the non-audit services described above is compatible with EY’s independence. After consideration, the Audit Committee has determined that EY’s independence as a registered public accounting firm has not been compromised by its provision of these services. All audit and non-audit services provided by EY in 2019 and 2020 were pre-approved by the Audit Committee in accordance with the foregoing policy and the applicable SEC rules and regulations.

Blucora, Inc. | 2021 Proxy Statement 63

TRANSACTIONS WITH RELATED PERSONS

Policies and Procedures

As set forth in our Corporate Governance Guidelines, the Audit Committee has adopted a written policy relating to the approval of transactions with related parties (such policy, our “Related Party Transaction Policy”). Under our Related Party Transaction Policy, proposed related person transactions (which generally include any transactions by the Company or any subsidiary with an officer or director of the Company, a stockholder who owns more than 5% of our Common Stock or a family member of any such persons) must be disclosed to our Chief Financial Officer. If the Chief Financial Officer determines that the transaction is a related person transaction, the Audit Committee must generally review and approve such related person transaction in advance.

In determining whether to approve a related person transaction, the Audit Committee considers whether the terms of the related person transaction are fair to the Company at the time of authorization; the business reasons for the Company to enter into the related person transaction; whether other comparable transactions with non-related parties were considered, and if so, the terms of such transactions and the reason for the selection of the related person transaction; the value of the transaction to the Company and to the related person; whether the transaction would impair the independence of a previously independent director; and any other factors that are relevant to a determination of whether the terms of the transaction and the process that led to it, are fair to the Company.

Related Person Transactions

Since January 1, 2020, there have not been any transactions, nor are there any currently proposed transactions, in which the Company was or is to be a participant, where the amount involved exceeded $120,000, and in which any related person had or will have a direct or indirect material interest. A copy of our Corporate Governance Guidelines, including the applicable provision relating to our Related Party Transaction Policy, is available on the Company’s website at www.blucora.com/governance.

Charitable Contributions

During 2020, we did not make any contributions to any charitable organization in which an independent director served as an executive officer in 2020.

Blucora, Inc. | 2021 Proxy Statement 64

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Each of the following directors served on the Compensation Committee for all or a portion of 2020:

Compensation Committee Service in 2020
Steven Aldrich (1)
E. Carol Hayles (2)
Georganne C. Proctor (3)
Karthik Rao (4)
Jana R. Schreuder (5)
Christopher W. Walters (6)

(1)	Mr. Aldrich served as a member of the Compensation Committee in 2020 until August 28, 2020.

(2)	Ms. Hayles served as a member of the Compensation Committee in 2020, and on January 30, 2020, following the resignation of Mr. Walters as a member and as Chair of the Compensation Committee, Ms. Hayles was appointed as the Chair of the Compensation Committee. Ms. Hayles served as Chair of the Compensation Committee until February 27, 2021.

(3)	Ms. Proctor served as a member of the Compensation Committee in 2020 from January 30, 2020 and until March 1, 2020.

(4)	Mr. Rao was appointed as a member of the Compensation Committee, effective August 28, 2020.

(5)	Ms. Schreuder was appointed as a member of the Compensation Committee, effective March 1, 2020. Effective February 27, 2021, Ms. Schreuder was appointed as the Chair of the Compensation Committee.

(6)	Mr. Walters served as a member of the Compensation Committee in 2020 until his resignation on January 30, 2020, in connection with his appointment as President and CEO.

None of the Company’s directors who currently serve, or during the past year have served, as members of the Compensation Committee is, or has, at any time, been one of the Company’s officers or employees, except Christopher W. Walters, who was appointed on January 30, 2020 as our President and CEO, whereupon Mr. Walters resigned as a member and Chair of the Compensation Committee in accordance with Nasdaq rules. None of the Company’s executive officers currently serves, or has served during the last completed fiscal year, as a member of the board of directors or the compensation committee (or a committee performing similar functions) of any other company that had one or more executive officers serving on our Board or our Compensation Committee.

Blucora, Inc. | 2021 Proxy Statement 65

INFORMATION REGARDING EXECUTIVE OFFICERS

Executive Officers

Executive officers are elected annually by our Board to serve at our Board’s discretion until their successor is duly elected and qualified or until their earlier death, resignation, or removal. The following table and biographies set forth information as of March 11, 2021 regarding our current executive officers:

Name	Age	Diversity (1)	Position
Christopher W. Walters	46		President, CEO and Director
Marc Mehlman	44		Chief Financial Officer
Curtis A. Campbell	48	X	President, TaxAct and Software
Todd C. Mackay	47		President, Wealth Management
Ann J. Bruder	55	X	Chief Legal, Development and Administrative Officer and Secretary
(1)	Reflects gender, racial and/or ethnic diversity as identified by such individual.

Christopher W. Walters
President, CEO and Director

Mr. Walters was appointed to serve as the Company’s President and CEO effective January 30, 2020, and he has served as a member of our Board since 2014. See “Proposal One—Election of Directors” beginning on page 49 for a discussion of his experience and qualifications.

Marc Mehlman
Chief Financial Officer
Mr. Mehlman was appointed to serve as the Company’s Chief Financial Officer effective April 27, 2020. Prior to joining the Company, Mr. Mehlman served in various leadership positions at Thomson Reuters Corporation, a media and information services company, for 15 years, primarily focused on finance, financial strategy, and business operations. Most recently, as General Manager from September 2018 to April 2020, Mr. Mehlman built and led both the Large and Strategic Corporate customer segments where he and his team were responsible for the entirety of Thomson Reuters’ business to large multi-national corporations. In that role, he led a 600-person team across sales, retention and proposition roles in Europe and the United States. Prior to that, Mr. Mehlman served as Managing Director of ONESOURCE Direct Tax, from January 2016 to June 2018, where he was responsible for leading the tax preparation segment of the business; Vice President Finance/Operations of ONESOURCE, a corporate tax and accounting software platform, from August 2013 to December 2015, where he was responsible for overseeing all financial aspects of the business. Mr. Mehlman’s roles with Thomson Reuters prior to that included Vice President, Investor Relations; Vice President, Business Development; Head of Financial Strategy - Sales & Trading; and Director of Finance - Scientific Division. Before joining Thomson Reuters, Mr. Mehlman served as a portfolio manager at investment firm Sanford C. Bernstein. Mr. Mehlman holds a B.A. from Binghamton University and an MBA from the Leonard N. Stern School of Business at New York University.

Blucora, Inc. | 2021 Proxy Statement 66

Curtis A. Campbell
President, TaxAct and Software

Mr. Campbell was appointed President of TaxAct and Software effective April 20, 2020. From November 2018 through April 2020, Mr. Campbell served as President of TaxAct. Prior to joining TaxAct, from March 2017 through November 2018, Mr. Campbell served as the Managing Vice President of the Consumer Auto Business Division of Capital One Financial Corporation, a banking and financial services company. Prior to Capital One, Mr. Campbell served in a variety of executive roles at Intuit Inc., a business and financial software company, from March 2014 through March 2017, including leading Product, Innovation, Strategy and Analytics. Prior to joining Intuit, Mr. Campbell served as General Manager at Amazon Web Services, Inc., a cloud computing platform, from 2012 through 2014, where he led the product and technology teams. Over a 10 year career at Dell, Inc., a computer technology company, Mr. Campbell held numerous positions of increasing responsibility prior to his time at Amazon Web Services. Mr. Campbell holds a B.S. in Business from The Military College of South Carolina and a Master of International Studies degree from the University of South Carolina.

Todd C. Mackay
President, Wealth Management
Mr. Mackay was appointed President of Wealth Management effective April 20, 2020. From June 2019 to April 2020, Mr. Mackay served as the Company’s Chief Business Operations and Development Officer. From December 2018 to June 2019, Mr. Mackay served as Executive Vice President of Corporate Development and Interim CEO of HD Vest (which is now Avantax Wealth Management). Prior to that, Mr. Mackay served as the Executive Vice President and Interim General Manager of TaxAct from May 2018 until December 2018. Mr. Mackay also served as the Company’s Executive Vice President of Corporate Development from 2015 to June 2019 and, prior to that, Mr. Mackay served as an advisor to the Company’s executive team focusing on strategy and mergers and acquisitions from 2014 to 2015. Mr. Mackay was a co-founder of P2Binvestor, Inc., a crowd funding business providing working capital loans to small- and medium-sized businesses, where he served on the executive team from 2013 to 2014. In addition, Mr. Mackay served as Executive Vice President in charge of Finance and Corporate Development for Emerge Digital Group, a digital media company, from 2011 to 2012. Mr. Mackay served in various executive positions at E-Trade Financial Corporation, an electronic trading platform, from 1999 to 2010, where he served as the Executive Vice President in charge of Global Corporate Development and Corporate Treasury and Executive Vice President in charge of the Asian broker-dealer business. Mr. Mackay previously held various positions with Telebanc Financial Corp., a financial services provider, Robertson Stephens, a wealth management firm, and Alex Brown, a diversified financial services company, focusing on financial institutions and financial technologies. He has also served on the board of directors of both private and public broker dealers outside of the United States. Mr. Mackay received an A.B. from Princeton University in Economics with a focus on mathematics.

Ann J. Bruder
Chief Legal, Development and Administrative Officer and Secretary
Ms. Bruder was appointed Chief Legal, Development and Administrative Officer and Secretary effective April 20, 2020. Ms. Bruder served as Chief Legal Officer and Secretary from June 2017 to April 2020. Prior to joining the Company, from 2015 through June 2017, Ms. Bruder served as the Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary at Airlines Reporting Corporation, a provider of travel industry data, products and services. From 2014 through 2015, Ms. Bruder served as the President of Global Strategic Services, LLC, a strategic advisory firm. Prior to that, Mr. Bruder served as Senior Vice President of Law, Government Affairs and Global Compliance, General Counsel and Corporate Secretary of Commercial Metals Company, a steel and metal manufacturer (Nasdaq: CMC), from mid-2009 through 2014 and the Deputy General Counsel from 2007 through mid-2009. Earlier in her career, Ms. Bruder served as Chief Legal and Compliance Officer at CARBO Ceramics Inc., a ceramic proppant producer, as well as serving in various senior legal roles at American Airlines, Inc. and Continental Airlines, Inc. Ms. Bruder began her career at the law firm of Thompson Coburn LLP. Ms. Bruder has a J.D. from Washington University (Order of the Barristers) and B.A. in Journalism and Public Relations with a minor in Economics from the University of Wyoming.

Blucora, Inc. | 2021 Proxy Statement 67

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

The purpose of this Compensation Discussion and Analysis (“CD&A”) is to provide our stockholders with a clear understanding of our compensation philosophy and objectives, compensation-setting process, and 2020 compensation programs and decisions for our NEOs.

Our Named Executive Officers

Our NEOs for 2020 are set forth below. Additional information regarding those NEOs who are current executive officers (such NEOs are distinguished, where applicable, in the charts below by a text box) is set forth on page 69 under “Information Regarding Executive Officers.”

Name	Title
Christopher A. Walters (1)	President, CEO and Director
Marc Mehlman (2)	Chief Financial Officer
Curtis A. Campbell	President, TaxAct and Software
Todd C. Mackay	President, Wealth Management
Ann J. Bruder	Chief Legal, Development and Administrative Officer and Secretary
Mimi Carsley (3)	Treasurer and SVP FP&A and Procurement (Former Interim Chief Financial Officer)
Stacy Murray (4)	Chief Accounting Officer (Former Interim Principal Financial Officer)
John S. Clendening (5)	Former President, CEO and Director
Davinder S. Athwal (6)	Former Chief Financial Officer and Treasurer
(1)	Mr. Walters was appointed President and CEO effective January 30, 2020.

(2)	Mr. Mehlman was appointed Chief Financial Officer effective April 27, 2020.

(3)	Ms. Carsley was appointed interim Chief Financial Officer effective March 13, 2020 and served in that role until Mr. Mehlman was appointed as described above. Although Ms. Carsley is an NEO for 2020 as a result of her service as interim Chief Financial Officer, she is not an executive officer of the Company and therefore does not participate in the same executive compensation programs applicable to our NEOs who are executive officers.

(4)	Ms. Murray assumed the duties of interim Principal Financial Officer upon Mr. Athwal’s resignation, effective January 31, 2020, and served in such role until Ms. Carsley was appointed interim Chief Financial Officer as described above. Although Ms. Murray is an NEO for 2020 as a result of her service as interim Principal Financial Officer, she is not an executive officer of the Company and therefore does not participate in the same executive compensation programs applicable to our NEOs who are executive officers.

(5)	Mr. Clendening departed from his positions as President, CEO and Director effective January 10, 2020.

(6)	Mr. Athwal resigned from his positions as Chief Financial Officer and Treasurer effective January 31, 2020.

This CD&A is divided into three sections:

Executive Summary

●        2020 Financial and Business Information

●        Impact of COVID-19 Pandemic

●        Executive Compensation Highlights

●        Executive Compensation Elements at a Glance

●        Our Executive Compensation Practices

●        2020 Say-on-Pay Vote

Establishing and Evaluating Executive Compensation	● Executive Compensation Philosophy and Objectives ● Compensation Process ● Market Comparison

Compensation Decisions Made for 2020

●        Overview of 2020 Executive Compensation Components

●        Base Salary

●        Annual Short-Term Incentive Plan/Bonus Payments

●        Long-Term Equity Incentive Awards

●        Other Awards

●        Other Elements of Compensation

●        Other Compensation Policies and Practices

Blucora, Inc. | 2021 Proxy Statement 68

Executive Summary

2020 Financial and Business Information

Business Overview

Blucora is a leading provider of integrated, tax-focused wealth management services and software, assisting consumers, small business owners, tax professionals, financial professionals, and certified public accounting firms in achieving better long-term outcomes via holistic, tax-advantaged solutions. Our mission is to empower people to improve their financial wellness through data and technology-driven solutions. Through our Wealth Management business, which consists of the operations of Avantax Wealth Management and Avantax Planning Partners, and our Tax Preparation business, which consists of the operations of TaxAct, we address a large and underserved market of consumers for whom taxes are a significant expense, but who have traditionally not had access to effective, long-term tax planning strategies and tools.

Growth Strategies

In addition to repositioning each of our businesses toward sustainable growth strategies, we are focused on driving incremental growth and realizing the value of our holistic strategy, including by converting TaxAct Pro users into Avantax financial professionals or affiliate partners, leveraging sophisticated online marketing capabilities built in our Tax Preparation business to offer to financial professionals in the Wealth Management business and applying the technology development expertise of the Tax Preparation business to build tools to improve the productivity of our financial professionals in the Wealth Management business. The complexities of our businesses require top-talent leadership able to manage the breadth of our operations while capitalizing on cross-business synergies.

Financial Performance

For the 2020 fiscal year, we achieved growth in several key metrics we use to measure our financial performance and achieved several strategic milestones, including the following:

2020 Financial and Business Highlights
●	Increased total revenue by 5% year-over-year, to $755 million, including the addition of HKFS on July 1;
●	Recorded our 23rd consecutive year of segment revenue growth at TaxAct, excluding SimpleTax; (1)
●	Completed the acquisition of HKFS, now rebranded as Avantax Planning Partners, adding a historically fast growing, highly profitable registered investment advisor and its fee-based advisory assets to our Wealth Management business;
●	Increased advisory assets by 29% year-over-year, including the addition of approximately $5.0 billion in Avantax Planning Partners assets;
●	Increased total client assets 17% to $83.0 billion, with $35.6 billion, or 42.9%, in advisory assets;
●	Completed a corporate reorganization, resulting in an almost entirely new executive leadership team, repositioning the Company to capitalize on the potential of our businesses; and
●	Further strengthened our Board with the appointments of Mark Ernst, Karthik Rao and Jana Schreuder.

(1) Non-GAAP financial measure. See Appendix A—Non-GAAP Reconciliations for a description of this non-GAAP measure and a reconciliation of this measure to Tax Preparation segment revenue, the most directly comparable GAAP financial measure.

Blucora, Inc. | 2021 Proxy Statement 69

Impact of COVID-19 Pandemic

Our results during 2020 and the actions that drove them were accomplished in the context of the COVID-19 pandemic, which required us to simultaneously focus on strategic actions to help mitigate the COVID-19 pandemic’s impact on our businesses. In addition to navigating the unprecedented challenges faced by our employees and our communities – see “Commitment to Sustainability – COVID-19 Response” on page 8 – the Company faced approximately $40 million in pandemic-related financial consequences. The unexpected tax filing extension triggered by the COVID-19 pandemic resulted in approximately $20 million of incremental costs in our Tax Preparation segment related to increased marketing spend, extended call center staffing and other costs as we worked to finish a longer tax season, while simultaneously planning for the next. In addition, the precipitous decline in the Federal funds rate at the start of the pandemic caused a decrease of approximately $20 million in segment and consolidated operating income.

The Compensation Committee approved our executive compensation program for 2020 prior to the COVID-19 pandemic, at a time when the unprecedented events surrounding the pandemic were not predicted. As a result, and as further described throughout this CD&A, the Compensation Committee continued to evaluate the executive compensation program for 2020 throughout the year to ensure its integrity and to maintain its connection to the Company’s stated compensation philosophy and objectives. This ongoing review resulted in certain adjustments. Consistent with our approach in prior years, results under the 2020 Executive Bonus Program were normalized to neutralize the impact of significant, unique or non-recurring items including, for 2020, to remove incremental costs related to the unexpected tax filing extension discussed above. In addition, the Compensation Committee considered the individual performance and leadership of our executive officers in addressing the COVID-19 pandemic when applying individualized performance modifiers to annual bonuses under the 2020 Executive Bonus Program. Mses. Carsley and Murray are not considered executive officers of the Company, and therefore did not participate in the 2020 Executive Bonus Program. With respect to the 2020 Non-Executive Bonus Program in which Mses. Carsley and Murray participate, the Compensation Committee revised the performance metrics and targets and reduced the size of the bonus pool. See “Compensation Decisions Made for 2020 – Annual Short-Term Incentive Plan/Bonus Payments.”

Executive Compensation Highlights

As further described under “Compensation Discussion and Analysis – Executive Compensation Philosophy and Objectives” on page 78, we seek to attract, retain, and motivate top-talent executives, compensate them for their contributions to our businesses and align their interests with those of our stockholders while discouraging excessive or inappropriate risk taking.

Blucora, Inc. | 2021 Proxy Statement 70

Below is a summary of executive compensation highlights for our 2020 program:

2020 Executive Compensation Highlights
✓	Pay for Performance Philosophy and At-Risk Compensation: A significant portion of our executives’ compensation is subject to forfeiture and/or is performance-based (“at-risk”) with metrics that align to our long-term strategy. Our Compensation Committee utilizes a rigorous, market-based compensation program and a compensation philosophy tied to performance and aligned with the interests of stockholders.
✓	Performance-Based 2020 Annual Bonus Plan: Our annual bonus plan for 2020 was tied to certain financial performance metrics as well as certain short-term incentive modifiers that enabled the Compensation Committee to recognize and reward the performance of high-performing executives and employees. We believe our performance-based bonus structure incentivizes our management to focus on operational objectives that are key to the Company’s growth strategy.
✓	2020 Equity Grants Included Performance-Based RSUs: Our 2020 annual equity grants for our executive officers were comprised of 25% stock options, 35% performance-based RSUs (“PRSUs”) based upon pre-established financial performance metrics and 40% time-based RSUs in order to further incentivize value creation and to align the performance of executives with the interests of stockholders.
✓	Executive Stock Ownership Guidelines: To further align the interests of our executive officers with the long-term interests of our stockholders, we maintain stock ownership guidelines requiring executive officers to own an amount of our equity with a value equal to five times (5x) base salary for our CEO and three times (3x) base salary for all other executive officers.
✓	Competitive Pay Practices: We operate in a highly competitive marketplace for executive talent, and we believe that our compensation program appropriately reflects market expectations for at-risk and performance-based compensation. Our peer group for 2020 reflects the market and industry in which we currently compete for talent.
✓

Compensation Risk Assessment: An annual risk assessment was conducted to ensure that the structure and design of our incentive compensation programs are not reasonably likely to result in excessive risk-taking that could have a material adverse impact on the Company.

✓	Independent Compensation Consultants: Our independent compensation consultants report directly to the Compensation Committee or the special committee discussed below, providing benchmarking and best practices to support and supplement our compensation philosophy, practices and peer group as well as our compensation risk assessment.

Blucora, Inc. | 2021 Proxy Statement 71

Executive Compensation Elements at a Glance

2020 Pay Mix: Approximately 89% of 2020 target annual compensation for our CEO*, and, on average, 77% of 2020 target annual compensation for the other executive officers**, was at risk and based either on the Company’s performance or our stock price.

* Reflects the target compensation paid only to Mr. Walters, who has served as our CEO since January 30, 2020.

** Reflects the target compensation for Messrs. Campbell, Mackay and Mehlman and Ms. Bruder as executive officers of the Company.

Additional detail regarding the 2020 compensation of our NEOs is provided in “Compensation of Named Executive Officers – Summary Compensation Table” and throughout this CD&A.

Blucora, Inc. | 2021 Proxy Statement 72

Our Executive Compensation Practices

What we do:		What we don’t do:
+	Pay for Performance: 89% of our CEO’s target annual compensation and 77% of target annual compensation for NEOs who are executive officers is at-risk, performance-based compensation that utilizes a diverse set of performance metrics ensuring that no single factor can inappropriately impact compensation and that the executive team is not excessively focused on a single metric. In addition, a portion of our executive performance-based compensation is subject to multi-year vesting schedules that require sustained performance over time. This aligns the interests of our executive officers with those of our stockholders.	x	Tax Gross-up Provisions for Change in Control: We do not have tax gross-up provisions in our executive employment agreements, our equity award agreements or our Executive Severance Plan that would allow for a gross-up payment for excise and other taxes that could become payable as a result of payments made in connection with a change in control.
+	Pay Determinations: We engage in a rigorous process to establish total direct compensation and its components, including reviewing market and survey data sourced from our peer group of companies and our industry. We utilize an independent compensation consultant hired by and reporting to our Compensation Committee. We also aim to set challenging targets for our incentive metrics, with the goal of encouraging outperformance.	x	Excessive Perquisites and Personal Benefits: We do not provide significant perquisites and personal benefits that are not generally available to all other employees.
+	Listen to Stockholders: We hold an advisory vote on executive compensation annually and take the results of such vote into account when setting and reviewing our compensation practices and policies. We have had very positive results from our advisory vote on executive compensation each year the vote has been held.	x	Pledging or Hedging: Our Insider Trading Policy does not permit margining, pledging, hedging, short sales of or trading options related to our stock by any director, officer or employee.
+	Comprehensive Clawback Policy: We have a clawback policy that would allow us to recoup certain compensation and awards paid to our executive officers in certain circumstances in the event that there is a restatement of our financial results.	x	Dividends on Stock Options or Stock Appreciation Rights (“SARs”) or Unearned Awards: No dividends or dividend equivalents accrue on stock options or SARs or are paid on unearned awards.
+	Stock Ownership Guidelines: We have stock ownership guidelines that require stock ownership by our executive officers to align them with long-term stockholder interests (five times (5x) annual base salary for our CEO and three times (3x) annual base salary for our other executive officers).	x	Repricing or Granting of Discounted Stock Options or SARs: Our 2018 Plan prohibits the repricing of stock options and SARs without stockholder approval and the granting of stock options or SARs with exercise prices below fair market value. Our 2018 Plan also prohibits buying out underwater stock options or SARs.
+	Minimum Vesting Requirements: Our 2018 Plan has minimum vesting requirements for awards, with no awards permitted to vest prior to one-year from the date of grant, subject to certain limited exceptions.	x	Liberal Share Recycling or Share Counting: Our 2018 Plan does not permit liberal share recycling or liberal share counting so as to provide clear information about share usage.
+	Risk Management: We perform regular risk management assessments for our compensation and benefit programs related to executive and non-executive compensation practices in order to ensure that our compensation policies and practices are not reasonably likely to have a material adverse effect on our Company and do not encourage excessive risk taking.	x	Evergreen Features: Our 2018 Plan does not allow for share reserve replenishment on a set basis.
+	Double Trigger Change in Control Provisions: Under our 2018 Plan, our executive employment agreements and our Executive Severance Plan, change in control benefits are subject to “double trigger” payment provisions requiring that an executive officer experience a qualifying termination of employment in connection with a change in control to receive change in control benefits.

Blucora, Inc. | 2021 Proxy Statement 73

2020 Say-on-Pay Vote

We hold advisory votes on the compensation of our NEOs (a “say-on-pay vote”) at every annual meeting of stockholders. Our Board values the opinions of our stockholders and believes an annual advisory vote allows our stockholders to provide us with their input on our executive compensation program. We conducted an advisory vote on the frequency of the say-on-pay vote at our 2017 Annual Meeting. Following the recommendation of our stockholders, we are continuing to hold our say-on-pay vote on an annual basis.

In 2020, our stockholders voiced strong support for our compensation practices, with 93.7% of those who cast votes voting for approval of the compensation of our NEOs. Among other factors, including direct shareholder feedback, the Compensation Committee monitors and considers the results of say-on-pay votes when making compensation decisions, and will continue to do so in the future.

Taking into consideration these results, the Compensation Committee determined that the Company’s executive compensation practices for 2020 continued to be appropriate and therefore did not make any specific changes to them in response to the 2020 say-on-pay vote.

Blucora, Inc. | 2021 Proxy Statement 74

Establishing and Evaluating Executive Compensation

Executive Compensation Philosophy and Objectives

Blucora’s compensation program is intended to attract, retain and motivate top-talent executives as leaders and compensate executive officers appropriately for their contribution to the attainment of our financial, operational and strategic objectives. In addition, we believe it is important to strongly align their interests with our stockholders’ interests by emphasizing incentive-based compensation and to discourage excessive or inappropriate risk taking.

To achieve our goal of paying for performance and aligning the interests of our executive officers with those of our stockholders, the Compensation Committee utilizes the following executive compensation philosophy and principles, which we believe accomplishes our vision of a compensation program that is competitive, aligned, balanced and sound:

	Philosophy	Principles

Competitive	Enable us to attract, motivate and retain high-caliber individuals who will maximize the potential of the business over time.	Engage high-performing executive talent through competitive compensation opportunities.

Aligned	Establish clear alignment of executive compensation to the short-term and long-term financial outcomes and value-drivers of the business. Also align interests of our executives with those of stockholders through long-term incentive awards and robust stock ownership guidelines.	Align executive compensation to our financial outcomes with a particular emphasis over the next three years on growth and the achievement of synergies between our Wealth Management business and our Tax Preparation business.

Balanced	Foster sustained growth and alignment through a balanced approach to compensation design.	Allow for appropriate flexibility, differentiation and discretion within a consistent, well-structured compensation program.

Sound	Encourage achievement of the Company’s strategy and goals through policies, ethics and values.	Cultivate ownership of the Company’s vision and strategic direction through sound compensation policies and structure that reinforce desired behaviors that are in line with the Company’s ethics and values.

Our Compensation Committee adopted an executive compensation program for 2020 that it believed would allow us to be competitive with our compensation peer group and with the companies with whom we compete for talent while also focusing on internal pay parity and driving toward achievement of our operational and strategic objectives. Our compensation program is also intended to reflect market expectations for at-risk compensation so that we are able to retain our executive officers and attract additional executive officers when, as in 2020, it becomes necessary. See “Compensation Discussion and Analysis – Compensation Decisions Made for 2020” for more details about the elements of the program.

As discussed under “Executive Summary – Impact of the COVID-19 Pandemic” and throughout this CD&A, the Compensation Committee made certain changes to the executive compensation program for 2020 to ensure that it remained consistent with the Company’s philosophy and objectives in light of the COVID-19 pandemic. These changes, as further discussed throughout this CD&A, reflected the unprecedented nature of the impact of the COVID-19 pandemic and the Company’s commitment to maintaining a compensation program that remained competitive, aligned, balanced and sound despite unforeseen circumstances.

Blucora, Inc. | 2021 Proxy Statement 75

Compensation Process

The Compensation Committee’s Role in Establishing Compensation

Our Compensation Committee is composed entirely of independent directors and administers our executive officer compensation program. The responsibilities of the Compensation Committee include annually evaluating the performance of the CEO and other executive officers and approving the compensation levels of each of them. The CEO’s compensation is also ratified by the independent directors of the Board. It is the Compensation Committee’s responsibility to establish the Company’s compensation philosophy and objectives. In carrying out its oversight responsibilities, the Compensation Committee regularly reports to the Board on the actions it has taken and confers with the Board on compensation matters, as necessary.

The Compensation Committee’s responsibilities regarding executive compensation are further described under “Independence, Committee and Other Board Information – Committees of Our Board” on page 34.

The Compensation Committee undertakes an annual process to review and confirm its approach to total compensation for the year and to solidify the compensation elements to be used in the executive compensation program for the year as well as the relative weight of each such element. This process includes reviewing the Company’s compensation philosophy and objectives for the year and soliciting, receiving and analyzing input from a number of sources, including management, its independent compensation consultants and our stockholders. As a result of this annual process, the Compensation Committee establishes the executive compensation program for the year. Our Board has selected the Compensation Committee members for their experience and abilities in determining compensation, and the Compensation Committee feels that a subjective determination by its members, after consideration of objective sources including market data, is the most appropriate way for it to exercise its duties to our Board, to the Company and to stockholders. Although the Compensation Committee did not formally target a specified percentile rank of total direct compensation or specific compensation elements during 2020, the Compensation Committee did use such data to assess the overall competitiveness of the 2020 executive compensation program.

The Company’s legal advisors, human resources department, and corporate accounting department also support the Compensation Committee in developing and administering the Company’s compensation plans and programs.

Management’s Role in Establishing Compensation

The Compensation Committee believes it is appropriate to consult with management on executive compensation matters because each member of management has significant involvement in and knowledge of the Company’s business goals, strategies and performance and can provide input and valuable feedback. The CEO provides recommendations with respect to the other executive officers’ compensation, but he does not participate in decisions regarding his own compensation. The Compensation Committee considers management’s recommendations but retains full discretion in determining executive compensation.

Management was regularly invited to attend Compensation Committee meetings during 2020. However, at these meetings, the Compensation Committee typically also met in executive session outside the presence of the CEO and other members of management.

Role of Independent Compensation Consultants

For 2020, Meridian was retained by the Compensation Committee to serve as an independent compensation consultant to provide information and objective advice regarding executive compensation. Meridian regularly attended Compensation Committee meetings during 2020 in its role as an independent compensation consultant to provide advice with respect to executive compensation matters.

Blucora, Inc. | 2021 Proxy Statement 76

During 2020, Meridian assisted the Compensation Committee with review and assessments of the peer group for the Company, advice regarding the Company’s compensation philosophy, advice on executive compensation levels and practices, guidance on the design of our executive compensation plans and periodic reports to the Compensation Committee on market and industry compensation trends and regulatory developments.

In early 2021, the Compensation Committee also engaged Meridian to assist the Company in evaluating the Company’s executive-level, double-trigger change in control severance benefits to ensure that they were competitive in the market and would enable our key executives to apply objective judgment and therefore maximize investor return in relation to any potential change in control. See “Compensation Discussion and Analysis – Other Elements of Compensation – Executive Change of Control Severance Plan” for additional information.

Other than services provided by Meridian to the Nominating and Governance Committee in connection with the review of non-employee director compensation, the Compensation Committee approved all engagement fees and other retention terms for Meridian and determined its responsibilities for the period during which it served as an independent compensation consultant. The Compensation Committee assessed the independence of Meridian pursuant to applicable SEC and Nasdaq rules and concluded that its work for the Compensation Committee does not raise any conflict of interest.

Separately, during 2020, a special committee of the Board established with respect to the early 2020 executive departures (the “Special Committee”) engaged Frederic W. Cook & Co., Inc. (“FW Cook”) to provide advice regarding severance payments to Mr. Clendening in connection with his departure from the Company and recommendations regarding the compensation package for Mr. Walters in his role as President and CEO.

The Special Committee approved all engagement fees and other retention terms for FW Cook and determined its responsibilities for the period during which it served as an independent compensation consultant. The Special Committee assessed the independence of FW Cook pursuant to applicable SEC and Nasdaq rules and concluded that its work for the Special Committee does not raise any conflict of interest.

Market Comparison

Use of Market Data

The Compensation Committee establishes target compensation levels that are consistent with market practice and internal parity considerations (which are based on position, responsibility and contribution of the applicable NEO) relative to base salaries, annual incentives and long-term incentives as well as with the Compensation Committee’s assessment of the appropriate pay mix for a particular position. In order to gauge the competitiveness of our compensation programs, the Compensation Committee reviews compensation practices and pay opportunities from the financial and technology sectors, as well as general industry survey data, along with a selection of publicly traded peer companies. The Compensation Committee attempts to position the Company to attract and retain qualified executives in the face of competitive pressures in its relevant labor markets.

Benchmarking Against Peers

In determining appropriate 2020 compensation, the Compensation Committee also utilized a compensation peer group as an additional reference point. This peer group consisted of a select group of companies that the Compensation Committee believes are representative of the market in which Blucora competes for talent.

In 2019, Meridian worked with the Compensation Committee and senior management to revisit the key guidelines and principles for peer selection in order to create a more refined set of peers aligned with Blucora’s business operations, size and complexity. As a result of such discussions, on October 3, 2019, the Compensation Committee approved the following guiding principles for selecting peers to establish market benchmarks for informing 2020 pay decisions (“2020 Peer Group”):

●	The 2020 Peer Group should appropriately reflect the mix of Blucora’s operations across Wealth Management and Tax Preparation;

●	Blucora’s revenue (when considering the inclusion of 1st Global) should be positioned near the 50th percentile of the 2020 Peer Group; and

●	Additional screening on areas such as market capitalization, business complexity, consumer orientation, growth profile and other factors should also be considered in establishing the 2020 Peer Group.

Blucora, Inc. | 2021 Proxy Statement 77

2020 Peer Group
Alliancebernstein Holding L.P.	J2 Global, Inc.
Artisan Partners Asset Management Inc.	Lendingclub Corp
Benefitfocus, Inc.	Virtus Investment Partners, Inc.
Eaton Vance Corp	Waddell & Reed Financial Inc
Envestnet, Inc.	Zynga, Inc.
Federated Hermes, Inc.	Wisdomtree Investments, Inc.
Glu Mobile, Inc.

The application of these revised guiding principles resulted in the addition of Glu Mobile, Inc. and Zynga, Inc. and the removal of Evercore, Inc., Ladenburg Thalman Financial Services, Inc., Moelis & Company, NIC, Inc. and Virtu Financial, Inc. from the 2020 Peer Group. Financial Engines, Inc. and Investment Technology Group, Inc. were acquired and were therefore also removed from the 2020 Peer Group.

Meridian provided peer group comparison data for the Company’s executive officers with respect to salary, annual cash incentive bonus, and equity grants, and the Compensation Committee used this data for background and context when setting the amounts of the various compensation elements for executive officers for 2020, but did not tie any compensation decisions directly to this data or set compensation to fall within a certain percentile of our peers.

In determining executive compensation, the Compensation Committee does not solely rely on comparative data from, or target any particular level of total compensation or individual component of compensation against, the peer group. Such comparative data provides helpful market information about our compensation peer group, but the Compensation Committee believes in utilizing a number of resources, such as published compensation surveys and other available proxy and compensation data, to ensure that our executive compensation is competitive in the market in which we compete for talent. The Compensation Committee also considers pay for performance, individual capability, innovative thinking, leadership, potential to create value, experience and internal parity objectives in setting compensation. All applicable information is reviewed and considered in the aggregate, and the Compensation Committee does not place any particular weight on any one factor.

Blucora, Inc. | 2021 Proxy Statement 78

Compensation Decisions Made for 2020

Overview of 2020 Executive Compensation Components

In 2020, the key elements of our executive compensation program consisted of:

●	Base salary – designed to provide a minimum fixed level of cash compensation and to provide security and preserve our NEOs’ commitment during downturns in relevant industries and/or equity markets;

●	Annual short-term incentive plan/bonus payments – designed to reward annual financial performance achievements as well as the accomplishment of operational and individual performance goals that support our business and strategy over a one-year performance period, and assist in retaining, attracting and motivating NEOs in the near-term; and

●	Long-term equity incentive awards (stock options, PRSUs and/or time-based RSUs) – designed to be performance-oriented, competitive and flexible, providing incentive for NEOs to focus on long-term fundamentals and create long-term stockholder value over a sustained period of time (e.g., three-year performance period) and align the interests of our NEOs with those of our stockholders.

The compensation decisions that the Compensation Committee made in early 2020 predated the COVID-19 pandemic and therefore did not take the impact of COVID-19 on our business or our results of operations into account. As a result of the COVID-19 pandemic, the Compensation Committee did consider and ultimately adopt certain changes to the compensation program for 2020 and did review individual performance, and apply individual performance modifiers, taking into account the impact of the pandemic. See “Compensation Discussion and Analysis–Compensation Decisions Made for 2020–Annual Short-Term Incentive Plan/Bonus Payments.”

In addition, the Compensation Committee granted additional equity awards to certain NEOs who were key contributors to the Company’s success as a result of the significant expansion of their duties as we implemented a Company reorganization and an almost entirely new executive leadership team, repositioning the Company to capitalize on the potential of our businesses. The Compensation Committee also made certain one-time awards to newly-hired NEOs and certain one-time awards in recognition of substantial contributions to the Company during the year. For more information on these one-time awards, see “Compensation Discussion and Analysis – Compensation Decisions Made for 2020 – Other Awards.”

Base Salary

General

Each NEO receives an annual base salary that provides a minimum fixed level of cash compensation that is intended to provide security and preserve the NEO’s commitment during downturns in the relevant industries and/or equity markets. The Compensation Committee not only considers a competitive base salary to be an important factor in retaining and attracting key employees in a competitive marketplace, but it also balances executives’ base salaries with variable, performance-based compensation elements for executives to ensure that their incentives are aligned with the objectives of the Company and our stockholders and are appropriately at-risk. Base salaries of executives are initially established by the Compensation Committee pursuant to employment or other agreements, and are set at a level that the Compensation Committee believes is competitive in the marketplace and consistent with the executives’ day-to-day job responsibilities, skills and experience. Any annual increases thereafter may be based on an evaluation of many factors, such as our performance and annual cash compensation budget, each executive’s individual performance, changes in day-to-day job responsibilities of the executive, criticality of the executive’s role, experience of the executive, comparative market data and internal pay parity.

Blucora, Inc. | 2021 Proxy Statement 79

Our Compensation Committee regularly reviews base salaries and annually engages our independent compensation consultant to conduct compensation surveys to ensure the base salaries of our executive officers are market-competitive, while also serving as an effective retention tool. Our Compensation Committee may also review an executive officer’s base salary from time to time during a year, including if the executive officer is given a promotion or if his or her responsibilities are significantly modified. The Compensation Committee may increase the base salaries for all of the executive officers at any time based on updated market data, updated roles and responsibilities and/or the CEO’s recommendation.

Because Mses. Carsley and Murray are not executive officers, the authority to determine and review their base salaries in a manner consistent with the Company’s compensation philosophy and objectives has been delegated to their managers.

2020 Annual Base Salaries

In late 2019, our Compensation Committee determined to increase certain of our NEOs’ base salaries as set forth in the table below to more closely align with the updated benchmarks for our compensation peer group in the market industries in which we compete for talent and to better align internal pay. These decisions were made prior to the COVID-19 pandemic and honored throughout 2020 notwithstanding the impact of the pandemic. Annual base salaries were not adjusted during 2020 to take into account the expansion in responsibilities that occurred for Messrs. Mackay and Campbell or Ms. Bruder as a result of the Company reorganization.

The following table provides information concerning the base salary of each of our NEOs for 2019 and 2020 and any increase in annual base salary during 2020.

Name	2019 Base Salary		2020 Base Salary	% Change
Christopher W. Walters (1)	—		$780,000	—
Marc Mehlman (1)	—		$350,000	—
Todd C. Mackay	$375,000	(2)	$395,000	5.3%
Curtis A. Campbell	$380,000		$395,000	3.9%
Ann J. Bruder	$400,000		$415,000	3.8%
Mimi Carsley (1) Former Interim Chief Financial Officer	—		$350,000	—
Stacy Murray (1) Former Interim Principal Financial Officer	—		$260,000	—
John S. Clendening Former President and CEO	$625,000		$650,000	4%
Davinder S. Athwal Former Chief Financial Officer	$416,000		$416,000	—

(1) Information for 2019 is not included because this NEO was not an NEO during 2019.

(2) This figure represents Mr. Mackay’s annual base salary as in effect on December 31, 2019. Mr. Mackay’s annual base salary actually paid for 2019 was $408,973, which reflected: (i) the time he spent in the role of Executive Vice President of Business Development with an annual base salary of $319,300; (ii) the time he spent in the role of Interim CEO of HD Vest, for which he received a monthly stipend of $5,900 in addition to his then current base salary; and (iii) the time he spent in his now current role with an annual base salary of $375,000.

Blucora, Inc. | 2021 Proxy Statement 80

Annual Short-Term Incentive Plan/Bonus Payments

General

We generally provide our executives, including our NEOs who are executive officers, with the opportunity to earn an annual performance-based cash incentive bonus. This bonus provides incentive for the achievement of our operational and financial goals, as well as individual goals that support the Company’s strategy, and assists in retaining, attracting and motivating executives in the near-term. Because the bonus is cash-based, we believe it also provides a balance to the volatility of short-term equity prices and the related impact on the value of an executive’s equity holdings. Target annual bonuses, as a percentage of salary, are generally established upon commencement of an executive’s employment and are reviewed each year and updated when the Compensation Committee deems it appropriate.

The operational and financial metrics selected by the Compensation Committee for the 2020 annual bonus plan reflected the responsibilities of each executive, such that they were tied to our overall Company performance or certain metrics related to the different business segments that an executive oversees or with respect to which the executive is involved.

Our 2020 short-term bonus plan for executives also included certain individual short-term, performance-based incentive modifiers (collectively, the “STI Modifier”) that enabled the Compensation Committee to recognize and reward the performance of certain high-performing executives. Although not foreseen at the beginning of the year, the STI Modifier gave the Compensation Committee the flexibility to reward strong individual performance and leadership in response to the COVID-19 pandemic.

While Mses. Carsley and Murray also had the opportunity to earn an annual performance-based cash incentive bonus, as non-executive officers, they participated in a different program than our other NEOs.

2020 Short-Term Incentive Program for Executive Officers

In December 2019, prior to the COVID-19 pandemic, our Compensation Committee approved our 2020 Executive Bonus Program, which allows potential bonus payments to be made to each of our executive officers based on the achievement of specified financial metric targets, as well as the STI Modifier metrics, applicable to each such executive officer.

Target Bonus and Metrics: The target bonus for each executive under the 2020 Executive Bonus Program was based on a percentage of annual base salary and, for each executive then serving, was reviewed in early 2020 in light of our updated benchmarks for our compensation peer group in the market and industries in which we compete for talent. In light of this review and in order to achieve internal pay parity given the level of Mr. Mackay’s responsibilities in his role, Mr. Mackay’s bonus target was increased to 120% for 2020. There were no other changes to the bonus targets for executives serving in early 2020. In connection with Mr. Walters’s appointment in January 2020 and Mr. Mehlman’s appointment in April 2020, and in light of a review of competitive market practices, the Compensation Committee determined to set 2020 target bonuses for Messrs. Walters and Mehlman at 150% and 100%, respectively.

Blucora, Inc. | 2021 Proxy Statement 81

For 2020, the Compensation Committee determined Blucora Revenue, Blucora Adjusted EBITDA, Segment Revenue and Segment Income to be the appropriate metrics for the Company’s Executive Bonus Program because they support our core objective of sustainable, profitable growth. The specific weighting of the financial, strategic or operational performance metrics varied by executive officer based on responsibilities that were specific to the business unit for which the individual executive was responsible or to which the executive was assigned. The payout percentage for each performance metric was determined based on the actual performance of the Company versus the performance targets established by our Compensation Committee. The maximum payout percentages for each metric were based on a sliding scale between designated levels of threshold, target and maximum achievement, with such achievement levels designed to be challenging but achievable, subject to the STI Modifier as described below.

The product of an executive’s applicable target annual incentive bonus (i.e., base salary times annual target bonus percentage) and such executive’s achievement relative to the metrics set forth in the 2020 Executive Bonus Program is referred to as the executive’s “Preliminary Bonus.”

STI Modifier: Our Compensation Committee continued the practice in 2020 of applying a performance modifier component, the STI Modifier, to Preliminary Bonuses under our 2020 Executive Bonus Program. The STI Modifier subjects the Preliminary Bonus to an upward or downward adjustment (not to exceed 20%) based on the applicable executive’s personal performance as measured against certain metrics that were approved by the Compensation Committee and include: (i) performance in areas relating to talent development and leadership impact, primarily relating to the Company’s continued emphasis on culture, enhancement of the value of our human capital and driving retention and leadership satisfaction; and (ii) targets relating to the identification and execution of profitable growth measures that further enhance stockholder value in a sustainable manner over the short and long term. In applying the STI modifier for 2020, the Compensation Committee considered specific performance against the individual performance metrics, including in light of the COVID-19 pandemic.

Short-Term Bonus Payout: Shortly following the end of the year, when the Company’s results were known, the Compensation Committee evaluated the Company’s performance against our financial performance objectives and the metrics in the STI Modifier and determined the actual payout to each NEO based on the following formula:

The maximum potential payout for the 2020 Executive Bonus Program was 240% of target, comprised of (i) achievement of financial performance metrics of up to 200% of target and (ii) a positive STI Modifier multiplier of 20% on the amount determined in clause (i).

The target bonus percentage, the financial and/or operational performance metrics used and the weighting of each metric under the 2020 Executive Bonus Program are reflected in the table below for each NEO other than Mses. Carsley and Murray, who did not participate in the 2020 Executive Bonus Program and whose bonuses are discussed under “Compensation Discussion and Analysis – Compensation Decisions Made for 2020 – Annual Short-Term Incentive Plan/Bonus Payments – 2020 Short-Term Incentive Program for Non-Executive Officers.”

Blucora, Inc. | 2021 Proxy Statement 82

			Bonus Performance Metrics (% of Preliminary Bonus Calculation) (1)
Name	Base Salary (2)	Target Bonus Percentage (% of Base Salary)	Blucora Revenue (As Adjusted)	Blucora Adjusted EBITDA (As Adjusted)	Segment Revenue (As Adjusted)	Segment Income (As Adjusted)
Christopher W. Walters	$780,000	150%	50%	50%
Marc Mehlman	$350,000	100%	50%	50%
Curtis A. Campbell	$395,000	125%	40%	40%	10%	10%
Todd C. Mackay	$395,000	120%	40%	40%	10%	10%
Ann J. Bruder	$415,000	80%	50%	50%
John S. Clendening (3) Former President and CEO	$650,000	200%	50%	50%
Davinder S. Athwal (4) Former CFO	$416,000	125%	50%	50%

(1)	The financial and operational metrics selected by the Compensation Committee for the 2020 Executive Bonus Program reflect the responsibilities of each executive. For Messrs. Walters, Mehlman, Clendening and Athwal and Ms. Bruder, the financial metrics were tied to overall Company performance. For each of Mr. Campbell and Mr. Mackay, a portion of the financial metrics was tied to overall Company performance, and a portion was tied to metrics related to the performance of the business segment for which they were responsible.

(2)	All bonuses were calculated and paid as a percentage of base salary as of December 31, 2020, with the exception of bonuses for Messrs. Walters and Mehlman, which were calculated and then pro-rated based on the number of days they were employed in the performance period. Pursuant to the terms of Mr. Mehlman’s employment agreement, for 2020 only, Mr. Mehlman was entitled to receive a bonus in an amount that was no less than his pro-rated target bonus.

(3)	Mr. Clendening departed from the Company effective January 10, 2020 and therefore did not receive a bonus under the 2020 Executive Bonus Plan.

(4)	Mr. Athwal resigned from the Company effective January 31, 2020 and therefore did not receive a bonus under the 2020 Executive Bonus Plan.

2020 Bonus Performance and Payout Scale: Pursuant to the 2020 Executive Bonus Program, the payout percentages for each performance metric were calculated using the scale below, with a maximum payout of 200% of the target amount (before the STI Modifier described above). The target payment amounts were intentionally set to be challenging and to require significant effort by our executives.

Metrics	Range of Financial Performance in Bonus Payout Scale (% of financial target)	Range of Bonus Payout (% of target bonus) (1), (2)
Blucora Revenue (as adjusted) (3)	Threshold of 80% to Maximum of 120%	50% at Threshold to Cap of 200%
Blucora Adjusted EBITDA (as adjusted) (4)
Segment Revenue (as adjusted)
Segment Income (as adjusted)

(1)	Under the 2020 Executive Bonus Program, the maximum payout percentage for each financial performance metric was 200% of target. However, if the maximum financial performance was attained and the Compensation Committee approved the maximum STI Modifier (i.e., 20% of 200%) based on successful achievement of the specified goals and targets, the maximum bonus allowed would be 240% of target.

(2)	Actual results are subject to normalization for any significant, unique and/or non-recurring items as well as neutralization of significant changes in Federal fund rates. In 2020, actual results were adjusted as reflected in the table below.

(3)	Blucora Revenue (as adjusted) is comprised of our Tax Preparation Segment Revenue and Wealth Management Segment Net Revenue (as adjusted) as described further in the next table below.
(4)	Reflects consolidated externally reported Adjusted EBITDA, adjusted to neutralize Federal fund rates changes, remove HKFS results and remove incremental costs related to the tax filing extension resulting from COVID-19. See Appendix A—Non-GAAP Reconciliations for a reconciliation of Adjusted EBITDA to Net Income and for additional information regarding this non-GAAP measure.

Blucora, Inc. | 2021 Proxy Statement 83

2020 Financial Performance Targets vs. Actual Results: The specific Company financial targets for 2020 for each metric used in calculating the NEO preliminary bonus payouts are set forth in the table below along with the Company’s actual performance for each of those metrics.

Performance Metrics (1)	Target	Actual Results (2)	Achievement % (3)
Blucora Revenue (as adjusted) (4)	$436,747,000	$377,421,808	87%
Blucora Adjusted EBITDA (as adjusted) (5)	$153,181,000	$127,266,395	84%
Wealth Management Segment Net Revenue (as adjusted) (6)	$185,075,000	$168,658,976	92%
Wealth Management Segment Income (as adjusted) (7)	$92,142,000	$83,937,330	92%
Tax Preparation Segment Revenue (8)	$251,672,000	$208,762,832	83%
Tax Preparation Segment Income (as adjusted) (7)	$95,131,000	$70,020,917	74%
(1)	The Compensation Committee uses these performance metrics because it believes each of these performance metrics is an important measure of our operating performance.

(2)	Actual results are subject to normalization for any significant, unique and/or non-recurring items as well as neutralization of significant changes in Federal fund rates. In 2020, actual results were adjusted as reflected in the footnotes 4-7 below.

(3)	Per the terms of the 2020 Executive Bonus Program, the achievement percentage is rounded up to the nearest whole percentage point.

(4)	Blucora Revenue (as adjusted) is comprised of our Tax Preparation Segment Revenue and Wealth Management Segment Net Revenue (as adjusted) as described further in footnotes 6 and 8 below.

(5)	Reflects consolidated externally reported Adjusted EBITDA, adjusted to neutralize Federal fund rates changes, remove HKFS results and remove incremental costs related to the tax filing extension resulting from COVID-19. See Appendix A—Non-GAAP Reconciliations for a reconciliation of Adjusted EBITDA to Net Income and for additional information regarding this non-GAAP measure.

(6)	Reflects externally reported revenue for our Wealth Management segment, less amounts paid to financial and tax professionals utilizing the wealth management platform and adjusted to neutralize Federal fund rate changes and remove HKFS results.

(7)	Reflects externally reported income for the Tax Preparation or Wealth Management segment, as applicable. The Tax Preparation income is adjusted to remove incremental costs related to the tax filing extension resulting from COVID-19. The Wealth Management segment income is adjusted to neutralize Federal fund rate changes and remove HKFS results.

(8)	Reflects externally reported revenue for our Tax Preparation segment.

Blucora, Inc. | 2021 Proxy Statement 84

2020 Target Bonus and Performance Achievement: The following table sets forth, for each of the NEOs other than Mses. Carsley and Murray, whose bonuses are discussed under the heading “2020 Short-Term Incentive Program for Non-Executive Officers” below, the Preliminary Bonus based on the financial metrics set forth in the 2020 Executive Bonus Program (in dollars and as a percentage of target), and the earned annual bonus for 2020 reflecting the application of the STI Modifier (in dollars and as a percentage of the target annual bonus):

Name	Target Annual Bonus		2020 Earned Annual Bonus
	% of Base Salary	Target Dollar Value	Preliminary Bonus	Preliminary Bonus as a % of Target	STI Modifier $ (1)	Total Bonus Payout	Total Bonus as a % of Target
Christopher W. Walters (2)	150%	$1,077,336	$775,682	72%	$38,784	$814,466	76.0%
Marc Mehlman (3)	100%	$238,140	$238,140	100%	—	$238,140	100.0%
Curtis A. Campbell	125%	$493,750	$315,013	64%	$15,751	$330,764	67.0%
Todd C. Mackay	120%	$474,000	$360,240	76%	—	$360,240	76.0%
Ann J. Bruder	80%	$332,000	$239,040	72%	$35,856	$274,896	83.0%
John S. Clendening (4) Former President and CEO	200%	$1,300,000	—	—	—	—	—
Davinder S. Athwal (5) Former CFO	125%	$520,000	—	—	—	—	—

(1)	Messrs. Walters and Campbell and Ms. Bruder were each awarded an additional 5%, 5% and 15% STI Modifier to their Preliminary Bonuses, respectively, as a result of their successful attainment of certain leadership and performance targets relating to the STI Modifier.

(2)	The bonus target and bonus earned reflect a pro-rata bonus for 2020 based on the number of days Mr. Walters was employed in 2020.

(3)	The bonus target and bonus earned reflect a pro-rata bonus for 2020 based on the number of days Mr. Mehlman was employed in 2020. Pursuant to the terms of Mr. Mehlman’s employment agreement, for 2020 only, Mr. Mehlman was entitled to receive a bonus in an amount that was no less than his pro-rated target bonus.

(4)	Mr. Clendening departed from the Company effective January 10, 2020 and therefore did not receive a bonus under the 2020 Executive Bonus Plan.

(5)	Mr. Athwal resigned from the Company effective January 31, 2020 and therefore did not receive a bonus under the 2020 Executive Bonus Plan.

2020 Short-Term Incentive Program for Non-Executive Officers

Short-term bonuses for 2020 for Mses. Carsley and Murray were paid under our 2020 Non-Executive Bonus Program, pursuant to which a preliminary bonus amount was calculated based on the achievement of target Blucora adjusted EBITDA. Fifty percent of the preliminary bonus amount for a participant was earned based solely on achievement of target Blucora adjusted EBITDA, and the remaining fifty percent was included in an aggregate bonus pool which was distributed to participants based on relative achievement of individual performance goals. Accordingly, a participant could ultimately be entitled to as little as fifty percent of the preliminary bonus (in a case where relative achievement of individual performance goals was low) or greater than one hundred percent of the preliminary bonus (in a case where relative achievement of individual performance goals was high).

As a result of the COVID-19 pandemic, the Compensation Committee determined to make a mid-year adjustment to the performance metrics and targets, and to reduce the size of the bonus pool to ensure alignment of the program to evolving strategic priorities and revised financial and operational targets, while providing a bonus pool for non-executives that recognized the impact of their efforts and attention to results in an unprecedented environment.

Blucora, Inc. | 2021 Proxy Statement 85

Payouts under our 2020 Non-Executive Bonus Program for Mses. Carsley and Murray are set forth in the table below:

Name	Target Annual Bonus		2020 Earned Annual Bonus
	% of Base Salary	Target Dollar Value	Preliminary Bonus	Funded Bonus as % of Target	Total Bonus Payout	Total Bonus as a % of Target
Mimi Carsley	50%	$140,578	$113,868	81%	$122,303	87%
Stacy Murray	35%	$90,426	$73,245	81%	$79,084	87%

Long-Term Equity Incentive Awards

General

Our long-term equity incentive program is designed to be performance-oriented, competitive and flexible, providing incentive for executives to focus on long-term fundamentals and create long-term stockholder value. While the equity program is primarily intended to maintain stockholder-management alignment, the equity awards made under the program also serve to attract highly qualified executives, promote a team environment and maintain our competitive position compared to the compensation programs of companies that are part of our compensation peer group and other companies with whom we compete for talent. The equity awards also have high retention value because they vest over a period of time, typically three years, and unvested awards are generally forfeited when an executive’s employment ends.

The 2020 annual long-term equity incentive program included the following equity awards:

●	Stock Options: Stock options provide incentive for the achievement of stock price growth. They provide a high level of alignment with stockholders because individuals do not realize substantial value from stock options unless our stock price significantly improves following the grant. Stock options represent the right to purchase shares of our Common Stock. All stock options are required to be granted at an exercise price equal to the closing price of our Common Stock on the relevant date of grant under our incentive plans.

●	PRSUs: PRSUs are performance-based compensation and provide incentive for the achievement of a company stated performance goal tied to non-GAAP earnings per share (“EPS”) during 2022 and relative total shareholder return (“TSR”) ranking. The number of PRSUs that vest vary with the level of performance attained and vest into shares of the Company’s Common Stock. Like the time-based RSUs described below, PRSUs serve to create stockholder-management alignment as well as provide upside incentive when the value of the Company’s stock appreciates, but also provides some protection in down markets.

●	Time-Based RSUs: Time-based RSUs provide upside incentive when the value of our Common Stock appreciates, but also provide some protection in down markets. Because time-based RSUs vest into shares of our Common Stock, they serve to create stockholder-management alignment. Each time-based RSU vests over a certain period of time as long as the employee remains employed by us, and each time-based RSU represents the right to receive one share of our Common Stock upon vesting.

The current long-term equity mix reflects a recent shift in our historical practice. Previously, our long-term executive officer equity program consisted of stock options and time-based RSUs, and in 2018 we introduced PRSUs in addition to stock options and time-based RSUs. This transition was made in order for our executive compensation to be competitive with peers and to reflect market expectations for at-risk and performance-based compensation. In 2019, we reduced the number of time-based RSUs awarded and shifted more toward awarding PRSUs, which are based on Company performance and relative metrics that the Compensation Committee believes are in-line with our long-term strategy and better align management with long-term stockholder value. The Company maintained this mix in 2020, and it is the Compensation Committee’s goal to continue to award a higher mix of PRSUs and to reduce the awards of stock options in the future, which we believe is competitive with our peers and in line with our compensation philosophy. See "Grant Practices for Annual Equity Awards for 2020" below.

Blucora, Inc. | 2021 Proxy Statement 86

Grant Practices for Annual Equity Awards for 2020

In January 2020, following our review of our executive compensation philosophy and review of market and peer data discussed above, the Compensation Committee approved annual equity grants for our executive officers. The aggregate value of the 2020 annual equity grants for our executive officers, including our NEOs other than Mses. Carsley and Murray (who are not executive officers), consisted of the same mix of equity as in 2019 as follows:

●	25% Stock Options;

●	35% PRSUs; and

●	40% Time-Based RSUs.

These equity grants were made at a level our Compensation Committee believed to be competitive in the market and industry in which we compete for talent and also took into account internal pay parity. The grants were made prior to the Company’s understanding of the impact of the COVID-19 pandemic.

Because grant practices for annual equity awards differ as between executives and non-executives, Mses. Carsley and Murray each received 100% time-based RSUs in 2020 (and did not receive PRSUs or stock options).

2020 NEO Annual Equity Grant Summary

In 2020, our Compensation Committee made the following annual long-term equity incentive awards to our NEOs:

		Share Amounts Awarded
	Aggregate Grant Value of Equity Grants (1)	Options (2) (#)	PRSUs (3) (#)	Time-Based RSUs (2) (#)
Christopher W. Walters (4)	$5,000,000	165,782	74,914	85,616
Marc Mehlman (5)	—	—	—	—
Curtis A. Campbell	$1,095,000	33,622	15,184	17,353
Todd C. Mackay	$900,000	27,634	12,480	14,263
Ann J. Bruder	$730,000	22,414	10,122	11,568
Mimi Carsley (6)	—	—	—	—
Stacy Murray	$87,500	—	—	3,466
John S. Clendening (7)	—	—	—	—
Davinder S. Athwal (8)	—	—	—	—
(1)	Reflects the aggregate value intended for the award, which may vary slightly from the amounts reflected on the “Summary Compensation Table” beginning on page 102.

(2)	Reflects equity grants under the 2018 Plan that vest pro rata over a three-year period beginning on the first anniversary of date of grant.

(3)	Reflects grants under the 2018 Plan that are eligible to vest on January 1, 2023 subject to the Company achieving a certain level of non-GAAP EPS for calendar year 2022 and a certain relative TSR ranking for the performance period. The performance period is from 2020 to, and including, 2022.

(4)	Mr. Walters was granted an initial new hire award, but the timing of such award was proximate to annual long-term equity incentive awards and the equity mix was consistent with annual long-term equity incentive awards for other executives. Accordingly, Mr. Walters’s initial new hire award is included in the above table.

(5)	Mr. Mehlman was granted an initial new hire award but did not receive an annual long-term equity incentive award during 2020. See “Compensation Discussion and Analysis – Compensation Decisions Made for 2020 – Other Awards” for more information.

(6)	Ms. Carsley was granted an initial new hire award but did not receive an annual long-term equity incentive award during 2020. See “Compensation Discussion and Analysis – Compensation Decisions Made for 2020 – Other Awards” for more information.

(7)	Mr. Clendening departed from the Company effective January 10, 2020 and therefore did not receive an annual equity grant for 2020.

(8)	Mr. Athwal resigned from the Company effective January 31, 2020 and therefore did not receive an annual equity grant for 2020.

Blucora, Inc. | 2021 Proxy Statement 87

2020–2022 PRSUs Performance and Payout Scale

The PRSUs that were granted to our executives (as described above) are eligible to cliff vest following a three-year performance period, beginning on January 1, 2020 and ending on December 31, 2022. Fifty percent of the award will vest upon the Company’s achievement of a certain level of non-GAAP EPS for the 2022 calendar year, and the other fifty percent will vest upon the Company’s achievement of a certain relative TSR ranking compared to a TSR peer group that includes the companies in the S&P 1500 Diversified Financials and S&P Application Software indexes over the performance period. The actual payout of vested PRSUs will be based on the following payout scale:

	Range of Financial Performance in PRSU Payout Scale (% of financial target)	Range of PRSU Payout (% of target)
2022 Non-GAAP EPS	Threshold of 80% to Maximum of 120%	50% at Threshold to Cap of 200%
Relative TSR	Threshold of 25th Percentile to Maximum of the 75th Percentile	50% at Threshold to Cap of 200%

See “Compensation of Named Executive Officers – Grants of Plan-Based Awards” on page 105 for more information regarding equity grants made to NEOs in 2020.

Payout of the 2018–2020 PRSUs

In 2018, the Compensation Committee granted PRSUs to certain NEOs that were eligible to vest following a three-year performance period, beginning on January 1, 2018 and ending December 31, 2020, subject to the Company’s achievement of a certain level of non-GAAP EPS for the 2020 calendar year. Because actual non-GAAP EPS achieved by the Company for the 2020 calendar year was below the threshold level required for the PRSUs to vest, consistent with our pay for performance philosophy, the PRSUs did not vest and were forfeited.

Other Awards

Walters Signing Bonus

On January 30, 2020, in connection with his appointment as President and CEO, Mr. Walters received a one-time signing bonus of $250,000.

New Hire Grants

On March 16, 2020, in connection with the commencement of her employment with the Company, Ms. Carsley received an initial one-time equity award of 30,647 time-based RSUs that vest on the earlier to occur of (i) the first anniversary of the date of grant and (ii) Ms. Carsley’s separation from the Company.

On April 27, 2020, in connection with his appointment as Chief Financial Officer, Mr. Mehlman received an initial one-time equity award consisting of (i) 25,000 time-based RSUs that vest in three equal annual installments beginning on the first anniversary of the date of grant, subject to Mr. Mehlman’s continued employment through the applicable vesting dates or as otherwise provided under his employment agreement, the 2018 Plan or the Executive Severance Plan, and (ii) a stock option representing the right to purchase 70,000 shares of our Common Stock at an exercise price of $14.00 per share. The shares underlying the stock option vest in three equal annual installments beginning on the first anniversary of the date of grant, subject to Mr. Mehlman’s continued employment through the applicable vesting dates or as otherwise provided under his employment agreement, the 2018 Plan or the Executive Severance Plan.

Blucora, Inc. | 2021 Proxy Statement 88

2020 Reorganization Equity Awards

In April 2020, we announced a corporate reorganization focused on our future growth. The reorganization resulted in a series of organizational changes, including adding experienced new talent to the Company’s leadership team. As a result of the reorganization, the roles and responsibilities of many of the Company’s executive, senior and other employees were significantly expanded in order to maximize efficiencies, drive growth and better position our business to exit the COVID-19 pandemic.

On May 21, 2020, the Compensation Committee determined to award additional equity awards to certain NEOs as a result of the significant expansion of their duties and to retain them while ensuring appropriate internal pay parity between legacy NEOs who were executive officers of the Company prior to the reorganization and newly hired executive officers. In April 2020, Ms. Bruder’s role was expanded to include Chief Development and Administrative Officer; Mr. Campbell’s role was expanded to include President of Software; and Mr. Mackay’s role was expanded to President of Wealth Management. In considering whether to award additional equity, the Compensation Committee considered whether other long-term equity granted earlier in 2020 would be sufficient to retain and motivate these NEOs and to compensate them appropriately given their expanded duties. Given the Company’s efforts to bring new talent to the Company’s leadership team during 2020, and the Company’s significant investment of resources in the reorganization, the Compensation Committee felt that it was imperative to retain these NEOs and ensure that they were incentivized to lead the Company through the COVID-19 pandemic while focusing on financial, operational and strategic objectives of the Company. The Compensation Committee determined that due to market performance during the early months of the COVID-19 pandemic, the annual equity awards no longer had the same retention or incentive value as when they were originally granted, while new employees who were hired as part of the reorganization had received more recent incentive grants, benefiting from a lower stock price at the time of grant. As a result, the Compensation Committee believed the additional equity awards were necessary to promote the retention of NEOs who were key contributors to the Company’s success during the reorganization and the unprecedented COVID-19 pandemic and to align compensation of the newly formed executive team. The Compensation Committee did not grant additional equity awards to any employees, including Mr. Mehlman and Ms. Carsley, who joined the Company at or around the time of the reorganization.

The Compensation Committee determined that the additional equity awards for our NEOs, other than Mr. Walters, would consist of an award with a total dollar value equal to 50% of the total dollar value of their respective annual equity incentive awards, as shown in the table below. For Mr. Walters, the Compensation Committee determined to provide an additional equity award with a total dollar value equal to 20% of the value of the equity award he received upon his appointment as our CEO. The Compensation Committee believed that providing Mr. Walters with an equity award of this size effectively balanced its desire to help retain the Company’s CEO while also maintaining compensation parity with the Company’s other employees.

On June 26, 2020, Ms. Murray was granted an additional equity award for similar retentive purposes, but because she is not an executive officer, the Company’s Equity Committee granted such additional award from a pool of awards that had been recommended by the Compensation Committee and approved by the Board for such purpose.

Mr. Clendening and Mr. Athwal were not employed by the Company at the time the additional equity awards were granted and therefore did not qualify to receive an additional equity award.

Blucora, Inc. | 2021 Proxy Statement 89

The following table sets forth the dollar value of each NEO’s annual equity incentive award (or with respect to Mr. Walters, equity award at the time of his appointment as our CEO), the percentage amount of such award used to determine the value of the NEO’s additional reorganization equity award and the total dollar value of each NEO’s additional reorganization equity award:

Name	Total Value of Annual Equity Award (1)	Percentage of Annual Equity Award Used for Additional Award	Total Value of Additional Equity Award (2)
Christopher W. Walters	$5,000,000	20%	$1,000,000
Marc Mehlman (3)	—	—	—
Curtis A. Campbell	$1,095,000	50%	$547,500
Todd C. Mackay	$900,000	50%	$450,000
Ann J. Bruder	$730,000	50%	$365,000
Mimi Carsley (4)	—	—	—
Stacy Murray	$87,500	50%	$43,750

(1)	Reflects the aggregate value intended for the award, which may vary slightly from the amounts reflected in the “Summary Compensation Table” beginning on page 102.

(2)	Reflects the aggregate value intended for the award, which is higher than the amounts reflected in the “Summary Compensation Table” beginning on page 102 because we used an assumed stock price value of $13.40 to determine the number of shares underlying the award, which was higher than the actual value of our Common Stock on the date of grant.

(3)	Mr. Mehlman was appointed as the Company’s Chief Financial Officer effective April 27, 2020 in connection with the Company’s reorganization and received an initial new hire grant at such time. As a result, he was not entitled to receive an additional equity award.

(4)	Ms. Carsley was appointed as the Company’s interim Chief Financial officer effective March 13, 2020 and received an initial new hire grant at such time. As a result, she was not entitled to receive an additional equity award.

The Compensation Committee determined that, with respect to the Company’s executive officers, including the NEOs other than Ms. Murray, the additional equity awards would consist of 50% time-based RSUs and 50% stock options. For the Company’s senior employees, such as Ms. Murray, the Compensation Committee determined that the additional equity awards would consist of 100% time-based RSUs. The Compensation Committee believed that this breakdown of awards represented the best balance of reinforcing retention and encouraging long-term stockholder value creation. The Compensation Committee elected not to award additional PSRUs as part of the additional equity awards for executive officers because of the difficulty in establishing new performance goals in the middle of an equity award cycle, and instead determined that stock options, which the Compensation Committee believes are inherently performance-based due to their value being derived solely from an increase in the Company’s stock price, would be appropriately aligned with the Company’s pay for performance philosophy.

After establishing the total dollar value and breakdown of each additional equity award, the Compensation Committee determined the total number of shares underlying the time-based RSUs and stock options comprising the additional equity awards by applying an assumed stock price value of $13.40 per share, which was based on the average fair market value of our Common Stock around the time that equity awards were granted to the employees that joined the Company in connection with the reorganization. Accordingly, the number of shares underlying the additional equity awards was ultimately less than it would have been had the Company determined the number of shares to be granted based on the fair market value of our Common Stock on the date of grant.

Blucora, Inc. | 2021 Proxy Statement 90

The following table shows the total number of time-based RSUs and stock options awarded to our NEOs as part of the additional equity awards:

Name	Time-Based RSUs	Shares Underlying Stock Options
Christopher W. Walters	37,313	104,477
Marc Mehlman (1)	—	—
Curtis A. Campbell	20,429	57,201
Todd C. Mackay	16,791	47,014
Ann J. Bruder	13,619	38,134
Mimi Carsley (2)	—	—
Stacy Murray	3,264	—

(1)	Mr. Mehlman was appointed as the Company’s Chief Financial Officer effective April 27, 2020 in connection with the Company’s reorganization and received an initial new hire grant at such time. As a result, he was not entitled to receive an additional equity award.

(2)	Ms. Carsley was appointed as the Company’s interim Chief Financial Officer effective March 13, 2020 and received an initial new hire grant at such time. As a result, she was not entitled to receive an additional equity award.

Each time-based RSU and stock option issued as part of the additional equity awards vests in three equal annual installments beginning on the first anniversary of the date of grant. Each stock option issued as part of the additional equity awards has an exercise price equal to the fair market value of our Common Stock on the date of grant, or $11.30 per share.

One-Time Recognition Awards

On January 31, 2020, the Compensation Committee approved a one-time cash bonus of $50,000 and a one-time award of 2,217 time-based RSUs to Ms. Murray to recognize her accomplishment in completing the Company’s Annual Report on Form 10-K in the midst of the departures of both the Company’s former Chief Financial Officer and CEO and agreeing to serve as not only the Principal Accounting Officer but also as the interim Principal Financial Officer while the Company searched for Mr. Athwal’s replacement. The time-based RSUs vested in full on January 31, 2021.

On December 15, 2020, the Compensation Committee approved a one-time cash bonus of $200,000 and a one-time award of 13,333 time-based RSUs to Ms. Bruder in order to recognize and reward Ms. Bruder’s extraordinary performance and leadership throughout 2020, including the critical role that Ms. Bruder played in supporting the Company throughout a significant corporate reorganization that took place in the first and second quarters of 2020 as well as leading the Company’s business continuity efforts that included addressing the challenges associated with operating during the COVID-19 pandemic and the derecho that hit Cedar Rapids, Iowa, where TaxAct is headquartered, in August 2020. The time-based RSUs vest ratably over a three-year period on each anniversary of the date of grant, subject to Ms. Bruder’s continued employment through the applicable vesting dates or as otherwise provided under the Executive Severance Plan or the 2018 Plan.

Blucora, Inc. | 2021 Proxy Statement 91

Other Elements of Compensation

Executive Officer Employment Agreements

The Company uses employment agreements to retain and attract highly qualified executive officers in a competitive market and currently has employment agreements with all of our executive officers. We believe that employment agreements ensure continued dedication of executives in case of personal uncertainties or risk of job loss and ensure that compensation and benefits expectations are understood and satisfied. The terms of our executive officers’ employment agreements are substantially similar and generally include an initial base salary, a target incentive bonus percentage that serves as the basis for the annual cash incentive bonus plan, an annual equity target and an equity grant upon hire. The employment agreements also include specific terms regarding relocation (where appropriate), severance payments and other benefits, if any, due to the executive under various employment termination circumstances, except to the extent superseded by the Blucora, Inc. Executive Change of Control Severance Plan (the “Executive Severance Plan”). See “Compensation of Named Executive Officers – Potential Payments upon Termination or Change in Control” beginning on page 111 for additional information regarding the severance payments each of our NEOs could receive under their employment agreements.

We do have not employment agreements with Mses. Carsley and Murray.

Executive Change of Control Severance Plan

On January 17, 2021, the Compensation Committee adopted the Executive Severance Plan in order to bring our change of control practices in line with market practices for certain of our executives, including Messrs. Mehlman, Campbell and Mackay and Ms. Bruder. Mr. Walters is not a participant in the Executive Severance Plan because the Compensation Committee determined that the change of control severance payments and benefits set forth in his employment agreement were in line with market practices. The Executive Severance Plan was designed to ensure the continued dedication of participants therein in case of personal uncertainties or risk of job loss in connection with certain specified corporate transactions, enabling our key executives to apply objective judgment and therefore maximize investor return in relation to any potential change of control. As applicable for a participating executive, the Executive Severance Plan supersedes any provisions in an employment agreement with respect to change of control severance payments and other benefits. See “Employment Agreements – Potential Payments Pursuant to the Executive Severance Plan” beginning on page 121 for additional information regarding the change of control severance payments Messrs. Mehlman, Campbell and Mackay and Ms. Bruder could receive under the Executive Severance Plan. Mses. Carsley and Murray are not eligible to participate in the Executive Severance Plan.

Health and Welfare Benefits

The Company provides a package of health and welfare benefits to NEOs that is generally available to all other Company employees, including competitive medical, dental and vision benefits, flexible spending accounts (“FSAs”), including a dependent care FSA, survivor benefits, disability coverage, a $30 monthly fitness subsidy and an Employee Assistance Program.

Retirement and Deferred Compensation Plans

Our NEOs are eligible to participate in the Blucora, Inc. 401(k) Retirement Plan (the “401(k) Plan”), a qualified defined contribution plan that covers a broad group of employees. Our NEOs are also eligible to participate in a nonqualified defined contribution plan, the Blucora Tax-Smart Executive Deferral Plan (the “Executive Deferral Plan”), which provides a vehicle for additional deferred compensation. The Compensation Committee believes that these types of savings plans are consistent with competitive pay practices and are an important element in attracting and retaining talent in a competitive market. Please see “Compensation of Named Executive Officers – Retirement and Deferred Compensation Plans” on page 96 for additional information regarding the Executive Deferral Plan.

Blucora, Inc. | 2021 Proxy Statement 92

Executive Transitions

As previously discussed, Mr. Clendening departed as President and CEO, effective January 10, 2020, and Mr. Athwal resigned as Chief Financial Officer and Treasurer, effective January 31, 2020.

In connection with Mr. Clendening’s departure, the Company and Mr. Clendening entered into a General Release and Waiver of Claims (the “Release”), which reflects the terms of Mr. Clendening’s departure and related payment of (i) $5,750,000 (to be paid in accordance with the terms of the Release) and (ii) applicable COBRA reimbursements. These payments reflect the severance payments and benefits Mr. Clendening was entitled to receive under the terms of his employment agreement in the event of a termination without cause, along with an additional cash amount the Company agreed to pay Mr. Clendening in exchange for Mr. Clendening’s agreeing to certain changes for the benefit of the Company to the restrictive covenants to which he would be subject to after his departure. In addition, pursuant to the Release, the Company agreed to extend the post-employment exercise period for certain stock options held by Mr. Clendening to December 31, 2020. The Release also reflects certain other continuing covenants, including non-disparagement and confidentiality provisions, to which the Company and Mr. Clendening are subject.

The Company is currently party to an arbitration proceeding with Mr. Clendening with respect to his claims which include, primarily, a request that the Company pay Mr. Clendening damages in connection with the Compensation Committee’s determination not to authorize a net exercise as an additional method for Mr. Clendening to exercise certain of his outstanding stock options during the post-employment exercise period. Mr. Clendening has also asserted defamation and disparagement claims relating to certain statements made during the Company’s third quarter 2020 earnings call.

In connection with Mr. Athwal’s resignation, the Company and Mr. Athwal entered into a Separation and Release Agreement (the “Separation Agreement”), which reflects the terms of Mr. Athwal’s resignation and the related payment of (i) accrued obligations, including unpaid base salary earned through the date of separation, unpaid bonus compensation earned through date of separation and any reimbursement for any business expenses in accordance with the Company’s policies, (ii) a severance payment of $626,000 (to be paid in accordance with the terms of the Separation Agreement), (iii) a payment of $90,000 in attorneys’ fees and (iv) applicable COBRA reimbursements. The Separation Agreement also reflects certain other continuing covenants to which the Company and Mr. Athwal are subject.

In accordance with the 2018 Plan and their applicable award agreements, all unvested equity awards outstanding were automatically forfeited and canceled at the time of Mr. Clendening’s and Mr. Athwal’s respective departure from the Company. Each of Messrs. Clendening and Athwal were able to exercise vested stock options within a specified period following their departure, following which time any unexercised stock options were forfeited.

Other Compensation Policies and Practices

In addition to the compensation elements and decisions discussed above in this CD&A, the Company has a number of compensation policies that are designed to retain and incentivize executives and to protect the interests of the Company and our stockholders.

Blucora, Inc. | 2021 Proxy Statement 93

Clawback Policy

Pursuant to the Company’s Executive Incentive Compensation Recoupment Policy (“Clawback Policy”), if the Company is required to prepare an accounting restatement due to its material noncompliance with financial reporting requirements under the U.S. securities laws, then the Company shall, to the extent permitted by law, require reimbursement from current and former executive officers for incentive compensation awarded or received by them at any time during the three-year period preceding the date on which the Company is required to prepare the restatement, to the extent such executive officer is determined to have engaged in fraud or intentional illegal conduct materially contributing to such restatement, as determined by our Board in its sole discretion. The right to recoupment set forth in the Clawback Policy includes recoupment of both cash and equity and is in addition to any other rights that the Company may have against any executive officer, including any remedies at law or in equity. The Clawback Policy is administered by the Compensation Committee. In addition, the Blucora, Inc. 2015 Incentive Plan, as amended and restated (the “2015 Plan”), and the 2018 Plan include provisions that allow us to clawback awards in accordance with the Clawback Policy.

Prohibition Against Short Selling, Hedging, or Pledging of Company Securities

Our written policy against insider trading (“Insider Trading Policy”) prohibits any director, officer or other employee from engaging in short sales of, or otherwise hedging, the Company’s securities. This prohibition includes any transaction, direct or indirect, involving financial instruments that are designed to hedge or offset any decrease in the market value of our Common Stock. This prohibition applies to all securities issued by the Company, including equity and debt. The Company’s Insider Trading Policy also prohibits directors, officers and employees from pledging the Company’s securities as collateral for loans.

Perquisites and Personal Benefits

We have historically maintained a conservative approach to providing perquisites and personal benefits to executive officers. The limited perquisites and personal benefits offered have been carefully selected to ensure that there is an indirect benefit to the Company and that the value provided to employees is not excessive. In addition, most perquisites and personal benefits offered to executives are generally offered to all employees. A description and the attributed costs of our perquisites and personal benefits for the NEOs for 2020 are included in the “All Other Compensation” column of the Summary Compensation Table, located on page 102, and described in the notes to that table.

Executive Officer Stock Ownership Guidelines

Our current stock ownership guidelines, which became effective as of January 1, 2018, reflect our Board’s belief in the importance of aligning the economic interests of stockholders and management. Under the terms of these guidelines, our executive officers are expected to acquire and hold shares of our Common Stock equal in market value to the multiple of each of their base salaries set forth below (calculated as of December 31 of each year):

Position	Ownership Requirement
CEO	5x
Other Executive Officers	3x

All individuals who were serving as executive officers on January 1, 2018, are expected to attain the minimum level of ownership by no later than January 1, 2023. Any individual who becomes an executive officer after January 1, 2018 is expected to attain the minimum ownership amount within five years after the date of his or her initial appointment as an executive officer. We expect that our executive officers will achieve the requisite ownership levels within the designated five-year timeframe.

Our stock ownership guidelines do not apply to Mses. Carsley and Murray as they are not current executive officers of the Company.

Blucora, Inc. | 2021 Proxy Statement 94

Risk Considerations in Our Compensation Programs

The Compensation Committee believes that the mix and design of the elements of executive and non-executive compensation in the Company’s compensation programs do not encourage management to assume excessive risk taking, and following the assessment of our compensation program, the Compensation Committee does not believe that our compensation program creates risks that are reasonably likely to have a material adverse effect on the Company for the following reasons:

●	We structure our pay to consist of both fixed and variable compensation for our employees. The fixed (or salary) portion of compensation is designed to provide a steady income regardless of our financial performance or the performance of our stock price so that executives do not feel pressured to focus exclusively on our financial performance or our stock price performance to the detriment of other important business metrics. The variable (cash short-term incentive and equity-based long-term incentive) portions of compensation are designed to reward both short- and long-term financial performance.

●	For short-term performance, our annual 2020 Executive Bonus Program was intended to provide annual cash payments that are awarded based on achievement of earnings goals that are based on the operational and financial metrics applicable to each executive officer and are established by the Compensation Committee. In addition, the maximum payout percentage for the performance metrics under the 2020 Executive Bonus Program was subject to a cap of 240% of the target awards (inclusive of the STI Modifier).

●	For long-term performance, our 2020 equity grants were comprised of stock options and time-based RSUs that vest over a three-year period. We believe these equity grants provide incentive for executives and other employees who receive these grants to focus on long-term fundamentals and create long-term stockholder value. In addition, in 2020 we granted PRSUs that are eligible to vest on January 1, 2023, subject to the Company achieving a certain level of non-GAAP EPS during 2022 and a certain relative TSR ranking compared to a pre-established TSR peer group. These performance-based awards reflect the continued focus of the Compensation Committee to align pay with performance and match the incentives of executives with the interests of stockholders. We believe these grants add an additional performance-based component that requires the long-term growth of our Company over a three-year period in order to vest and provides an upside reward for significant long-term growth in Non-GAAP EPS and TSR.

●	We maintain a Clawback Policy that allows us to recoup certain compensation and awards paid to our executive officers in the event that there is a material restatement of our financial results.

●	Our Insider Trading Policy does not permit margining, pledging, hedging, short sales of or trading options related to our Common Stock by any director, officer or employee.

●	We have stock ownership guidelines requiring our CEO to own an amount of our equity with a value equal to five times (5x) his base salary and each of our executive officers other than the CEO to own an amount of our equity with a value equal to three times (3x) such executive officer’s base salary.

Blucora, Inc. | 2021 Proxy Statement 95

Accounting and Tax Considerations

Accounting Considerations

Blucora follows ASC Topic 718 in accounting for our stock-based compensation awards, and the compensation that it pays to our executives is expensed in our financial statements as required by GAAP.

As one of many factors, the Compensation Committee considers the financial statement impact in determining the amount of, and allocation among the elements of, executive compensation.

Income Tax Considerations

Section 162(m) limits the tax deductibility of compensation paid by a public company to its CEO and certain other highly compensated executive officers to $1 million. Prior to 2018, there was an exception to the limit on deductibility for performance-based compensation that met certain requirements. The Tax Cut and Jobs Act of 2017 (the “TCJA”) largely eliminated that exception starting in 2018. As such, compensation paid to certain covered employees, including our NEOs in 2020 and thereafter, is presumed to be subject to the Section 162(m) deductibility limits as amended by the TCJA, with the exception of certain amounts payable pursuant to a written binding contract in effect as of November 2, 2017 that has not been materially modified thereafter (as permitted by the TCJA). Compensation granted in the past may not qualify as “performance-based compensation” under certain circumstances. We have historically retained, and expect to continue to retain, flexibility toward compensation that is consistent with our corporate objectives even if it does not qualify for a tax deduction.

Blucora, Inc. | 2021 Proxy Statement 96

COMPENSATION COMMITTEE REPORT

The following Compensation Committee Report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, and the information in this report shall not be incorporated by reference into any future filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates it by reference into such filing.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Members of the Compensation Committee

Jana R. Schreuder, Chair

E. Carol Hayles

Karthik Rao

Blucora, Inc. | 2021 Proxy Statement 97

COMPENSATION OF NAMED EXECUTIVE OFFICERS

Summary Compensation Table

The following table and footnotes discuss the compensation of our NEOs for 2020 and prior years, where applicable. In addition to the footnotes to this table, please see “Compensation Discussion and Analysis” for a detailed description and narrative discussion of 2020 compensation with respect to each NEO.

Name and Principal Position	Year	Salary (1)	Bonus		Stock Awards (2)	Option Awards (2)	Non-Equity Incentive Plan Compensation (3)	All Other Compensation (4)	Total
Christopher W. Walters President & CEO	2020	$711,000	$250,000	(5)	$4,379,879	$1,655,393	$814,466	$207,650	$8,018,388

Marc Mehlman Chief Financial Officer	2020	$235,577	$238,140	(6)	$350,000	$352,100	—	$9,154	$1,184,971

Curtis A. Campbell President, TaxAct (7)	2020	$394,885	—		$1,120,258	$508,714	$330,764	$11,400	$2,366,021
	2019	$387,308	—		$712,484	$240,784	$537,653	$11,200	$1,889,429
Todd C. Mackay President, Wealth Management	2020	$394,846	—		$920,766	$418,114	$360,240	$11,400	$2,105,366
	2019	$414,647	$121,906	(8)	$1,087,879	$92,207	$478,339	$11,200	$2,206,178
	2018	$364,212	—		$563,981	—	$362,855	$10,723	$1,301,771
Ann J. Bruder Chief Legal, Development, and Administrative Officer and Secretary	2020	$414,885	$200,000	(9)	$746,798	$339,137	$274,896	$11,400	$1,987,116
	2019	$407,116	$100,000	(8)	$768,667	$158,404	$362,560	$11,200	$1,807,947
	2018	$374,451	—		$637,488	$217,031	$302,400	$94,385	$1,625,754
Mimi Carsley Former Interim Chief Financial Officer (10)	2020	$277,308	$9,750	(8)	$349,989	—	$122,303	$8,968	$768,318
Stacy Murray Former Interim Principal Financial Officer (11)	2020	$258,269	$50,000	(12)	$171,453	—	$79,084	$5,346	$564,152
John S. Clendening Former President and CEO (13)	2020	$24,808	—		—	—	—	$5,634,459	$5,659,267
	2019	$636,443	$156,250	(8)	$4,087,468	$1,222,934	$1,287,500	$11,200	$7,401,795
	2018	$598,902	—		$3,150,000	$1,072,400	$1,209,600	$11,000	$6,041,902
Davinder S. Athwal Former CFO (14)	2020	$40,000	—		—	—	—	$738,308	$778,308
	2019	$423,631	$104,000	(8)	$1,136,971	$278,805	$535,600	$82,390	$2,561,397
	2018	$335,385	—		$1,049,972	$459,621	$433,591	$92,947	$2,371,516

(1)	Reflects base pay earned by the NEOs for 2020. Ms. Bruder’s salary during 2020 includes $88,621 that she elected to defer pursuant to the Executive Deferral Plan. See “Compensation Discussion and Analysis—Compensation Decisions Made for 2020—Other Elements of Compensation—Retirement and Deferred Compensation Plans” on page 96 for more information regarding the Executive Deferral Plan.

(2)	Represents the aggregate grant date fair value computed in accordance with ASC Topic 718, excluding the effect of any estimated forfeitures. The grant date fair value for the PRSUs is based on the probable outcome of the vesting conditions as of the grant date. These amounts reflect the Company’s accounting expense and may not correspond to the actual value that will be realized by the applicable NEO. Assumptions used in the valuation of stock and option awards granted in 2020 are discussed in “Note 12: Stock-Based Compensation” of the Notes to Consolidated Financial Statements (Part II, Item 8) in our 2020 Annual Report. The maximum value of the PRSUs that were granted on January 9, 2020 is two-times target for Messrs. Walters, Campbell, Mackay and Ms. Bruder, or $3,916,504, $902,841, $742,061 and $601,854, respectively.

(3)	Includes amounts earned in 2020 under the 2020 Executive Bonus Program and paid in 2021 based on the achievement of certain performance goals. See “Compensation Discussion and Analysis – Compensation Decisions Made for 2020 – Annual Short-Term Incentive Plan/Bonus Payments” for additional information.

(4)	All Other Compensation in 2020 consisted of the following:

Blucora, Inc. | 2021 Proxy Statement 98

Name	401(k) Match (a)	Commuting (b)	Board Retainer (Cash) (c)	Severance (d)	COBRA(e)	Legal Expenses (f)	Total (g)
Christopher W. Walters	$11,400	$180,000	$16,250	—	—	—	$207,650
Marc Mehlman	$9,154	—	—	—	—	—	$9,154
Todd C. Mackay	$11,400	—	—	—	—	—	$11,400
Curtis A. Campbell	$11,400	—	—	—	—	—	$11,400
Ann J. Bruder	$11,400	—	—	—	—	—	$11,400
Mimi Carsley	$8,968	—	—	—	—	—	$8,968
Stacy Murray	$5,346	—	—	—	—	—	$5,346
John S. Clendening	$992	—	—	$5,619,101	$14,366		$5,634,459
Davinder S. Athwal	$11,400	—	—	$626,000	$10,908	$90,000	$738,308
(a)	Reflects the amount of matching contributions received by each NEO under the 401(k) Plan, which were capped at the annual IRS compensation limit where appropriate. All matching contributions are invested in the 401(k) Plan as directed by the participant.

(b)	Reflects amounts paid to Mr. Walters in 2020 as an allowance for temporary living and commuting expenses pursuant to Mr. Walters’s employment agreement.

(c)	Reflects the Board and committee fees that Mr. Walters received for serving as a Board and committee member during the first quarter of 2020.

(d)	Reflects severance payments made to or accrued by Messrs. Clendening and Athwal in 2020 pursuant to the Release and Separation Agreement, respectively.

(e)	Reflects COBRA premium payments made to or accrued by Messrs. Clendening and Athwal in 2020 pursuant to the Release and Separation Agreement, respectively.

(f)	Reflects the payment of legal fees incurred by Mr. Athwal pursuant to the Separation Agreement.

(g)	For purposes of preparing this table, all perquisites and personal benefits are valued on the basis of the actual cost to Blucora.

(5)	Reflects a new hire bonus Mr. Walters received in connection with his appointment as President and CEO on January 30, 2020.
(6)	Reflects the pro-rata annual target bonus that Mr. Mehlman received for 2020 per the terms of his employment agreement.

(7)	Information for 2018 is not included because Mr. Campbell was not an NEO during that year.

(8)	Reflects a one-time bonus received by certain NEOs in connection with their involvement with our acquisition of 1st Global.

(9)	Reflects the one-time performance-based bonus that Ms. Bruder received as recognition and reward for her leadership during the COVID-19 pandemic and reorganization during 2020. See “Compensation Discussion and Analysis – Compensation Decisions Made for 2020 – Other Awards” for additional information.

(10)	Information for 2018 and 2019 is not included because Ms. Carsley was not an NEO during those years.

(11)	Information for 2018 and 2019 is not included because Ms. Murray was not an NEO during those years.

(12)	Reflects a one-time bonus Ms. Murray received as recognition of her serving as the Company’s interim Principal Financial Officer and successful filing of the Company’s Form 10-K for the year ended December 31, 2019. See “Compensation Discussion and Analysis – Compensation Decisions Made for 2020 – Other Awards” for additional information.

(13)	Mr. Clendening departed from the Company effective January 10, 2020.

(14)	Mr. Athwal resigned from the Company effective January 31, 2020.

Blucora, Inc. | 2021 Proxy Statement 99

Grants of Plan-Based Awards

The following table and footnotes provide information about awards granted to our NEOs in 2020, including non-equity incentive plan awards that were awarded under our 2020 Executive Bonus Program and 2020 Non-Executive Bonus Program and equity plan awards that were granted under our 2018 Plan. In addition to the footnotes to this table, please see “Compensation Discussion and Analysis—Compensation Decisions Made for 2020” for a detailed description and narrative discussion of these grants.

									All Other	All Other		Grant
		Committee							Stock	Option		Date Fair
		Approval				Estimated Future Payouts			Awards:	Awards:	Exercise	Value of
		Date (if	Estimated Future Payouts Under			Under Equity Incentive Plan			Number of	Number of	or Base	Stock and
		different	Non-Equity Incentive Plan Awards			Awards			Shares of	Securities	Price of	Option
	Grant	from Grant	(1)			(2)			Stock or	Underlying	Option	Awards
Name(4)(5)	Date	Date)	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	(3)
Christopher W. Walters			$538,668	$1,077,336	$2,585,606	—	—	—	—	—	—	—
President and CEO	1/30/2020	1/30/2020	—	—	—	37,457	74,914	149,828	—	—	—	$1,958,252
	1/30/2020	1/30/2020	—	—	—	—	—	—	85,616	—	—	$1,999,990
	1/30/2020	1/30/2020	—	—	—	—	—	—	—	165,782	$23.36	$1,221,813
	5/21/2020	5/21/2020	—	—	—	—	—	—	37,313	—	—	$421,637
	5/21/2020	5/21/2020	—	—	—	—	—	—	—	104,477	$11.30	$433,580
Marc Mehlman			—	$238,140	$571,536	—	—	—	—	—	—
Chief Financial Officer	4/27/2020	4/27/2020	—	—	—	—	—	—	25,000	—	—	$350,000
	4/27/2020	4/27/2020	—	—	—	—	—	—	—	70,000	$14.00	$352,100
Curtis A. Campbell			$246,875	$493,750	$1,185,000	—	—	—	—	—	—	—
President, TaxAct and Software	1/9/2020	12/20/2019	—	—	—	7,592	15,184	30,368	—	—	—	$451,420
	1/9/2020	12/20/2019	—	—	—	—	—	—	17,353	—	—	$437,990
	1/9/2020	12/20/2019	—	—	—	—	—	—	—	33,622	$25.24	$271,330
	5/21/2020	5/21/2020	—	—	—	—	—	—	20,429	—	—	$230,848
	5/21/2020	5/21/2020	—	—	—	—	—	—	—	57,201	$11.30	$237,384
Todd C. Mackay			$237,000	$474,000	$1,137,600	—	—	—	—	—	—	—
President, Wealth Management	1/9/2020	12/20/2019	—	—	—	6,240	12,480	24,960	—	—	—	$371,030
	1/9/2020	12/20/2019	—	—	—	—	—	—	14,263	—	—	$359,998
	1/9/2020	12/20/2019	—	—	—	—	—	—	—	27,634	$25.24	$223,006
	5/21/2020	5/21/2020	—	—	—	—	—	—	16,791	—	—	$189,738
	5/21/2020	5/21/2020	—	—	—	—	—	—	—	47,014	$11.30	$195,108
Ann J. Bruder			$166,000	$332,000	$796,800	—	—	—	—	—	—
Chief Legal, Development and Administrative Officer and Secretary	1/9/2020	12/20/2019	—	—	—	5,061	10,122	20,244	—	—	—	$300,927
	1/9/2020	12/20/2019	—	—	—	—	—	—	11,568	—	—	$291,976
	1/9/2020	12/20/2019	—	—	—	—	—	—		22,414	$25.24	$180,881
	5/21/2020	5/21/2020	—	—	—	—	—	—	13,619	—	—	$153,895
	5/21/2020	5/21/2020	—	—	—	—	—	—	—	38,134	$11.30	$158,256
Mimi Carsley			$70,289	$140,578	$210,866	—	—	—	—	—	—	—
Former Interim Chief Financial Officer	3/16/2020	3/15/2020	—	—	—	—	—	—	30,647		—	$349,989
Stacy Murray			$45,213	$90,426	$135,640	—	—	—		—	—
Former Interim Principal Financial Officer	1/9/2020	12/20/2019	—	—	—	—	—	—	3,466	—	—	$87,482
	1/31/2020	1/30/2020	—	—	—	—	—	—	2,217	—	—	$49,993
	6/26/2020	6/26/2020	—	—	—	—	—	—	3,264	—	—	$33,978
(1)	Represents the range of possible preliminary cash payouts under the 2020 Executive Bonus Program, with the target amount for Mr. Walters and Ms. Carsley reflecting a pro-rata target cash bonus based on the time that they were employed during the performance year. Because Mr. Mehlman was guaranteed payment of his 2020 prorated annual target bonus under his employment agreement, the minimum payment he could have received for 2020 is the pro-rata target amount shown. The preliminary cash payout (except for Mses. Carsley and Murray) was subject to an upward or downward adjustment by up to 20% based on the level of attainment of the STI Modifier metrics. Actual amounts earned, as determined by the Compensation Committee in the first quarter of 2021, are reflected in the Summary Compensation Table under the Non-Equity Incentive Plan Compensation column. See “Compensation Discussion and Analysis—Compensation Decisions Made for 2020—Annual Short-Term Incentive Plan/Bonus Payments” for additional information.

(2)	Represents PRSUs granted on January 9, 2020 (January 30, 2020 for Mr. Walters) for all NEOs, except Mses. Carsley and Murray, which are eligible to vest following a three-year performance period, beginning on January 1, 2020 and ending December 31, 2022. Fifty-percent of the PRSUs will vest upon the Company’s achievement of a certain level of non-GAAP EPS for the 2022 calendar year, and the other fifty-percent will vest upon the Company’s achievement of certain relative TSR ranking against a TSR peer group over the performance period. See “Compensation Discussion and Analysis—Compensation Decisions Made for 2020—Long-Term Equity Incentive Awards” for additional information.

(3)	Amounts represent the aggregate grant date fair value of stock awards (which consist of time-based RSUs and PRSUs) and option awards computed in accordance with ASC Topic 718, excluding the effect of any estimated forfeitures. These amounts reflect the Company’s accounting expense and may not correspond to the actual value that will be realized by the applicable NEO. Assumptions used in the valuation of stock and option awards granted in 2020 are discussed in “Note 12: Stock-Based Compensation” of the Notes to Consolidated Financial Statements (Part II, Item 8) in our 2020 Annual Report. See “Compensation Discussion and Analysis—Compensation Decisions Made for 2020—Long-Term Equity Incentive Awards” for additional information.

(4)	Mr. Clendening departed from the Company effective January 10, 2020 and therefore did not receive any grants of plan-based awards in 2020.

(5)	Mr. Athwal resigned from the Company effective January 31, 2020 and therefore did not receive any grants of plan-based awards in 2020.

Blucora, Inc. | 2021 Proxy Statement 100

Outstanding Equity Awards at Fiscal Year End

The following table and footnotes provide information regarding unexercised options (including vested and unvested options), unvested time-based RSUs and unvested PRSUs outstanding as of December 31, 2020 for each of the NEOs:

Name	Grant Date		Option Awards (1)				Stock Awards
			Number of Securities Underlying Unexercised Options		Option Exercise Price/Share	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (1)	Market Value of Shares or Units of Stock that Have Not Vested (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Unvested Rights (2)
			Exercisable	Not Exercisable
Christopher W. Walters President and CEO	5/13/2014	(3)	8,625	—	$18.76	5/13/2021	—	—	—	—
	5/21/2014	(3)	8,076	—	$19.50	5/21/2021	—	—	—	—
	5/28/2015	(3)	10,118	—	$16.01	5/28/2022	—	—	—	—
	5/24/2016	(3)	15,569	—	$8.96	5/24/2023	—	—	—	—
	1/30/2020		—	—	—	—	85,616	$1,362,151	—	—
	1/30/2020	(6)	—	—	—	—	—	—	37,457	$595,941
	1/30/2020		—	165,782	$23.36	1/30/2027	—	—	—	—
	5/21/2020		—	104,477	$11.30	5/21/2027	—	—	—	—
	5/21/2020		—	—	—	—	37,313	$593,650	—	—
Marc Mehlman Chief Financial Officer	4/27/2020		—	70,000	$14.00	4/27/2027		—	—	—
	4/27/2020		—	—	—	—	25,000	$397,750	—	—
Curtis A. Campbell President, TaxAct and Software	1/2/2019		9,078	18,160	$27.03	1/2/2026	—	—	—	—
	1/2/2019		—	—	—	—	9,372	$149,109	—	—
	1/2/2019	(5)	—	—	—	—	—	—	6,151	$97,862
	1/9/2020		—	33,622	$25.24	1/9/2027	—	—	—	—
	1/9/2020		—	—	—	—	17,353	$276,086	—	—
	1/9/2020	(6)	—	—	—	—	—	$7,592	—	$120,789
	5/21/2020		—	57,201	$11.30	5/21/2027	—	—	—	—
	5/21/2020		—	—	—	—	20,429	$325,025	—	—
Todd C. Mackay President, Wealth Management	6/17/2015		21,119	—	$16.32	6/17/2022	—	—	—	—
	12/17/2015		10,141	—	$10.67	12/17/2022	—	—	—	—
	7/1/2017		5,977	—	$21.20	7/1/2024	—	—	—	—
	12/31/2017		14,479	—	$22.10	12/31/2024	—	—	—	—
	2/20/2018		—	—	—	—	1,722	$27,397	—	—
	1/2/2019		—	—	—	—	3,150	$50,117	—	—
	5/6/2019	(7)	—	—	—	—	5,035	$80,107	—	—
	6/14/2019	(8)	—	—	—	—	9,984	$158,845	—	—
	6/14/2019		—	—	—	—	3,107	$49,432	—	—
	6/14/2019	(5)	—	—	—	—	—	—	2,039	$32,440
	6/14/2019		3,010	6,021	$31.75	6/14/2026	—	—	—	—
	1/9/2020		—	27,634	$25.24	1/9/2027	—	—	—	—
	1/9/2020		—	—	—	—	14,263	$226,924	—	—
	1/9/2020	(6)	—	—	—	—	—	—	6,240	$99,278
	5/21/2020		—	47,014	$11.30	5/21/2027	—	—	—	—
	5/21/2020		—	—	—	—	16,791	$267,145	—	—
Ann J. Bruder Chief Legal, Development and Administrative Officer and Secretary	6/19/2017		31,409	—	$21.70	6/19/2024	—	—	—	—
	2/20/2018		18,886	9,447	$24.00	2/20/2025	—	—	—	—
	2/20/2018		—	—	—	—	5,903	$93,917	—	—
	2/20/2018	(4)	—	—	—	—	—	—	4,427	$70,434
	1/2/2019		5,972	11,947	$27.03	1/2/2026	—	—	—	—
	1/2/2019		—	—	—	—	6,165	$98,085	—	—
	1/2/2019	(5)	—	—	—	—	—	—	4,046	$64,372
	5/6/2019	(7)	—	—	—	—	4,130	$65,708	—	—
	1/9/2020		—	22,414	$25.24	1/9/2027	—	—	—	—
	1/9/2020		—	—	—	—	11,568	$184,047	—	—
	1/9/2020	(6)	—	—	—	—	—	—	5,061	$80,521
	5/21/2020		—	38,134	$11.30	5/21/2027	—	—	—	—
	5/21/2020		—	—	—	—	13,619	$216,678	—	—
Mimi Carsley Former Interim Chief Financial Officer	3/16/2020	(9)	—	—	—	—	30,647	$487,594	—	—
Stacy Murray Former Interim Principal Financial Officer	1/9/2020		—	—	—	—	3,466	$55,144	—	—
	1/31/2020	(10)	—	—	—	—	2,217	$35,272	—	—
	6/26/2020		—	—	—	—	3,264	$51,930	—	—

Blucora, Inc. | 2021 Proxy Statement 101

(1)	Consists of time-based RSUs and option awards. Other than the awards issued to Mr. Walters described in footnote 3, the awards granted prior to 2018 vested over a three-year period, with 33.33% vesting on the first anniversary of the date of grant and approximately 16.67% vesting at the end of each subsequent six-month period, such that the awards fully vested at the end of three years. Other than the awards issued to Mr. Mackay and Mses. Bruder, Carsley and Murray described in footnotes 7 through 9, awards granted in 2018 and after vest pro-ratably over a three-year period.

(2)	The market value of unvested time-based RSUs and PRSUs is based on the closing price of our Common Stock on December 31, 2020 (the last trading day of 2020), which was $15.91 per share.

(3)	Represents stock options and RSUs granted Mr. Walters for service on our Board that vested in full on the earlier to occur of one-year from the date of grant or the first Annual Stockholders Meeting following the date of grant.

(4)	These PRSUs were eligible to vest following a three-year performance period, beginning on January 1, 2018 and ending December 31, 2020, based on our achievement of a certain level of non-GAAP EPS for 2020. The number of PRSUs reported in this table are reported at the threshold level of achievement of non-GAAP EPS for 2020. Subsequent to December 31, 2020, the Compensation Committee determined that the actual non-GAAP EPS achieved by the Company was below the threshold, and therefore these PRSUs were forfeited.

(5)	These PRSUs are eligible to vest following a three-year performance period, beginning on January 1, 2019 and ending December 31, 2021, based on our achievement of a certain level of non-GAAP EPS for 2021. We have assumed that if the performance criteria for these awards were determined on December 31, 2020 (instead of December 31, 2021), the PRSUs would have vested no higher than threshold. Thus, amounts reported in this table are reported at the threshold level of achievement. The actual number of PRSUs that will vest is between 0% and 200% of the target number of PRSUs based on the Company’s achievement of non-GAAP EPS for 2021 and may be more or less than the amounts shown.

(6)	These PRSUs are eligible to vest following a three-year performance period, beginning on January 1, 2020 and ending December 31, 2022. Fifty-percent of the PRSUs will vest upon the Company’s achievement of a certain level of non-GAAP EPS for the 2022 calendar year, and the other fifty-percent will vest upon the Company’s achievement of certain relative TSR ranking against a TSR peer group over the performance period. We have assumed that if the performance criteria for these awards were determined on December 31, 2020 (instead of December 31, 2022), the PRSUs would have vested no higher than threshold. Thus, amounts reported in this table are reported at the threshold level of achievement. The actual number of PRSUs that will vest is between 0% and 200% of the target number of PRSUs based on the Company’s achievement of non-GAAP EPS for 2022 and the Company’s relative TRS ranking for the three-year performance period and may be more or less than the amounts shown. See the Grants of Plan-Based Awards table for the target and maximum number of shares that could vest.

(7)	Represents PRSUs that vested on May 5, 2020 upon the Company’s achievement of certain transaction-based integration and synergy targets in connection with the Company’s acquisition of 1st Global. Pursuant to the applicable award agreements, the shares underlying these PRSUs will not be distributed until May 5, 2021. Such distribution is subject to the NEO remaining employed by the Company on the distribution date.

Blucora, Inc. | 2021 Proxy Statement 102

(8)	Represents time-based RSUs that vest in full on the two-year anniversary of the date of grant.

(9)	Represents time-based RSUs that vest on the earlier to occur of (i) the first anniversary of the date of grant or (ii) Ms. Carsley’s separation from the Company.

(10)	Represents time-based RSUs that vest in full on the one-year anniversary of the date of grant.

(11)	Mr. Clendening departed from the Company effective January 10, 2020, and all of Mr. Clendening’s unvested equity awards were automatically forfeited upon his departure. Mr. Clendening was able to exercise vested stock options within a specified period following his departure, following which time any unexercised stock options were forfeited.

(12)	Mr. Athwal resigned from the Company effective January 31, 2020, and all of Mr. Athwal’s unvested equity awards were automatically forfeited upon his resignation. Mr. Athwal was able to exercise vested stock options within a specified period following his resignation, following which time any unexercised stock options were forfeited.

Option Exercises and Stock Vested

The following table and footnotes describe, for each of our NEOs, the number of shares acquired upon the exercise of stock options and vesting of time-based RSUs and PRSUs during 2020, and the value realized upon such exercise and vesting. The value realized upon exercise of stock options and vesting of time-based RSUs and PRSUs is before the withholding of any taxes.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise (1)	Number of Shares Acquired on Vesting	Value Realized on Vesting (2)
Christopher W. Walters (3)	—	—	3,972	$44,884
Todd C. Mackay	—	—	31,723	$490,491
Curtis A. Campbell	—	—	4,686	$121,836
Ann J. Bruder	—	—	15,801	$290,818
Mimi Carsley Former Interim Chief Financial Officer	—	—	—	—
Stacy Murray Former Interim Principal Financial Officer	—	—	—	—
John S. Clendening Former President and CEO	4,499	$36,577	36,596	$948,041
Davinder S. Athwal Former CFO	—	—	5,426	$141,076
(1)	The value realized upon exercise was calculated by multiplying the number of shares of underlying stock by the difference between the market price of the Company’s Common Stock per share at exercise and the exercise price per share.

(2)	The value realized on vesting was calculated by multiplying the number of shares acquired upon the vesting of RSUs by the closing price of the Company’s Common Stock on the vesting date.

(3)	During the time that Mr. Walters served on our Board, Mr. Walters participated in the Director Deferral Plan whereby he elected to defer receipt of any equity awards that were granted to him for his service as a director in 2019. Receipt of the award reflected in the table above was deferred until Mr. Walters’s separation from service from the Company.

Blucora, Inc. | 2021 Proxy Statement 103

Pension Benefits; Non-Qualified Defined Contribution;

and Other Non-Qualified Deferred Compensation Plans

On January 1, 2019, the Company implemented the Blucora Tax-Smart Executive Deferral Plan (the “Executive Deferral Plan”). The Executive Deferral Plan is a non-qualified deferred compensation arrangement that allows each of the Company’s executive officers to defer a portion of their base salary and annual incentive bonus. Participants may elect to defer at least 5%, and up to 90%, of their base salary and up to 100% of their annual bonus and incentive bonuses, respectively, to the Executive Deferral Plan. Company contributions are allowed under the terms of the Executive Deferral Plan, but no employer contributions were made for 2020. Participants direct the investment of their accounts, at market rates, among the available investment options (generally the same investment options available under our 401(k) Plan). The Executive Deferral Plan offers automatic lump sum distributions upon death or disability. Each participant may elect to receive lump sum or installment distributions upon separation from service or on such other dates certain that a participant may elect. Such elections are made at the time such participant elects to defer compensation for a specific year. Key employee distributions payable upon separation from service will be delayed for six months. The assets of the Executive Deferral Plan are held in a rabbi trust. The following table reflects information regarding the participation by the participating NEO in the Executive Deferral Plan for 2020.

Name	Executive Contributions in Last Fiscal Year ($) (1)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/Distributions in Last Fiscal Year ($)	Aggregate Balance at Last Fiscal Year-End ($)(2)
Ann J. Bruder	$88,621	—	$17,686	—	$149,676

(1) The Executive Contributions shown in the above table are also reflected in the Salary Column of the Summary Compensation Table.

(2) The amount in this column includes $40,712 that was previously reported in the Summary Compensation Table as compensation for Ms. Bruder for 2019.

Blucora, Inc. | 2021 Proxy Statement 104

Potential Payments upon Termination or Change in Control

Potential Payments

The following table sets forth the estimated incremental payments of severance and/or benefits that would be provided to each of the NEOs that were employed by us as of December 31, 2020 or his or her estate in the event of the termination of such NEO’s employment (i) by the NEO (without good reason), (ii) by the Company without cause or by the NEO for good reason, (iii) in connection with a change of control or significant corporate transaction, termination by the NEO for good reason or by the Company without cause (iv) on account of disability or (v) on account of death. Additional information regarding the severance and other benefits to which our NEOs were entitled under each of their employment agreements, if applicable, as of December 31, 2020 is set forth under “Employment Agreements” on page 96.

The table below reflects the following assumptions:

●	a termination date of December 31, 2020;

●	each NEO would receive payments in accordance with each of their employment agreements as in effect on December 31, 2020, except for Mses. Carsley and Murray, who are not party to an employment agreement;

●	Mses. Carsley and Murray would receive payments in accordance with the Company’s non-executive severance plan;

●	valuations for equity are based on the closing price for our stock on December 31, 2020 (the last trading day of 2020), which was $15.91;

●	each NEO had received all of his or her base salary earned during 2020; and

●	each NEO was entitled to, but had not yet been paid, the 2020 annual bonus plan payment received in February 2021 (because the assumed termination date is December 31, 2020).

Executive	Termination By Executive (Without Good Reason)	Termination by the Company Without Cause or by the Executive for Good Reason/Constructive Termination	Change of Control or Corporate Transaction / Termination Without Cause/Good Reason (1)	Disability (2)	Death (3)
Christopher W. Walters
Severance (4)	—	$3,900,000	$4,875,000	$1,560,000	$1,560,000
Short-Term Incentive (5)	$814,466	$814,466	$814,466	$814,466	$814,466
Health Benefits (6)	—	$32,530	$32,530	—	—
Accelerated Vesting of Stock Options (7)	—	—	$481,639	$481,639	$481,639
Accelerated Vesting of Stock Awards (7)	—	—	$2,152,461	$3,147,683	$3,147,683
Total	$814,466	$4,746,996	$8,356,096	$6,003,788	$6,003,788
Marc Mehlman
Severance (4)	—	$350,000	$700,000	$175,000	$87,500
Short-Term Incentive (5)	$238,140	$238,140	$238,140	$238,140	$238,140
Health Benefits (6)	—	$21,687	$21,687	—	—
Accelerated Vesting of Stock Options (7)	—	—	$133,700	$133,700	$133,700
Accelerated Vesting of Stock Awards (7)	—	—	$397,750	$397,750	$397,750
Total	$238,140	$609,827	$1,491,277	$944,590	$857,090

Blucora, Inc. | 2021 Proxy Statement 105

Executive	Termination By Executive (Without Good Reason)	Termination by the Company Without Cause or by the Executive for Good Reason/Constructive Termination	Change of Control or Corporate Transaction / Termination Without Cause/Good Reason (1)	Disability (2)	Death (3)
Curtis A. Campbell
Severance (4)	—	$395,000	$888,750	$197,500	$98,750
Short-Term Incentive (5)	$330,764	$330,764	$330,764	$330,764	$330,764
Health Benefits (6)	—	$20,060	$20,060	—	—
Accelerated Vesting of Stock Options (7)	—	$—	$263,697	$263,697	$263,697
Accelerated Vesting of Stock Awards (7)	—	$—	$790,080	$1,187,507	$1,187,507
Total	$330,764	$745,824	$2,293,351	$1,979,467	$1,880,717
Todd C. Mackay
Severance (4)		$395,000	$869,000	$197,500	$98,750
Short-Term Incentive (5)	$360,240	$360,240	$360,240	$360,240	$360,240
Health Benefits (6)	—	$20,060	$20,060	—	—
Accelerated Vesting of Stock Options (7)	—	$—	$216,735	$216,735	$216,735
Accelerated Vesting of Stock Awards (7)	—	$—	$892,729	$1,123,404	$1,123,404
Total	$360,240	$775,300	$2,358,764	$1,897,879	$1,799,129
Ann J. Bruder
Severance (4)		$415,000	$747,000	$207,500	$103,750
Short-Term Incentive (5)	$274,896	$274,896	$274,896	$274,896	$274,896
Health Benefits (6)	—	20,060	$20,060	—	—
Accelerated Vesting of Stock Options (7)	—	—	$175,798	$175,798	$175,798
Accelerated Vesting of Stock Awards (7)	—	—	$825,874	$1,089,088	$1,089,088
Total	$274,896	$709,956	$2,043,628	$1,747,282	$1,643,532
Mimi Carsley
Severance (8)	—	$175,000	$—	—	—
Short-Term Incentive	—	—	$—	—	—
Health Benefits	—	—	$—	—	—
Accelerated Vesting of Stock Options	—	—	$—	—	—
Accelerated Vesting of Stock Awards (7)	—	—	$—	487,594	$487,594
Total	—	$175,000	$—	487,594	$487,594
Stacy A. Murray
Severance (8)	—	$130,000	$—	—	—
Short-Term Incentive	—	—	$—	—	—
Health Benefits	—	—	$—	—	—
Accelerated Vesting of Stock Options	—	—	$—	—	—
Accelerated Vesting of Stock Awards (7)	—	—	$—	$142,346	$142,346
Total	—	$130,000	$—	$142,346	$142,346

(1)	Under the terms of their respective employment agreements as of December 31, 2020, Messrs. Walters, Mehlman, Campbell and Mackay and Ms. Bruder would be entitled to change of control severance benefits if they were terminated within 12 months (or, in the case of Mr. Walters, 24 months) following or during the two-month period prior to a change of control of the Company. Other than the change of control payments described in the preceding sentence that would be made only if there was a “double trigger,” the only other payments that could have been made in the event of a change of control of the Company to our NEOs would have been as a result of the vesting of outstanding PRSUs granted in 2018 which, by the terms of the 2015 Plan, were subject to single-trigger vesting upon a change of control of the Company. As described above under “Compensation Discussion and Analysis – Compensation Decisions Made for 2020 – Long-Term Equity Incentive Awards – Payout of the 2018-2020 PRSUs,” because actual non-GAAP EPS achieved by the Company for the 2020 calendar year was below the threshold level required for the PRSUs to vest, the PRSUs did not vest and were forfeited (and therefore can no longer vest upon a change of control).

Blucora, Inc. | 2021 Proxy Statement 106

(2)	Pursuant to the terms of their respective employment agreements, Mr. Walters would be entitled to receive six months of his base pay and his then current annual target bonus amount, and each of the other NEOs, excluding Mses. Carsley and Murray, would be entitled to receive six months of base pay in the event of disability. Mses. Carsley and Murray do not have an employment agreement and would not be entitled to any additional disability benefits outside of the disability insurance plan available to all employees.

(3)	Pursuant to the terms of their respective employment agreements, Mr. Walters would be entitled to receive six months of his base pay and his then current annual target bonus amount, and each of the other NEOs, excluding Mses. Carsley and Murray, would be entitled to receive three months of base pay in the event of their death. Mses. Carsley and Murray do not have an employment agreement and would not be entitled to any additional death benefits outside of the life insurance plan available to all employees.

(4)	Amounts reported represent the severance amount payable to each NEO under the terms of such NEO’s employment agreements as described in more detail below.

(5)	Reflects the actual bonus earned under the 2020 Executive Bonus Program. As of December 31, 2020, this amount had been earned but not yet paid.

(6)	Amounts reported are based on the estimated monthly COBRA premium for 18 months for Mr. Walters and 12 months for Messrs. Mehlman, Campbell and Mackay and Ms. Bruder.

(7)	Amounts in these rows reflect the value of equity awards that would be accelerated upon a termination of employment or a change in control calculated pursuant to the terms of the NEO’s employment agreements (excluding Mses. Carsley and Murray, who are not party to employment agreements), the 2015 Plan and the award agreements thereunder or the 2018 Plan and the award agreements thereunder. In the case of option awards, the equity value was determined by multiplying (i) the spread between the exercise price and the closing price of $15.91 per share on December 31, 2020 and (ii) the number of unvested option shares that would vest following a qualifying termination or termination due to death or disability. In the case of stock grants, the equity value represents the value of the shares determined by multiplying the closing stock price of $15.91 per share on December 31, 2020 by the number of unvested RSUs (to the extent accelerated) or, in the case of PRSUs, by the number of shares to be awarded as described in the following chart. The calculation with respect to unvested long-term incentive awards reflects the following additional assumptions under the terms of the NEO’s employment agreements, the 2015 Plan and award agreements thereunder or the 2018 Plan and award agreements thereunder, as applicable.

Event	Stock Options	Time-Based RSUs	PRSUs (2018 grants)	PRSUs (2019 grants)	PRSUs (2020 grants)
Change of Control (without termination of employment)	Vesting continues under normal terms	Vesting continues under normal terms	Pro-rated, based on portion of performance period occurring prior to the change of control, with vesting based on target performance, per terms of 2015 Plan	Vesting continues under normal terms	Vesting continues under normal terms
Change of Control and qualifying termination within 2-month period prior to, or 12 (or 24 in the case of Mr. Walters) month period following, the Change of Control	Accelerate, per employment agreements	Accelerate, per employment agreements, if applicable	To the extent qualifying termination occurs prior to the Change of Control (at which time single-trigger pro-rated vesting would apply as indicated in the row above), vesting continues under normal terms	Vesting continues under normal terms	With respect to portion of PRSUs vesting upon achievement of non-GAAP EPS, prorated vesting based on target performance and period served during vesting period, and with respect to portion vesting upon the Company’s relative TSR ranking, accelerated vesting based on actual performance through the date of the change of control, in each case, per award agreements under 2018 Plan
Death or Disability	Accelerate, per award agreements under 2015 Plan and 2018 Plan	Accelerate, per award agreements under 2015 Plan and 2018 Plan	Accelerated vesting, with performance based on target level of achievement, per award agreements under 2015 Plan	Accelerated vesting, with performance based on target level of achievement, per award agreements under 2018 Plan	Accelerated vesting, with performance based on target level of achievement, per award agreements under 2018 Plan
(8)	Amounts reported represent the severance amount payable to Mses. Carsley and Murray pursuant to our non-executive severance plan, which is equal to 26 weeks of base salary. Mses. Carsley and Murray are only entitled to severance payments under our non-executive severance plan if they are terminated as a result of a reduction in force or an elimination of their positions.

Blucora, Inc. | 2021 Proxy Statement 107

In connection with Mr. Clendening’s departure, the Company and Mr. Clendening entered into the Release, which reflects the terms of Mr. Clendening’s departure and related severance payment and benefits, as well as certain other continuing restrictive covenants specified in the Release. In connection with Mr. Athwal’s resignation, the Company and Mr. Athwal entered into the Separation Agreement, which reflects the terms of Mr. Athwal’s resignation and related severance payment and benefits, as well as certain other continuing restrictive covenants specified in the Separation Agreement. In accordance with the 2018 Plan and their applicable award agreements, all unvested equity awards outstanding were automatically forfeited and canceled at the time of Mr. Clendening’s and Mr. Athwal’s respective departure from the Company. Each of Messrs. Clendening and Athwal were able to exercise vested stock options within a specified period following their departure, following which time any unexercised stock options were forfeited. For additional discussion of these departures and related payments to Messrs. Clendening and Athwal, see “Compensation Discussion and Analysis—Compensation Decisions Made for 2020—Other Elements of Compensation—Executive Transitions” on page 97.

Employment Agreements

The Company has entered into employment agreements with Messrs. Walters, Mehlman, Campbell and Mackay and Ms. Bruder, which include specific terms regarding severance payments and other benefits, if any, due to the executive under various employment termination circumstances. The following sections describe and explain the specific circumstances that would trigger the amounts described above for Messrs. Walters, Mehlman, Campbell and Mackay and Ms. Bruder.

Blucora, Inc. | 2021 Proxy Statement 108

Termination without Cause and Constructive Termination or Resignation for Good Reason:  Under the employment agreements in place on December 31, 2020, Messrs. Walters, Mehlman, Campbell and Mackay and Ms. Bruder are entitled to receive similar benefits if, other than in connection with a change of control of the Company, they are terminated by us without cause or there is a constructive termination, including the following:

●	Messrs. Mehlman, Mackay and Campbell and Ms. Bruder would have received:

▪	a severance amount equal to one times such NEO’s annual salary, payable in a single lump sum payment (or, in the case of Messrs. Mehlman and Mackay, in 12 equal monthly payments);

▪	any unpaid portion of his or her bonus to the extent earned; and

▪	a lump sum payment equal to 12 months of COBRA premiums.

●	Mr. Walters would have received:

▪	a severance amount equal to two times his then-current salary and two times his then annual target bonus amount, payable in a single lump sum payment;

▪	any unpaid portion of his bonus to the extent earned; and

▪	a lump sum payment equal to 18 months of COBRA premiums.

In general, “cause” is defined as misconduct that is criminal, dishonest, fraudulent or in violation of the Company’s Code of Conduct or other written policy, failure to perform job duties, breach of confidentiality obligations or an obstruction of any internal or governmental investigation. “Constructive termination” and “good reason” generally mean a material reduction in duties, authority, responsibility or base salary or a requirement to relocate more than 25 (or, in the case of Messrs. Mehlman and Mackay, 50) miles from Irving, Texas or such other location to which the Company transfers the NEO with the NEO’s consent.

Death:  Under the employment agreements in place as of December 31, 2020 for Messrs. Mehlman, Campbell and Mackay and Ms. Bruder, death entitles the NEO’s beneficiary to receive a lump sum payment equal to three months’ base salary and any unpaid portion of his or her bonus, to the extent earned. Under Mr. Walters’s employment agreement, his beneficiary would receive a lump sum payment equal to six months’ base salary and an amount equal to his then-current annual Target Bonus and any unpaid portion of his bonus, to the extent earned.

Disability:  Under the employment agreements in place as of December 31, 2020, for Messrs. Mehlman, Campbell and Mackay and Ms. Bruder, termination due to disability (defined as an inability to perform his or her duties for 180 days in any one-year period) entitles the NEO to receive a lump sum payment equal to six months’ base salary and any unpaid portion of his or her bonus, to the extent earned. Under Mr. Walters’s employment agreement, he would receive a lump sum payment equal to six months’ base pay and an amount equal to his then-current annual target bonus and any unpaid portion of his bonus, to the extent earned.

Change of Control: Under the employment agreements in place as of December 31, 2020, Messrs. Walters, Mehlman, Campbell and Mackay and Ms. Bruder would have been entitled to receive similar benefits if they were terminated within 12 months (or, in the case of Mr. Walters, 24 months) following or during the two-month period prior to a change of control of the Company, including the following:

●	Messrs. Mehlman, Campbell and Mackay and Ms. Bruder would have received:

▪	a severance amount equal to one times such NEO’s base salary and one times such NEO’s target bonus amount, payable in a single lump sum payment;

▪	any unpaid portion of his or her bonus to the extent earned; and

▪	12 months of COBRA premiums.

Blucora, Inc. | 2021 Proxy Statement 109

●	Mr. Walters would have received:

▪	a severance amount equal to 2.5 times his base salary and 2.5 times his target bonus amount, payable in a single lump sum payment;

▪	any unpaid portion of his bonus to the extent earned; and

▪	18 months of COBRA premiums.

●	Messrs. Walters, Mehlman, Campbell and Mackay and Ms. Bruder would also have received full acceleration of all unvested time-based equity awards and an extended post-termination exercise period for the NEO’s options of the earlier of the original expiration date of the award or 12 months following termination.

“Change of control” is defined in the employment agreements as any of the following: (i) acquisition of more than 50% of the voting power of the Company’s outstanding securities by any person or through a merger, reorganization or consolidation of the Company, (ii) approval by the stockholders of liquidation of the Company, (iii) a sale of the Company or substantially all of its assets or (iv) a change in composition of our Board such that the majority is no longer comprised of incumbent directors (an incumbent being a continuing director, a director nominated by a majority of directors then in office or a director appointed by directors so nominated).

Beginning in 2021, change of control severance benefits for Messrs. Mehlman, Campbell and Mackay and Ms. Bruder will be governed by the Executive Severance Plan as further described below.

Long-Term Incentive Plans

Because Mses. Carsley and Murray do not have employment agreements that would determine the treatment of their outstanding equity awards in the event of death, disability or a change of control, their outstanding equity awards would be governed by the terms of the 2018 Plan described below. As of December 31, 2020, the PRSUs granted to certain NEOs under the 2015 Plan and the 2018 Plan would be governed by the terms of such plans as set forth below in the event of death, disability or a change of control, except for PRSUs granted in 2020, which, as of December 31, 2020, would be governed by the applicable award agreement, as described below.

Blucora, Inc. | 2021 Proxy Statement 110

2015 Plan

Under the 2015 Plan, unless the Compensation Committee determines otherwise in the instrument evidencing an award or in a written employment, services or other agreement between a participant and the Company or a related company, in the event of a change of control:

●	If the change of control is a company transaction in which awards, other than performance shares and performance units, could be converted, assumed, substituted for or replaced by the successor company, then, to the extent that the successor company converts, assumes, substitutes for or replaces such awards, the vesting restrictions and forfeiture provisions applicable to such awards will not be accelerated or lapse, and all such vesting restrictions and forfeiture provisions will continue with respect to any shares of the successor company or other consideration that may be received with respect to such awards. To the extent such outstanding awards are not converted, assumed, substituted for or replaced by the successor company, such awards will become fully vested and exercisable or payable, and all applicable restrictions or forfeiture provisions will lapse, immediately prior to the change of control. Such awards will then terminate at the effective time of the change of control.

●	If the change of control is not a company transaction in which awards, other than performance shares and performance units, could be converted, assumed, substituted for or replaced by the successor company, all outstanding awards, other than performance shares and performance units, will become fully vested and exercisable or payable, and all applicable restrictions or forfeiture provisions will lapse, immediately prior to the change of control. Such awards will then terminate at the effective time of the change of control.

All performance shares and performance units earned and outstanding as of the date the change of control occurs and for which the payout level has been determined will be payable in full in accordance with the payout schedule included in the instrument evidencing the award. Any remaining outstanding performance shares or performance units for which the payout level has not been determined will be prorated at the target payout level up to and including the date of the change of control and will be payable in accordance with the payout schedule included in the instrument evidencing the award.

The Compensation Committee may in its discretion instead provide that a participant’s outstanding awards will terminate in exchange for a cash payment.

Definitions of Change of Control and Company Transaction Under the 2015 Plan. Unless the Compensation Committee determines otherwise with respect to an award at the time it is granted or unless otherwise defined for purposes of an award in a written employment, services or other agreement between a participant and the Company or a related company, a change of control of the Company generally means the occurrence of any of the following events:

●	an acquisition by any individual, entity or group of beneficial ownership of 40% or more of either (a) the then outstanding shares of common stock or (b) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (generally excluding any acquisition directly from the Company, any acquisition by the Company, any acquisition by any employee benefit plan of the Company or a related company, or an acquisition pursuant to certain related party transactions);

●	a change in the composition of our Board during any two-year period such that the incumbent Board members (including directors whose election, or nomination for election by stockholders, was approved by a majority of the incumbent Board) cease to constitute at least a majority of the Board; or

●	consummation of a company transaction, which is generally defined as a merger or consolidation, a sale of all of the Company’s outstanding voting securities, or a sale, lease or other transfer of all or substantially all of the assets of the Company, unless (a) after such transaction the beneficial owners of common stock and voting securities immediately prior to the transaction retain at least 50% of such common stock and voting securities of the company resulting from such transaction, (b) no person beneficially owns 40% or more of the then outstanding common stock or voting securities of the company resulting from such transaction and (c) at least a majority of the board of directors of the company resulting from such transaction were incumbent directors of the Company prior to such transaction.

Blucora, Inc. | 2021 Proxy Statement 111

2018 Plan

Under the 2018 Plan, the Compensation Committee may not accelerate the date on which all or any portion of an equity award may be vested or waive any applicable restriction period on a full value award except upon (i) the participant’s death or total and permanent disability, (ii) retirement (as such term is defined in the participant’s applicable award agreement) or (iii) upon a change in control.

The Compensation Committee may in its discretion instead provide that a participant’s outstanding awards will terminate in exchange for a cash payment.

Definitions of Change of Control and Company Transaction Under the 2018 Plan. Unless the Compensation Committee determines otherwise with respect to an award at the time it is granted or unless otherwise defined for purposes of an award in a written employment, services or other agreement between a participant and the Company or a related company, a change of control of the Company generally means the occurrence of any of the following events:

(1)	an acquisition by any individual, entity or group of beneficial ownership of 40% or more of either (a) the then outstanding shares of common stock or (b) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (generally excluding any acquisition directly from the Company, any acquisition by the Company, any acquisition by any employee benefit plan of the Company or a related company, or an acquisition pursuant to certain related party transactions);

(2)	a change in the composition of our Board during any two-year period such that the incumbent Board members (including directors whose election, or nomination for election by stockholders, was approved by a majority of the incumbent Board) cease to constitute at least a majority of our Board; or

(3)	consummation of a merger or consolidation, a sale of all of the Company’s outstanding voting securities, or a sale, lease or other transfer of all or substantially all of the assets of the Company, unless (a) after such transaction the beneficial owners of common stock and voting securities immediately prior to the transaction retain at least 50% of such common stock and voting securities of the company resulting from such transaction, (b) no person beneficially owns 40% or more of the then outstanding common stock or voting securities of the company resulting from such transaction and (c) at least a majority of the board of directors of the company resulting from such transaction were incumbent directors of the Company prior to such transaction.

In addition, the award agreements for equity awards granted in 2018, 2019 and 2020 under the 2015 Plan and under the 2018 Plan provide that in the event of death or disability, each of the NEOs would receive accelerated vesting of outstanding time-based RSUs and options as well as outstanding PRSUs, which would vest at target levels of achievement. Any permissible acceleration of awards granted during or after 2018 would require the approval of the Compensation Committee in accordance with the 2018 Plan.

2020 PRSU Award Agreements

As of December 31, 2020, the treatment of the PRSUs granted to NEOs in 2020 would be governed by the applicable PRSU award agreement in the event that an NEO is terminated without cause or for good reason within the two-month period immediately prior to, or the 12-month period immediately following, a change of control. Pursuant to the PRSU award agreements, the PRSUs would vest as follows: (i) with respect to PRSUs that vest upon the Company’s achievement of a certain level of non-GAAP EPS for the 2022 calendar year, the PRSUs will vest at target levels of achievement, pro-rated based on the number of days the NEO was employed during the performance period and (ii) with respect to the PRSUs that vest upon the Company achieving a certain relative TSR ranking compared to a TSR peer group, the PRSUs will vest based on the actual relative TSR of the Company against the TSR peer group through the date of the change of control.

Blucora, Inc. | 2021 Proxy Statement 112

Executive Severance Plan

Effective January 17, 2021, the Compensation Committee adopted the Executive Severance Plan in order to bring our change of control practices in line with market practices for certain of our executives (other than Mr. Walters, who is not a participant), including Messrs. Mehlman, Campbell and Mackay and Ms. Bruder, each of whom has signed a Participation Agreement agreeing, as a condition of participation, to an extension of the duration of certain restrictive covenants such executive is subject to from 12 to 24 months following a “Qualifying Termination.” The Compensation Committee believes that the Executive Severance Plan is in the best interests of the Company and its stockholders and ensures the continued dedication of our executives, notwithstanding the possibility, threat or occurrence of a change of control. In addition, the Compensation Committee believes it is imperative to diminish the inevitable distraction of our executives by virtue of the personal uncertainties and risks created by a pending or threatened change of control, and to provide our executives with compensation and benefit arrangements upon a change of control that are competitive with those of other companies.

A fundamental feature of the Executive Severance Plan is that severance benefits are payable only upon a “double trigger.” This means that severance benefits are triggered only when an eligible executive is involuntary terminated (other than for “Cause,” death or disability), or terminates his or her own employment for “good reason” (which may arise from a material reduction in duties, authority or responsibilities or reporting relationship, a reduction in base salary, target annual cash bonus opportunity or employee benefits, an increase in the executive’s commute to his or her current principal work location of more than 25 miles without consent or a failure of the Company to assign the plan to a successor), in each case, within 24 months following a Change of Control or within two months prior to, and in connection with, a Change of Control that is ultimately consummated (a “Qualifying Termination”).

Under the Executive Severance Plan, a Change of Control of the Company generally means the occurrence of any of the following: (i) an acquisition of more than 50% of the voting power of the Company’s outstanding securities by any person or through a merger, reorganization or consolidation of the Company; (ii) approval by the stockholders of liquidation of the Company; (iii) a sale of the Company or substantially all of its assets; (iv) a sale of assets of the Company that generated 40% or more of the Company’s consolidated adjusted EBITDA or total net revenue; or (v) a change in composition of the Board such that the majority is no longer comprised of incumbent directors (an incumbent being a continuing director, a director nominated by a majority of directors then in office, or a director appointed by directors so nominated).

In the event of a Qualifying Termination, such participant will generally be eligible for the following severance benefits:

●	a lump sum severance payment in an amount equal to two times the sum of (A) the participant’s annualized base salary (as in effect at the time of the Qualifying Termination or at the highest rate in effect for such participant after the effective date of the Executive Severance Plan) and (B) the participant’s target annual bonus for the calendar year in which the Qualifying Termination occurs (provided that such target annual bonus shall not be lower than the highest target annual cash bonus paid by the Company to the participant under any annual cash bonus plan in effect for a calendar year commencing since the effective date of the Executive Severance Plan) (the “target annual cash bonus”);

●	a cash payment equal to any accrued but unpaid annual cash bonus for any completed fiscal year preceding a Qualifying Termination;

●	a cash payment equal to the target annual cash bonus prorated based on the number of days participant remained an employee during the calendar year in which the Qualifying Termination occurs; and

●	an amount equal to the monthly premium for continuation healthcare coverage for the participant under the Company’s group health plan then in effect, including for coverage of any spouse or dependent child of the participant, multiplied by 24.

Blucora, Inc. | 2021 Proxy Statement 113

In addition, upon a Qualifying Termination (or if later, the Change of Control), a participant’s outstanding equity awards will fully vest, all performance conditions (if any) will be deemed satisfied at the target performance level, all restrictions on any such outstanding equity awards will lapse and any outstanding stock options will remain exercisable until the later of the first anniversary of the Qualifying Termination and the original expiration date applicable to such options.

If any payments and benefits to be paid or provided to a participant, whether pursuant to the terms of the Executive Severance Plan or otherwise, would be subject to excise taxes under the “golden parachute” provisions of the Internal Revenue Code, such payments and benefits will be reduced to the extent necessary to avoid such excise taxes, but only if such reduction would result in a greater after-tax benefit to the participant.

Any severance benefits under the Executive Severance Plan are conditioned on the participant’s executing a general release and waiver of claims substantially in a form prescribed by the Company. In addition, the Plan Administrator may, in the event of a participant’s material breach of a material obligation of participant to the Company pursuant to any award or agreement between participant and the Company, including a material breach of any agreement containing restrictive covenants (e.g., confidentiality and non-competition provisions) or a determination that an event constituting Cause has occurred, terminate the right of such participant to receive any severance benefits and seek the recoupment of any severance benefits paid to such participant.

Severance benefits payable under the Executive Severance Plan replace (and will be paid in lieu of) any cash or non-cash change-of-control severance benefits that a participant otherwise is eligible to receive under any other agreements entered into between the Company and the participant (including any employment agreements).

Potential Payments Pursuant to the Executive Severance Plan

The following table sets forth the estimated incremental payments of severance and/or benefits that would be provided pursuant to our Executive Severance Plan (as though such plan were in effect as of December 31, 2020) to Messrs. Mehlman, Campbell and Mackay and Ms. Bruder in the event of such NEO’s qualifying termination.

The table below reflects the following assumptions:

●	a termination date of December 31, 2020;

●	valuations for equity are based on the closing price for our stock on December 31, 2020 (the last trading day of 2020), which was $15.91;

●	each NEO set forth below had received all of his or her base salary earned during 2020; and

●	each NEO set forth below was entitled to, but had not yet been paid, the 2020 annual bonus plan payment received in February 2021 (because the assumed termination date is December 31, 2020).

Blucora, Inc. | 2021 Proxy Statement 114

Executive	Change of Control / Termination Without Cause/Good Reason
Marc Mehlman
Severance (1)	$1,400,000
Short-Term Incentive (2)	$238,140
Health Benefits (3)	$43,373
Accelerated Vesting of Stock Options (4)	$133,700
Accelerated Vesting of Stock Awards (4)	$397,750
Total	$2,212,963
Curtis A. Campbell
Severance (1)	$1,777,500
Short-Term Incentive (2)	$330,764
Health Benefits (3)	$40,120
Accelerated Vesting of Stock Options (4)	$263,697
Accelerated Vesting of Stock Awards (4)	$1,187,507
Total	$3,599,588
Todd C. Mackay
Severance (1)	$1,738,000
Short-Term Incentive (2)	$360,240
Health Benefits (3)	$40,120
Accelerated Vesting of Stock Options (4)	$216,735
Accelerated Vesting of Stock Awards (4)	$1,123,404
Total	$3,478,500
Ann J. Bruder
Severance (1)	$1,494,000
Short-Term Incentive (2)	$274,896
Health Benefits (3)	$40,120
Accelerated Vesting of Stock Options (4)	$175,798
Accelerated Vesting of Stock Awards (4)	$1,089,088
Total	$3,073,902

(1)	Amounts reported represent the severance amount payable to each NEO under the terms of our Executive Severance Plan as described in more detail above.

(2)	Reflects the actual bonus earned under the 2020 Executive Bonus Program. As of December 31, 2020, this amount had been earned but not yet paid.

(3)	Amounts reported are based on the estimated COBRA costs for 24 months.

(4)	Amounts in these rows reflect the value of equity awards that would be accelerated pursuant to the terms of the Executive Severance Plan upon a qualifying termination. Pursuant to the terms of the Executive Severance Plan, all outstanding equity awards will fully vest and all performance conditions (if any) will be deemed satisfied at the target performance level. In the case of option awards, the equity value was determined by multiplying (i) the spread between the exercise price and the closing price of $15.91 per share on December 31, 2020 and (ii) the number of unvested option shares that would vest following a qualifying termination. In the case of stock grants, the equity value represents the value of the shares determined by multiplying the closing stock price of $15.91 per share on December 31, 2020 by the number of unvested RSUs or, in the case of PRSUs, by the number of shares to be awarded based on target achievement.

Blucora, Inc. | 2021 Proxy Statement 115

CEO PAY RATIO

2020 CEO Pay Ratio

Below is: (i) the 2020 annual total compensation of our CEO; (ii) the 2020 annual total compensation of our median employee; (iii) the ratio of the annual total compensation of our CEO to that of our median employee; and (iv) the methodology we used to calculate our CEO pay ratio:

CEO Pay Ratio
CEO Annual Total Compensation *	$8,157,442
Median Employee Annual Total Compensation	$94,893
CEO to Median Employee Pay Ratio	86:1

*	Reflects the annualized total compensation of our President and CEO, Christopher W. Walters, who was appointed as President and CEO, effective January 30, 2020. This annual total compensation is the annualized Summary Compensation Table amount for base pay and incentive bonus amounts. All other amounts included in the Summary Compensation Table are either one-time payments or were not prorated.

Methodology

Our CEO pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules. Our methodology and process are explained below:

•	Determined Employee Population. We began with our employee population as of October 1, 2020, including all employees working on a full-time, part-time or interim basis, employed by the Company or consolidated subsidiaries.

•	Identified the Median Employee. We calculated compensation for each employee utilizing total cash compensation and equity compensation as of December 31, 2020. The cash compensation was annualized for employees who were hired during 2020 and was comprised of base salary and (i) for employees hired before 2020, actual bonuses paid and (ii) for employees who were hired in 2020, the greater of target bonus or actual bonus paid (as actual bonus paid was prorated and would not be representative of full-year bonus amounts). We did not make any cost-of-living adjustments. We identified our median employee using a standard median formula based on the compensation measure, which was consistently applied to all of our employees included in this calculation. Once we identified our median employee, total compensation was calculated for this individual using the same methodology we use for our NEOs as set forth in the Summary Compensation Table but on an annualized basis.

•	Calculated CEO Pay Ratio. We calculated our median employee’s annual total compensation for 2020 according to the SEC’s instructions for preparing the Summary Compensation Table and, because such employee was hired in 2020, annualized such amount. We calculated our CEO’s annual total compensation using the same approach.

Blucora, Inc. | 2021 Proxy Statement 116

BENEFICIAL OWNERSHIP

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the beneficial ownership of our Common Stock as of February 24, 2021, as to: (i) each person who is known by us to own beneficially more than five percent of the outstanding shares of Common Stock; (ii) each of our directors and Director Nominees; (iii) each of our NEOs; and (iv) all current directors and executive officers as a group. Information for beneficial owners who are not officers or directors is based on their most recent filings with the SEC (as described in the footnotes to this table) and has not been independently verified by us. The number of shares outstanding as of the Record Date was 48,256,094 shares. Unless otherwise indicated below, and subject to applicable community property laws, we believe based on the information provided to us, that each beneficial owner has sole voting and investment power with respect to the shares listed below. Unless otherwise indicated, the address of each beneficial owner in the table below is c/o Blucora, Inc. 3200 Olympus Boulevard, Suite 100, Dallas, Texas 75019.

Principal Stockholders, Directors, Nominees for Director and Named Executive Officers	Number of Shares Owned Directly or Indirectly	Number of Shares That Can Be Acquired Within 60 Days of
		February 24, 2021		Shares Beneficially Owned (1)
		Options	RSUs	Number		Percent of Class
5% Stockholders
BlackRock, Inc.	7,416,688	—	—	7,416,688	(2)	15.38%
55 East 52nd Street, New York, NY 10055
The Vanguard Group	4,818,459	—	—	4,818,459	(3)	9.99%
100 Vanguard Blvd., Malvern, PA 19355
Dimensional Fund Advisors LP	3,357,721	—	—	3,357,721	(4)	6.96%
1130 Sherbrooke St. West, Suite 1005, Montreal, QC H3A 2M8
Van Berkom & Associates Inc.	4,506,042	—	—	4,506,042	(5)	9.38%
Building One, 6300 Bee Cave Road, Austin, TX 78746
Directors
Steven Aldrich	16,476	—	—	16,476		*
Mark A. Ernst	24,000	—	4,504	28,504	(6)	*
E. Carol Hayles	5,423	—	—	5,423		*
John MacIlwaine	9,395	—	—	9,395		*
Tina Perry	—	—	—	—		—
Georganne C. Proctor	10,708	—	—	10,708		*
Karthik Rao	—	—	—	—		—
Jana R. Schreuder	—	—	4,504	4,504		*
Mary S. Zappone	33,864	28,822	—	62,686		*

Blucora, Inc. | 2021 Proxy Statement 117

Principal Stockholders, Directors, Nominees for Director and Named Executive Officers	Number of Shares Owned Directly or Indirectly	Number of Shares That Can Be Acquired Within 60 Days of
		February 24, 2021		Shares Beneficially Owned (1)
		Options	RSUs	Number		Percent of Class
Named Executive Officers
Ann J. Bruder	31,333	79,156	—	110,489		*
Curtis Campbell	16,839	28,362	—	46,201		*
Mimi Carsley, Former Interim CFO	—	—	30,647	30,647		*
Todd C. Mackay	30,494	63,936	—	94,430		*
Marc Mehlman	2,025	—	—	2,025	(7)	*
Stacy Murray, Former Interim Principal Financial Officer	2,374	—	—	2,374		*
Christopher W. Walters	62,076	97,643	—	159,719		*
John S. Clendening, Former CEO	214,244	—	—	214,244	(8)	*
Davinder S. Athwal, Former CFO	12,060	—	—	12,060	(9)	*
All directors and NEOs as a group (18 persons)	471,311	298,919	39,655	809,885		1.68%

* Indicates less than 1.0% ownership of our Common Stock.

(1)	Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by such person that are currently exercisable or will become exercisable within 60 days of February 24, 2021, if any, or RSUs held by such person that vest within 60 days of February 24, 2021, if any, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing the percentage ownership of any other person.

(2)	Based on information contained in a Schedule 13G/A filed with the SEC on January 25, 2021, by BlackRock, Inc. BlackRock, Inc. reported it had sole voting power as to 7,332,948 shares and sole dispositive power as to 7,416,688 shares.

(3)	Based on information contained in a Schedule 13G/A filed with the SEC on February 10, 2021, by The Vanguard Group (“Vanguard”). Vanguard reported it had sole voting power as to 0 shares, shared voting power as to 50,811 shares, sole dispositive power as to 4,729,496 shares and shared dispositive power as to 88,963 shares.

(4)	Based on information contained in a Schedule 13G/A filed with the SEC on February 12, 2021, by Dimensional Fund Advisors LP and its subsidiaries (“Dimensional”). Dimensional is an investment adviser/manager to certain funds and as investment adviser/manager, Dimensional possesses investment and/or voting power of the securities of the funds and may be deemed to be the beneficial owner of the shares held by the funds. Dimensional disclaims beneficial ownership of the shares held by the funds. Dimensional reported it had sole voting power as to 3,258,141 shares and sole dispositive power as to 3,357,721 shares.

(5)	Based on information contained in a Schedule 13G/A filed with the SEC on February 9, 2021, by Van Berkom & Associates Inc. Van Berkom & Associates Inc. reported it had sole voting power as to 4,506,042 shares and sole dispositive power as to 4,506,042 shares.
(6)	Includes 14,000 shares of Common Stock held by Bellevue Capital LLC. Mr. Ernst is the managing partner of Bellevue Capital LLC.

(7)	Includes 2,025 shares of Common Stock held by Mr. Mehlman’s spouse.

(8)	Mr. Clendening did not return a completed questionnaire containing information needed by the Company in order to prepare this Proxy Statement.

(9)	The reported beneficial ownership amounts are based on a questionnaire provided by Mr. Athwal to the Company in February 2021.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than 10 percent of a registered class of our equity securities, (“Reporting Persons”) to file with the SEC reports of ownership and reports of changes in ownership of our Common Stock and our other equity securities. Reporting Persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of such reports received or written representations from certain Reporting Persons, the Company believes that during fiscal year ended December 31, 2020 all Reporting Persons complied with all applicable requirements, except for the following: Mr. Ernst filed one late Form 4 to report an open market purchase by Bellevue Capital LLC, of which Mr. Ernst is a managing partner, and Ms. Murray filed one late Form 4 to report a grant of RSUs.

Ownership Limitations

Certain transfers of shares of our Common Stock and other securities between stockholders could result in an “ownership change,” as defined in Internal Revenue Code Section 382 and the related Treasury Regulations (collectively, “Section 382”). Our Charter was amended in 2009 to reclassify our Common Stock and impose restrictions on transfers under certain circumstances in order to preserve our net operating losses (“NOLs”) and certain other tax benefits.

Blucora, Inc. | 2021 Proxy Statement 118

In particular, our Charter generally restricts any person or entity from attempting to transfer (which includes any direct or indirect acquisition, sale, transfer, assignment, conveyance, pledge or other disposition in any manner whatsoever) any shares of our Common Stock or other securities (including any option, warrant, convertible security, pledge or other security interest or similar right to acquire shares of our Common Stock) to the extent that after giving effect to such purported transfer, the transfer would (i) create or result in a person or group of persons becoming a five-percent stockholder of our Common Stock and other securities for purposes of Section 382 (a “Five Percent Stockholder”) or (ii) increase the stock ownership percentage of any existing Five Percent Stockholder. Any person or entity attempting to acquire shares in such a transaction is referred to as a “Restricted Holder.” Our Charter does not prevent transfers that are sales by a Five Percent Stockholder, although it does restrict any purchasers that seek to acquire shares from a Five Percent Stockholder to the extent that the purchaser is or would become a Five Percent Stockholder.

Any transfer that violates our Charter is null and void ab initio and is not effective to transfer any record, legal, beneficial or other ownership of the number of shares that results in the violation (which are referred to as “Excess Securities”). The purported transferee is not entitled to any rights as a Company stockholder with respect to the Excess Securities. Instead, the purported transferee is required, upon demand by the Company, to transfer the Excess Securities to an agent designated by the Company for the limited purpose of consummating an orderly arm’s-length sale of such shares. The net proceeds of the sale will be distributed first to reimburse the agent for any costs associated with the sale, second to the purported transferee to the extent of the price it paid and finally any additional amount will go to the purported transferor, or, if the purported transferor cannot be readily identified, to an entity designated by our Board that is described in Section 501(c) of the Internal Revenue Code. Our Charter also provides the Company with various remedies to prevent or respond to a purported transfer that violates its provisions. In particular, any person who knowingly violates such provisions, together with any persons in the same control group with such person, are jointly and severally liable to the Company for such amounts as will put the Company in the same financial position as it would have been in had such violation not occurred.

Our Board may authorize an acquisition by a Restricted Holder of stock that would otherwise violate our Charter if our Board determines, in its sole discretion, that after taking into account the preservation of our NOLs and income tax credits, such acquisition would be in the best interests of the Company and its stockholders. Any Restricted Holder that desires to acquire shares of our stock must make a written request to our Board prior to any such acquisition. The Company intends to enforce the restrictions to preserve future use of our NOLs and certain other tax benefits for so long as our Board determines in good faith that it is in the best interests of the Company to prevent the possibility of an ownership change under Section 382.

Blucora, Inc. | 2021 Proxy Statement 119

EQUITY COMPENSATION PLAN INFORMATION

Our stockholders have approved the 2018 Plan and the Blucora, Inc. 2016 Employee Stock Purchase Plan (the “ESPP”). Our Board adopted the Blucora, Inc. 2016 Inducement Plan (the “Inducement Plan”) on January 29, 2016, which did not require stockholder approval under Nasdaq rules. The terms and conditions of the Inducement Plan are substantially similar to those of the 2018 Plan, except that under the Inducement Plan, 2,400,000 shares are authorized for issuance, eligibility is limited to newly hired employees, incentive stock options may not be granted and the Inducement Plan is not subject to stockholder approval. The 2018 Plan replaced the 2015 Plan. Since approval of the 2018 Plan, we have granted all equity awards under the 2018 Plan, except for inducement awards made under the Inducement Plan.

Each plan is described under “Note 12: Stock-Based Compensation” in the Notes to Consolidated Financial Statements included in Part II, Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2020.

The table below sets forth information regarding outstanding awards and shares available for future issuance under the Company’s equity compensation plans as of December 31, 2020.

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights (1)	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by stockholders	2,649,673 (2)	$18.21	5,388,699 (3)
Equity compensation plans not approved by stockholders	216,019 (4)	$11.31	1,160,264 (5)
Employee stock purchase plans approved by stockholders	—		759,667 (6)
Total	2,865,692	—	7,308,630
(1)	Consists of the weighted-average exercise price of outstanding options, as outstanding RSUs do not have an exercise price.

(2)	Consists of 1,186,442 shares of our Common Stock issuable upon exercise of outstanding options and 1,463,231 shares of our Common Stock issuable upon vesting of RSUs under the 2018 Plan.

(3)	Consists of shares available for future grant under the 2018 Plan.

(4)	Consists of 177,885 shares of our Common Stock issuable upon exercise of outstanding options and 38,134 shares of our Common Stock issuable upon vesting of RSUs under the Inducement Plan.

(5)	Consists of shares available for future grant under the Inducement Plan.

(6)	Reflects 759,667 shares available for future grant under the ESPP. For the most recent offering period that ended on November 13, 2020, 114,920 shares were issued under the ESPP.

Blucora, Inc. | 2021 Proxy Statement 120

STOCK PERFORMANCE

Set forth below is a line graph comparing the cumulative total stockholder return of our Common Stock to the cumulative total return of (i) the Nasdaq Index, (ii) the Nasdaq Other Finance Index and (iii) the Nasdaq Internet Index for the five-year period ended on December 31, 2020.

Blucora, Inc. | 2021 Proxy Statement 121

OTHER MATTERS

Costs of Solicitation

We are required by law to convene an annual meeting of our stockholders at which directors are elected. Because our shares are widely held and because of the COVID-19 pandemic, it would be impractical for our stockholders to meet physically in sufficient numbers to hold a meeting. Accordingly, the Company is soliciting proxies from our stockholders. The Company will bear the expenses of calling and holding the Annual Meeting and the solicitation of proxies therefor. These expenses will include, among other things, the costs of preparing, assembling, printing and mailing the proxy materials to stockholders of record and beneficial owners and reimbursement paid to brokerage firms, banks and other fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy materials to stockholders and obtaining beneficial owners’ voting instructions. In addition to soliciting proxies by mail, directors and officers may solicit proxies on behalf of our Board, without additional compensation, personally, by telephone, via the Internet or via email. We may also solicit proxies by email from stockholders who are our employees or who previously requested to receive proxy materials electronically.

As a result of the proxy solicitation by Ancora, we may incur additional costs in connection with our solicitation of proxies. We have retained D.F. King to solicit proxies in connection with the Annual Meeting. Under our agreement with D.F. King, D.F. King will receive up to $425,000 plus reimbursement for reasonable out-of-pocket expenses. D.F. King expects that approximately 50 of its employees will assist in the solicitation. D.F. King will solicit proxies in person, by mail, telephone, email or facsimile. The Company’s aggregate expenses, including those of D.F. King, related to this solicitation and in excess of expenses normally spent for an annual meeting in which there is not a proxy contest and salaries and wages of officers, are currently estimated to be approximately $1,300,000, of which approximately $625,000 has been incurred as of the date of this Proxy Statement.

Stockholder Proposals for our 2022 Proxy Statement

Any stockholder proposal pursuant to Rule 14a-8 under the Exchange Act intended to be included in the Company’s proxy materials for our 2022 Annual Meeting (pursuant to Rule 14a-8 of the Exchange Act) must be received by the Company at 3200 Olympus Boulevard, Suite 100, Dallas, Texas 75019, Attention: Corporate Secretary, by no later than November 11, 2021, being 120 days prior to the first anniversary of the date that this Proxy Statement was released to stockholders in connection with the Annual Meeting, and must otherwise be in compliance with applicable SEC rules. However, if the date of the 2022 Annual Meeting has been changed by more than 30 days from the date of the Annual Meeting, then a stockholder proposal submitted for inclusion in the Company’s proxy statement must be received by us a reasonable time before we begin to print and mail our proxy materials for the 2022 Annual Meeting. The submission of a stockholder proposal pursuant to Rule 14a-8 does not guarantee that it will be included in the Company’s proxy statement and form of proxy.

Director Nomination by Stockholders and Stockholder Proposals of Other Business

Any stockholder nomination of a candidate for election to our Board and any stockholder proposal of other business intended to be presented for consideration at our 2022 Annual Meeting (but that will not be included in the Company’s proxy materials for such meeting pursuant to Rule 14a-8 of the Exchange Act), must be received by us in a timely manner and otherwise in accordance with our Bylaws not earlier than the close of business on December 22, 2021 and not later than the close of business on January 21, 2022, being, respectively, 120 days and 90 days prior to the first anniversary of the date of the Annual Meeting. In the event that the 2022 Annual Meeting is more than 30 days before or more than 30 days after the first anniversary of the date of the Annual Meeting, in order to be timely, notice by a stockholder must be so received by us not later than the close of business on the later of (i) the 90th day before our 2022 Annual Meeting or (ii) the 10th day following the day on which public disclosure of the date of our 2022 Annual Meeting is made by the Company.

Blucora, Inc. | 2021 Proxy Statement 122

The Company reserves the right to disregard any stockholder nomination of a candidate for election to our Board or stockholder proposal of other business that does not comply with the requirements of our Bylaws or any applicable laws or regulations. A copy of the full text of our Bylaws is available on our Company website at www.blucora.com or may be obtained by writing to the Corporate Secretary of Blucora.

Annual Report to Stockholders

The Company’s Annual Report to Stockholders, including the Annual Report on Form 10-K for the year ended December 31, 2020, is being furnished together with this Proxy Statement. Our Annual Report to Stockholders, this Proxy Statement and other proxy materials are available on the Investor Relations portion of our website at www.blucora.com/investors. Upon written request by any stockholder to our Corporate Secretary, at 3200 Olympus Boulevard, Suite 100, Dallas, Texas 75019, a copy of the Annual Report to Stockholders will be furnished without charge, and a copy of any or all exhibits to the Annual Report on Form 10-K will be furnished for a fee that will not exceed the reasonable expenses in furnishing those exhibits. The Company’s SEC filings also are available to the public at the SEC’s website at www.sec.gov. The information on the Company’s website and the SEC’s website are not part of this Proxy Statement.

Cautionary Note Regarding Forward-Looking Statements

This Proxy Statement contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact. Forward-looking statements can be identified by words such as “anticipates,” “believes,” “plans,” “expects,” “future,” “intends,” “may,” “will,” “would,” “could,” “should,” “estimates,” “predicts,” “potential,” “continues,” “target,” “outlook” and similar terms and expressions. Actual results may differ significantly from management’s expectations due to various risks and uncertainties including, but not limited to, those factors described in the Risk Factors section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2020. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this Proxy Statement. Except as required by law, the Company undertakes no obligation to update any forward-looking statement to reflect events, new information or circumstances occurring after the date of this Proxy Statement.

References to Blucora Common Stock and Our Subsidiaries

Unless otherwise indicated, references to “Common Stock” refer to our common stock, par value $0.0001.

Unless otherwise indicated, references to:

●	“1st Global” refer to 1st Global, Inc. and its subsidiaries;

●	“HD Vest” refer to H.D. Vest, Inc. and its subsidiaries;

●	“HKFS” refer to Honkamp Krueger Financial Services, Inc.;

●	“SimpleTax” refer to SimpleTax Software Inc.;

●	“Tax Preparation” or the “Tax Preparation business” consists of the operations of TaxAct;

●	“TaxAct” refer to TaxAct, Inc.; and

●	“Wealth Management” or “Wealth Management business” consists of the operations of Avantax Wealth Management and Avantax Planning Partners.

Incorporation by Reference

To the extent that this Proxy Statement is incorporated by reference into any other filing by us under the Securities Act or the Exchange Act, the sections of this Proxy Statement entitled “Compensation Committee Report,” “Audit Committee Report” and “Stock Performance” will not be deemed incorporated unless specifically provided otherwise in such filing, to the extent permitted by the rules of the SEC. Such sections shall also not be deemed to be “soliciting material” or to be “filed” with the SEC. Information contained on or connected to our website is not incorporated by reference into this Proxy Statement and should not be considered part of this Proxy Statement or any other filing that we make with the SEC.

Blucora, Inc. | 2021 Proxy Statement 123

WHERE YOU CAN FIND MORE INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC.

The Company’s public filings are available to the public from document retrieval services and the website maintained by the SEC at www.sec.gov. These filings are also available on the Company’s corporate website at www.blucora.com under “Investors – Financial Information – SEC Filings.”

* * * *

YOUR VOTE IS VERY IMPORTANT. It is important that your voice be heard and your shares be represented at the Annual Meeting whether or not you are able to attend. We urge you to vote TODAY by completing, signing and dating the enclosed BLUE proxy card and promptly mailing it in the postage pre-paid envelope provided or following the instructions on the enclosed BLUE proxy card to vote via the Internet or by telephone. Please submit a proxy as soon as possible, so that your shares can be voted at the Annual Meeting in accordance with your instructions.

By Order of the Board of Directors,

Ann J. Bruder Chief Legal, Development and Administrative Officer and Secretary

Dallas, Texas

March 11, 2021

Blucora, Inc. | 2021 Proxy Statement 124

Appendix A

NON-GAAP RECONCILIATIONS

Below is a reconciliation of the non-GAAP financial measures set forth in this Proxy Statement under “Proxy Statement Summary” on page 1 and the “Executive Summary” of the CD&A on page 72.

Adjusted EBITDA

We define Adjusted EBITDA as net income (loss) attributable to Blucora, determined in accordance with GAAP, excluding the effects of stock-based compensation, depreciation and amortization of acquired intangible assets, other loss, net, acquisition and integration costs, impairment of goodwill, executive transition costs, headquarters relocation costs and income tax expense. Acquisition and integration costs primarily relate to the acquisition of HKFS. Impairment of goodwill relates to the impairment of our Wealth Management reporting unit goodwill that was recognized in the first quarter of 2020. Executive transition costs relate to the departure of certain Company executives primarily in the first quarter of 2020. Headquarters relocation costs relate to the process of moving from our original Dallas office and Irving office to our new headquarters.

We believe that Adjusted EBITDA provides meaningful supplemental information regarding our performance. We use this non-GAAP financial measure for internal management and compensation purposes, when publicly providing guidance on possible future results and as a means to evaluate period-to-period comparisons. We believe that Adjusted EBITDA is a common measure used by investors and analysts to evaluate our performance, that it provides a more complete understanding of the results of operations and trends affecting our business when viewed together with GAAP results and that management and investors benefit from referring to this non-GAAP financial measure. Items excluded from Adjusted EBITDA are significant and necessary components to the operations of our business, and, therefore, Adjusted EBITDA should be considered as a supplement to, and not as a substitute for or superior to, GAAP net income (loss). Other companies may calculate Adjusted EBITDA differently, and, therefore, our Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

Tax Preparation Services Revenue, Excluding SimpleTax

We define tax preparation services revenue, excluding SimpleTax, as tax preparation services revenue (as presented on the consolidated statements of comprehensive income) less SimpleTax revenue. We believe tax preparation services revenue, excluding SimpleTax, is an important measure of current and historical sources of revenue for the Tax Preparation segment because Blucora acquired SimpleTax in July 2015 and disposed of SimpleTax in the third quarter of 2019.

Reconciliation of Non-GAAP Financial Measures

(in thousands, rounding differences may exist)	Year Ended December 31,
2020
Adjusted EBITDA
Net income (loss) attributable to Blucora, Inc.	$(342,755)
Stock-based compensation	10,066
Depreciation and amortization of acquired intangible assets	39,907
Other loss, net	31,304
Acquisition and integration—Excluding change in fair value of acquisition-related contingent consideration	22,785
Acquisition and integration—Change in fair value of acquisition-related contingent consideration	8,300
Impairment of goodwill	270,625
Executive transition costs	10,701
Headquarters relocation costs	1,863
Income tax expense	42,331
Adjusted EBITDA	$95,127

	Years Ended December 31,
	2020	2019	2018	2017	2016	2015
Tax preparation services revenue	$208,763	$209,966	$187,282	$160,937	$139,365	$117,708
Less: SimpleTax revenue	—	(2,555)	(1,800)	(1,224)	(1,226)	(21)
Tax Preparation Services revenue, excluding SimpleTax	$208,763	$207,411	$185,482	$159,713	$138,139	$117,687

 A-1

Appendix B

ADDITIONAL INFORMATION REGARDING PARTICIPANTS IN THE SOLICITATION

Under applicable SEC rules and regulations, members of our Board, our Board’s nominees and certain officers of the Company are “participants” with respect to the Company’s solicitation of proxies in connection with the Annual Meeting. The following sets forth certain information about such persons (the “Participants”).

Directors and Nominees

For more information on the names, ages and principal occupations of the Company’s directors and director nominees who are Participants, please see “Proposal One—Election of Directors” on page 49 of this Proxy Statement.

Other than as set forth in this Appendix B or elsewhere in this Proxy Statement, the business address for the Company’s directors and director nominees is c/o Blucora, Inc., 3200 Olympus Boulevard, Suite 100, Dallas, Texas 75019.

Officers

The executive officers of the Company who are Participants are Christopher W. Walters, Marc Mehlman and Ann J. Bruder. The business address for each of these Participants is c/o Blucora, Inc., 3200 Olympus Boulevard, Suite 100, Dallas, Texas 75019. For information on the principal occupations of these Participants, please see “Information Regarding Executive Officers” on page 69 of this Proxy Statement.

Information Regarding Ownership of the Company’s Securities by Participants

For information on the number of the Company’s securities beneficially owned by each Participant who is one of the Company’s directors, director nominees or NEOs, please see “Beneficial Ownership—Security Ownership of Certain Beneficial Owners and Management” on page 124 of this Proxy Statement.

Information Regarding Transactions in the Company’s Securities by Participants

The following table sets forth information regarding purchases and sales of the Company’s securities by each Participant during the period from March 1, 2019 through March 1, 2021. No part of the purchase price or market value of these securities is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities.

Name	Transaction Date	Number of Shares of Common Stock	Acquisition (A) or Disposition (D)	Transaction Description
Steven Aldrich	5/21/2020	11,061	A	3
	5/23/2019	3,972	A	3
Ann J. Bruder	2/20/2021	1,909	D	7
	1/9/2021	1,721	D	7
	1/4/2021	32,799	A	3
	1/2/2021	1,376	D	7
	12/19/2020	1,057	D	7
	6/19/2020	1,057	D	7
	5/21/2020	8,259	A	3
	5/21/2020	1,624	D	3
	5/21/2020	13,619	A	7
	2/20/2020	2,322	D	7
	1/9/2020	11,568	A	3
	1/2/2020	1,376	D	7
	12/19/2019	1,057	D	7
	6/19/2019	1,058	D	7
	5/2/2019	3,000	A	9
	5/2/2019	5,600	D	8

B-1

Name	Transaction Date	Number of Shares of Common Stock	Acquisition (A) or Disposition (D)	Transaction Description
Mark A. Ernst	9/9/2020	6,000	A	1
	9/8/2020	1,000	A	1
	8/10/2020	7,000	A	1
	5/21/2020	11,061	A	3
	3/1/2020	10,250	A	5
E. Carol Hayles	5/21/2020	11,061	A	3
	5/23/2019	3,972	A	3
John MacIlwaine	5/21/2020	11,061	A	3
	5/23/2019	3,972	A	3
Marc Mehlman	1/4/2021	18,866	A	3
	8/12/2020	2,025	A	1
	4/27/2020	25,000	A	5
Georganne C. Proctor	5/21/2020	15,486	A	3
	6/28/2019	1,488	A	3
	6/5/2019	2,768	D	2
	5/23/2019	3,972	A	3
Karthik Rao	8/28/2020	20,157	A	5
Jana R. Schreuder	5/21/2020	11,061	A	3
	3/1/2020	10,250	A	5
Christopher W. Walters	1/30/2021	7,184	D	7
	1/4/2021	133,333	A	3
	8/12/2020	8,000	A	1
	8/11/2020	8,000	A	1
	5/21/2020	37,313	A	3
	1/30/2020	85,616	A	3
	5/23/2019	3,972	A	3
Mary S. Zappone	5/21/2020	11,061	A	3
	6/4/2019	6,432	D	2
	5/23/2019	3,972	A	3

Transaction Descriptions:

1.	Open Market or Private Purchase

2.	Open Market or Private Sale

3.	Grant of RSUs

4.	Annual Grant of RSUs

5.	Grant of RSUs to New Director or Executive Officer

6.	Grant of Options

7.	Shares Withheld for Payment of Tax Liability Incident to Vesting of RSUs

8.	Sale Effected Pursuant to Rule 10b5-1 Trading Plan

9.	Exercise of Stock Options

10.	Other Disposition

B-2

Miscellaneous Information Concerning Participants

Each of the Company’s directors and officers is entitled to indemnification under our Bylaws. In addition, the Company has entered into indemnification agreements with each of its current directors and executive officers.

Other than as set forth in this Appendix B or elsewhere in this Proxy Statement and based on the information provided by each Participant:

1.	no Participant or associate of any Participant beneficially owns, directly or indirectly, or owns of record but not beneficially, any shares of common stock or other securities of the Company or any parent or subsidiary of the Company;

2.	no Participant has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the Annual Meeting other than an interest, if any, as a stockholder of the Company or, with respect to a director nominee, as a nominee for director; and

3.	no Participant has purchased or sold any securities of the Company within the past two years.

In addition, neither the Company nor any of the Participants is now or has been within the past year a party to any contract, arrangement or understanding with any person with respect to any of the Company’s securities, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits or the giving or withholding of proxies.

Other than as set forth in this Appendix B or elsewhere in this Proxy Statement and based on the information provided by each Participant, neither the Company nor any of the Participants or any of their associates have (i) any arrangements or understandings with any person with respect to any future employment by the Company or any of its affiliates or with respect to any future transactions to which the Company or any of its affiliates will or may be a party, or (ii) a direct or indirect material interest in any transaction or series of similar transactions since January 1, 2020 or any currently proposed transactions, or series of similar transactions, in which the Company or any of its subsidiaries was or is to be a party in which the amount involved exceeds $120,000.

There are no material proceedings to which the Participants or any of their associates is a party or has a material interest adverse to the Company. Neither the Company nor any of the Participants has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) during the past ten years.

Other than the persons described in this Proxy Statement, no regular employees of the Company have been or are to be employed to solicit stockholders in connection with this proxy solicitation. However, in the course of their regular duties, certain administrative personnel may be asked to perform clerical or ministerial tasks in furtherance of this solicitation.

B-3

Blucora, Inc.
c/o Corporate Election Services
P. O. Box 3230
Pittsburgh, PA 15230-3230

BLUCORA, INC.

ANNUAL MEETING OF STOCKHOLDERS

APRIL 21, 2021

YOUR VOTE IS IMPORTANT

Please take a moment now to vote your shares of Blucora, Inc. common stock for the 2021 annual meeting of stockholders.

YOU CAN VOTE TODAY IN ONE OF THREE WAYS:

VOTE VIA INTERNET	VOTE BY TELEPHONE	VOTE BY MAIL
Have your **BLUE** proxy card available when you access the website **www.cesvote.com** and follow the simple instructions to record your vote	Have your **BLUE** proxy card available when you call **Toll-Free 1-888-693-8683** using a touch-tone phone and follow the simple instructions to record your vote	Please mark, sign and date your **BLUE** proxy card and return it in the **postage-paid envelope** provided or return it to: Corporate Election Services, P.O. Box 3230, Pittsburgh, PA 15230

Internet and telephone access is available 24 hours a day, 7 days a week.

You will be required to provide the unique control number printed below if you vote via the Internet or by telephone.

Your Internet or telephone vote must be received by 11:59 p.m. Eastern Daylight Time on April 20, 2021.

Your mail vote must be received in sufficient time before the annual meeting.

CONTROL NUMBER: ➔

➔ **If voting by mail, please fold and detach card at perforation before mailing.** ➔

BLUCORA, INC. **THIS PROXY IS ONLY VALID WHEN SIGNED AND DATED** **BLUE PROXY**

Please mark you vote as indicated in this example: X

Our Board of Directors unanimously recommends you vote "FOR" all of the nominees in Proposal 1.

1. Election of 10 Directors

Nominees:

(01) Georganne C. Proctor
(02) Steven Aldrich
(03) Mark Ernst
(04) E. Carol Hayles
(05) John MacIlwaine
(06) Tina Perry
(07) Karthik Rao
(08) Jana R. Schreuder
(09) Christopher W. Walters
(10) Mary S. Zappone

FOR ALL	WITHHOLD ALL	FOR ALL EXCEPT
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominees in the space below.

____

Our Board of Directors unanimously recommends you vote "FOR" Proposals 2 and 3.

☐ **FOR** ☐ **AGAINST** ☐ **ABSTAIN**

☐ **FOR** ☐ **AGAINST** ☐ **ABSTAIN**

______________________ ____________
Stockholder Signature (Title) Date

______________________ ____________
Stockholder Signature, if jointly held (Title) Date

INSTRUCTIONS: Please sign exactly as your name(s) appears(s) on this proxy card. When signing as an attorney, executor, administrator, trustee, guardian or other fiduciary please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

PLEASE MARK, SIGN, DATE AND RETURN YOUR PROXY CARD PROMPTLY IN THE POSTAGE-PAID ENVELOPE ENCLOSED.

YOUR VOTE IS IMPORTANT!

SEE REVERSE SIDE FOR THREE EASY WAYS TO VOTE VIA THE INTERNET, BY TELEPHONE OR BY MAIL

YOU MAY VOTE VIA THE INTERNET OR BY TELEPHONE. YOUR INTERNET OR TELEPHONE VOTE MUST BE RECEIVED BY 11:59 P.M. EASTERN DAYLIGHT TIME ON APRIL 20, 2021. IF YOU DO NOT VOTE VIA THE INTERNET OR TELEPHONE, THEN PLEASE MARK, SIGN, DATE AND RETURN THIS BLUE PROXY CARD PROMPTLY. YOUR MAIL VOTE MUST BE RECEIVED IN SUFFICIENT TIME BEFORE THE ANNUAL MEETING.

*If you have any questions, would like to request additional copies of proxy materials or need assistance voting your **BLUE** proxy card, please contact Blucora, Inc.'s proxy solicitor:*

D.F. King & Co., Inc.

↓ If voting by mail, please fold and detach card at perforation before mailing. ↓

BLUE PROXY

BLUCORA, INC.
ANNUAL MEETING OF STOCKHOLDERS – APRIL 21, 2021

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF BLUCORA, INC.

The undersigned hereby appoints Marc Mehlman and Ann J. Bruder, and each of them, as proxies, each with full power of substitution and with all powers that the undersigned would possess if personally present, and hereby authorizes them to represent and to vote all the shares of common stock of Blucora, Inc. that the undersigned is entitled to vote at the annual meeting of stockholders of Blucora, Inc. to be held virtually, via live webcast, on April 21, 2021 at 3:00 p.m. Central Daylight Time and at any adjournments, postponements or continuations thereof (the "Annual Meeting"). Such shares shall be voted as indicated with respect to the proposals listed on the reverse side hereof, and in the discretion of the proxies, to the extent permitted by Rule 14(a)-4(c) under the Securities Exchange Act of 1934, as amended, on such other business that may properly come before the Annual Meeting in accordance with and as described in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

The undersigned hereby revokes all proxies previously given with respect to the shares covered hereby with respect to the Annual Meeting.

This proxy, when properly executed, will be voted in the manner directed herein. If this card is properly executed and returned but no such direction is made as to any item, this proxy will be voted in accordance with the Board of Directors' recommendations: "FOR ALL" nominees on Proposal 1 and "FOR" Proposals 2 and 3. Only stockholders who owned shares of common stock of Blucora, Inc. as of the close of business on February 24, 2021 may vote at the Annual Meeting.

YOUR VOTE IS VERY IMPORTANT – PLEASE VOTE TODAY. If you will not be voting by Internet or by telephone, then please mark, sign, date and return the accompanying BLUE proxy in the enclosed envelope, which is postage-prepaid if mailed in the United States.

PLEASE SIGN AND DATE ON THE REVERSE SIDE